UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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BB&T Corporation

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BB&T CORPORATION

March 8, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation scheduled for 11:00 A.M. Eastern Daylight Time on Tuesday, April 27, 2010, at Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card or vote by using the telephone or the Internet as soon as possible.

Enclosed with the proxy materials is a copy of our Annual Report on Form 10-K, which includes, among other required disclosures, the Corporation’s financial statements for the year ended December 31, 2009. Also included in the package is the 2009 Annual Review that contains additional information about the Corporation, including financial highlights, our letter to shareholders and other selected financial data.

We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial history and strategic direction of BB&T Corporation.

Sincerely,

Kelly S. King Chairman and Chief Executive Officer

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2010

TO THE SHAREHOLDERS OF

BB&T CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of BB&T Corporation (the “Corporation” or “BB&T”) will be held on Tuesday, April 27, 2010, at 11:00 A.M. Eastern Daylight Time, at Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101, for the following purposes:

(1)	To elect eighteen directors to serve for one-year terms expiring at the 2011 Annual Meeting of Shareholders.

(2)	To approve an amendment to the Corporation’s articles of incorporation to increase the authorized number of shares of the Corporation’s common stock, par value $5.00 per share (“Common Stock”).

(3)	To ratify the reappointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2010.

(4)	To vote on a shareholder proposal requesting reports with respect to BB&T’s political contributions and related policies and procedures.

(5)	To vote on a shareholder proposal regarding an amendment to the Corporation’s bylaws to require an independent chair of the Board of Directors.

(6)	To vote on a shareholder proposal requesting a report on BB&T’s overdraft policies and practices.

(7)	To transact such other business as may properly come before the meeting.

Pursuant to the provisions of the North Carolina Business Corporation Act, February 24, 2010 has been fixed as the record date for the determination of holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. It is important that your shares of BB&T Common Stock be represented at this meeting to help ensure the presence of a quorum.

A copy of our Annual Report on Form 10-K, containing the financial statements of the Corporation for the year ended December 31, 2009, accompanies these proxy materials.

By Order of the Board of Directors

Kelly S. King Chairman and Chief Executive Officer

March 8, 2010

Even if you plan to attend the Annual Meeting in person, please vote your shares of BB&T Common Stock by dating and signing the enclosed proxy and promptly mailing your proxy in the postage-paid, self-addressed envelope enclosed for this purpose. Alternatively, you may vote your shares of BB&T Common Stock by proxy by using the Internet or telephone as described in the proxy statement and on the form of proxy. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy, for use at the Annual Meeting of Shareholders to be held on Tuesday, April 27, 2010, at Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101, at 11:00 A.M. Eastern Daylight Time, and any adjournment thereof (the “Annual Meeting”), is solicited on behalf of the Board of Directors of BB&T Corporation (the “Corporation” or “BB&T”). The approximate date that these proxy materials are first being sent to shareholders is March 8, 2010.   All expenses incurred in this solicitation will be paid by the Corporation. In addition to the Corporation soliciting proxies by mail, over the Internet and by telephone, the Corporation’s directors, officers and employees may solicit proxies on behalf of the Corporation without additional compensation. The Corporation has engaged Laurel Hill Advisory Group, LLC to act as its proxy solicitor and has agreed to pay it approximately $13,000 plus reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries are requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. Upon request, the Corporation will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to shareholders, the Corporation is relying upon Securities and Exchange Commission (“SEC”) rules that permit it to deliver only one proxy statement and annual report to multiple shareholders who share an address, unless the Corporation receives contrary instructions from any shareholder at that address. All shareholders sharing an address will continue to receive separate proxy cards based on their registered ownership of BB&T Common Stock. Any shareholder sharing such an address who does not receive an individual proxy statement and annual report may write or call BB&T Shareholder Services as specified below and the Corporation will promptly send the materials to the shareholder at no cost. For future meetings, a shareholder may request separate copies of the Corporation’s proxy statement and annual report or request that the Corporation only send one set of these materials if the shareholder is receiving multiple copies, by contacting BB&T Shareholder Services, P.O. Box 1290, Winston-Salem, North Carolina 27102, or by telephoning BB&T Shareholder Services toll-free at 1-800-213-4314.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held April 27, 2010:

A copy of this Proxy Statement is available on the Corporation’s website at http://www.bbt.com/bbt/about/financialprofile/proxystatement.html. Also available at the Corporation’s website is the 2009 Annual Review, which highlights summary financial information about BB&T, and various reports that BB&T files with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2009.

Admission Policy

The Annual Meeting of Shareholders will begin promptly at 11:00 A.M. Eastern Daylight Time. All attendees must present a valid photo identification or other satisfactory proof of identification to be admitted to the Annual Meeting. Cameras (including cellular phones or PDAs with photographic capabilities), recording devices and other electronic devices, and the use of cellular phones or PDAs, will not be permitted at the Annual Meeting. Representatives will be at the entrance to the Annual Meeting and these representatives will have the authority, on the Corporation’s behalf, to determine whether the admission policy and procedures have been followed and whether you will be granted admission to the Annual Meeting.

Attendance at the Annual Meeting is limited to:

(1)	Shareholders who own shares directly with the Corporation (“record holders”).

(2)	Shareholders whose shares are held for them by banks, brokerages or other intermediaries (“beneficial holders”). Beneficial holders must present evidence of their ownership, such as a recent proxy or letter from the bank, broker or other nominee confirming ownership, or the relevant portion of a bank or brokerage firm account statement.

(3)	Authorized representatives of entities who are beneficial holders. In addition to any evidence required under (2), above, authorized representatives must present: (a) a letter from the record holder certifying to the beneficial ownership of the entity they represent and (b) a letter from the entity certifying to their status as an authorized representative.

Voting Methods

The accompanying proxy is for use at the Annual Meeting if a shareholder either is unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free telephone number. Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 P.M., Eastern Daylight Time, on April 26, 2010. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow a shareholder to vote his or her shares and confirm that his or her instructions have been properly recorded. If a shareholder’s proxy does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided. The proxy may be revoked by a shareholder at any time before it is exercised by filing with the Corporate Secretary of BB&T an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy.

Record Date; Shares Outstanding

Pursuant to the provisions of the North Carolina Business Corporation Act, February 24, 2010 has been fixed as the record date for the determination of holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of BB&T Common Stock issued and outstanding on February 24, 2010 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company (“Branch Bank”) and certain other BB&T affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 24, 2010, there were 691,504,957 shares of BB&T Common Stock outstanding and entitled to vote.

Quorum; Votes Required

Quorum. In order to conduct the Annual Meeting, a majority of shares of BB&T Common Stock outstanding at the record date must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and broker “non-votes” (which are explained below) will be counted as present and entitled to vote for purposes of determining a quorum.

Broker Non-Votes. A broker “non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received specific voting instructions from you. Broker non-votes are not counted as votes against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal. Under the rules of the New York Stock Exchange (the “NYSE”), if your broker holds shares in your name and delivers this Proxy Statement to you, the broker generally has the authority to vote the shares on certain “routine” matters. Proposals 2 and 3 are each matters that the Corporation believes will be considered “routine”; even if the broker does not receive voting instructions from you, the broker is entitled to vote your shares in connection with such proposals. Proposals 1, 4, 5 and 6 are matters the Corporation believes will be considered “non-routine”; the broker is not entitled to vote your shares on such proposals without your instructions.

Abstentions. If you abstain from voting on a particular matter, your vote will be counted as present for determining whether a quorum exists but will not be treated as cast either for or against that matter.

Required Vote.

Proposal 1: Election of Directors. In Proposal 1, eighteen director nominees have been recommended for election to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. Directors are elected by a plurality of the votes cast at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Shares not voted, whether by marking “ABSTAIN” on the proxy card or otherwise, will have no impact on the election of directors. A properly executed proxy will be voted “FOR” each of the eighteen nominees for director unless you mark the proxy card “WITHHOLD ALL” or “FOR ALL EXCEPT.” Marking the proxy card “WITHHOLD ALL” will withhold your vote as to all nominees for director. Marking the proxy card “FOR ALL EXCEPT” will direct that your shares be voted for all nominees except that your shares will be withheld as to the nominees that you specify. In determining the slate of directors for election at the Annual Meeting of Shareholders in 2011, the Board will take into serious consideration a significant number of “WITHHOLD” votes for a member or members of the Board in the director election at the upcoming Annual Meeting. As discussed above, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is not entitled to vote your shares on Proposal 1 without your specific instructions.

Proposal 2: Increase in the Number of Shares of Authorized Common Stock. A majority of votes cast at the Annual Meeting are required to approve Proposal 2, a proposal to approve an amendment to the Corporation’s articles of incorporation to increase the authorized number of shares of the Corporation’s common stock. If a shareholder provides specific voting instructions on a properly executed proxy, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “FOR” Proposal 2. As discussed above, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker may vote your shares on Proposal 2 even if you do not provide specific voting instructions.

Proposal 3: Ratification of Auditors. A majority of votes cast at the Annual Meeting are required to approve Proposal 3, a proposal to ratify the reappointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2010. If a shareholder provides specific voting instructions on a properly executed proxy, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “FOR” Proposal 3. As discussed above, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker may vote your shares on Proposal 3 even if you do not provide specific voting instructions.

Proposals 4-6: Shareholder Proposals. A majority of votes cast at the Annual Meeting is required to approve Proposals 4, 5 and 6. Proposal 4 is a shareholder proposal requesting reports with respect to BB&T’s political contributions and related policies and procedures. Proposal 5 is a shareholder proposal regarding an amendment to the Corporation’s bylaws to require an independent chair of the Board of Directors. Proposal 6 is a shareholder proposal requesting a report on BB&T’s overdraft policies and practices. If a shareholder provides specific voting instructions on a properly executed proxy, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “AGAINST” Proposals 4, 5 and 6. As discussed above, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is not entitled to vote your shares on Proposals 4, 5 and 6 without your specific instructions.

SECURITY OWNERSHIP

The table below sets forth the beneficial ownership of BB&T Common Stock by all directors, the Named Executive Officers as set forth below under “Compensation of Executive Officers—2009 Summary Compensation Table” (collectively, the “NEOs”) and all directors and executive officers of the Corporation as a group as of February 24, 2010. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. No shareholder is known to the Corporation to be the beneficial owner of more than five percent of the outstanding shares of BB&T Common Stock as of February 24, 2010.

Name of Beneficial Owner/Number of Persons in Group	Amount and Nature of Beneficial Ownership
	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Subject to Right to Acquire(2)	Percentage of Common Stock
John A. Allison IV	674,812	(3)	1,694,757	*
Jennifer S. Banner	8,547		14,907	*
K. David Boyer, Jr.	7		—	*
Anna R. Cablik	4,152		13,187	*
Ronald E. Deal	37,951	(4)	43,089	*
Barry J. Fitzpatrick	334,994		1,544	*
J. Littleton Glover, Jr.	165,278	(5)	—	*
L. Vincent Hackley, PhD	3,528	(6)	43,167	*
Jane P. Helm	12,071		23,102	*
John P. Howe III, M.D.	4,255	(7)	14,907	*
Kelly S. King	233,438	(8)	741,910	*
James H. Maynard	498,835	(9)	43,440	*
Albert O. McCauley	82,754	(10)	45,191	*
J. Holmes Morrison	30,109	(11)	96,952	*
Nido R. Qubein	142,175	(12)	43,380	*
Thomas E. Skains	2,500	(13)	—	*
Thomas N. Thompson	542,064	(14)	4,037	*
Stephen T. Williams	385,723	(15)	4,037	*
Daryl N. Bible	—		73,612	*
Robert E. Greene	53,403		360,903	*
Christopher L. Henson	56,530	(16)	177,840	*
C. Leon Wilson III	88,621	(17)	290,585	*
Directors and executive officers as a group (27 persons)	3,477,952	(18)	4,464,827	1.15%

*	Less than 1%.
(1)	As reported to BB&T by the directors, executive officers, and includes shares held by spouses, minor children, affiliated companies, partnerships and trusts as to which each such person has beneficial ownership. With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan.
(2)	Amount includes options to acquire shares of BB&T Common Stock that are or become exercisable within sixty days of February 24, 2010 and Restricted Stock Units that will vest within sixty days of that date.
(3)	Amount includes 333,508 shares jointly owned with spouse with shared investment and voting powers and 195,770 shares held by spouse with sole investment and voting powers.
(4)	Amount includes 31,960 shares held in a trust for which Mr. Deal, as co-trustee, shares investment and voting powers and 2,270 shares held by spouse with sole investment and voting powers.
(5)	Amount includes 27,171 shares held by Mr. Glover, as custodian for his children, and 21,325 shares held by affiliated companies of Mr. Glover with sole investment and voting powers.
(6)	Amount includes 146 shares jointly owned with spouse with shared investment and voting powers.
(7)	Amount includes 1,000 shares jointly owned with spouse with shared investment and voting powers.

(8)	Amount includes 1,584 shares held by Mr. King, as custodian for a child, and 80,438 shares held by spouse with sole investment and voting powers. Amount also includes 39,048 shares pledged as security.
(9)	Amount includes 396,850 shares held by an affiliate holding company of Mr. Maynard with sole investment and voting powers and 30,387 shares held by spouse with sole investment and voting powers. Amount also includes 264,050 shares held by an affiliate holding company of Mr. Maynard pledged as security.
(10)	Amount includes 76,109 shares pledged as security.
(11)	Amount includes 12,002 shares held in a trust by spouse, as trustee, with sole investment and voting powers.
(12)	Amount includes 13,641 shares held by spouse with sole investment and voting powers and 10,196 shares held by spouse, as custodian, for children with sole investment and voting powers and 27 shares held by son.
(13)	Amount includes 2,500 shares jointly owned with spouse with shared investment and voting powers.
(14)	Amount includes 3,110 shares held by Mr. Thompson as trustee in trusts for his children and 2,259 shares held by his son. Amount also includes 272,640 shares pledged as security.
(15)	Amount includes 10,235 shares held by Mr. Williams as trustee in trusts for his children, 1,149 shares held by Mr. Williams, as custodian for his children and 24,885 shares held by spouse with sole investment and voting powers. Amount also includes 348,594 shares pledged as security.
(16)	Amount includes 6 shares held as custodian for minor children.
(17)	Amount includes 3,660 shares held as custodian for minor children. Amount also includes 28,372 shares pledged as security.
(18)	Amount includes 1,033,808 shares pledged as security.

PROPOSAL 1—ELECTION OF DIRECTORS

The Corporation’s bylaws provide that the number of directors shall be not less than three nor more than twenty-five, as determined from time to time by the Board of Directors. The Corporation’s Board of Directors currently consists of eighteen persons.

Each of the eighteen nominees listed below for election as a director of the Corporation currently serves on the Board of Directors. The nominees, if elected, will each serve for a one-year term expiring at the Annual Meeting of Shareholders in 2011.

In connection with the merger of One Valley Bancorp, Inc. into the Corporation in 2000, the Corporation agreed in the merger agreement that J. Holmes Morrison, a director, would be named to the Corporation’s Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be appointed to serve on the Executive and Risk Management Committee during such tenure. Pursuant to the terms of the merger agreement, the Corporation’s Board is re-nominating Mr. Morrison to serve for a one-year term that will expire at the Annual Meeting of Shareholders in 2011.

The Corporation’s bylaws permit the Board of Directors to appoint new directors to the Board to fill vacancies on the Board and to serve until such time as the director is nominated for election to the Board at the next Annual Meeting of Shareholders. Pursuant to such bylaws, on June 23, 2009, August 25, 2009 and October 27, 2009, the Board of Directors appointed Thomas E. Skains, J. Littleton Glover, Jr. and K. David Boyer, Jr., respectively, to serve as members of the Board. Each of Messrs. Skains, Glover and Boyer is a nominee for election as a director of the Corporation for a one-year term that will expire at the Annual Meeting of Shareholders in 2011.

Under the Corporation’s director retirement policy, a director is permitted to serve through the calendar year in which such director reaches age 70. Pursuant to this policy, Nelle R. Chilton and Tom D. Efird retired as directors of the Corporation on December 31, 2009.

The persons named as attorneys-in-fact in the accompanying proxy are expected to vote to elect the eighteen nominees listed below as directors, unless authority to so vote is withheld. Although the Corporation’s Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees occurs, it is intended that shares of BB&T Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying proxy or the Board may reduce the number of persons to be elected by the number of persons unable to serve. Holders of BB&T Common Stock do not have cumulative voting rights in the election of directors.

A candidate for election as a director of the Corporation is nominated to stand for election based on his or her professional experience, recognized achievement in his or her respective field, an ability to contribute to some aspect of BB&T’s business and the willingness to make the commitment of time and effort required of a BB&T director. Maturity of judgment and community leadership are important for members of the Board of Directors. Each of the below-listed nominees has been identified as possessing good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Each nominee also brings a strong and unique background and set of skills to the Board of Directors, giving the Board of Directors, as a whole, competence and experience in a wide variety of areas. The names of the nominees for election to the Corporation’s Board of Directors, their principal occupations for at least the previous five years, and certain other information with respect to such persons are set forth below.

NOMINEES FOR ELECTION AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING IN 2011

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee	Business Experience and Other Qualifications
JOHN A. ALLISON IV Lewisville, NC Director since 1986 Not independent Executive and Risk Management Committee

Mr. Allison, 61, served as the Chairman of BB&T Corporation from 1989 to December 2009 and the Chief Executive Officer of BB&T Corporation and Chairman and Chief Executive Officer of Branch Bank from 1989 to December 2008.

As the previous Chairman and Chief Executive Officer of BB&T, Mr. Allison brings deep institutional knowledge and perspective regarding BB&T’s strengths, challenges and opportunities. He possesses extensive public company and financial services industry experience. Mr. Allison also is actively involved in educational and community organizations. He currently serves on the Wake Forest University Baptist Medical Center Board of Visitors, the Board of Visitors for the Center for Organizational Leadership and Ethics at The Fuqua School of Business at Duke University, and the Kenan-Flagler Business School at UNC-Chapel Hill. He is a past member of the Board of Directors of The Financial Services Roundtable and The Clearing House. Mr. Allison was recognized by the Havard Business Review as one of the world’s top 10 CEO’s over the last 10 years. In addition, Mr. Allison recently was awarded the American Banker Lifetime Achievement Award for 2009 and inducted into the North Carolina Business Hall of Fame for his significant contributions to BB&T and the financial services industry. Mr. Allison currently serves as a Distinguished Professor of Practice on the faculty of the Wake Forest University School of Business.

JENNIFER S. BANNER Knoxville, TN Director since 2003 Independent Compensation Committee Nominating and Corporate Governance Committee

Ms. Banner, 50, has served as Chief Executive Officer of Schaad Companies, LLC (diversified holding company) since 2008; President and Chief Executive Officer of SchaadSource, LLC since June 2006 and Chief Executive Officer of SchaadProperties from 2005 through June 2006 (real estate construction and development); and CPA and Principal of Pershing Yoakley & Associates, P.C. (public accounting) from 1987 to January 2005.

Ms. Banner brings to BB&T experience and skills in public accounting, as well as financial industry and governance perspective and experience from her service on the Boards of Directors of First Vantage Bank and First Virginia Banks, Inc. In addition, Ms. Banner has experience with community-oriented organizations and the construction and real estate development industries. Ms. Banner qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Ocho Company, General Partnership since 2006, Knoxville Museum of Art since 2005, Tennessee Aquatics, Inc. since 1995 and Halcyon, LLC since 2009.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee	Business Experience and Other Qualifications
K. DAVID BOYER, JR. Oakton, VA New Director (2009) Independent Audit Committee

Mr. Boyer, 58, has served as Chief Executive Officer of GlobalWatch Technologies, Inc. (information security consulting and software engineering) since 2001.

Prior to his election to the BB&T Board, Mr. Boyer served for 11 years on Branch Bank’s local advisory board in Washington, D.C. This experience has provided Mr. Boyer a thorough understanding of BB&T’s banking organization and its values and culture. Mr. Boyer has skills and extensive experience with risk management, accounting and finance, as well as information management, information assurance and anti-terrorism assistance services. As a member of the Commonwealth of Virginia’s Treasury Board, he participates in supervising the investment of state funds.

Other Directorships: Commonwealth of Virginia Treasury Board since 2002 and GlobalWatch Technologies, Inc. since 2001.

ANNA R. CABLIK Marietta, GA Director since 2004 Independent Audit Committee

Ms. Cablik, 57, has served as the President of Anasteel & Supply Company, LLC (reinforcing steel fabricator) since 1994; and President of Anatek Inc. (general contractor) since 1982.

Ms. Cablik brings entrepreneurial and business-building skills and experience to BB&T, having successfully founded and grown several businesses. Her extensive career managing a diverse portfolio of projects provides risk assessment skills and experience to the Board of Directors. Additionally, as the owner and operator of a company, Ms. Cablik has over 20 years of experience overseeing the preparation of financial statements and the review of accounting matters.

Other Directorships: Director of Georgia Power Company since 2001.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee	Business Experience and Other Qualifications
RONALD E. DEAL Hickory, NC Director since 1986 Independent Compensation Committee Nominating and Corporate Governance Committee (Chair)

Mr. Deal, 66, has served as Chairman of Wesley Hall, Inc. (furniture manufacturer) since 1990.

Mr. Deal has been a member of the BB&T Board for nearly 25 years and during that time has helped guide BB&T through its transformation from a small North Carolina bank into one of the 10 largest financial services institutions in the nation. Mr. Deal’s institutional knowledge and longstanding Board service make him a uniquely qualified member of the Board. Mr. Deal brings executive decision making skills and business acumen to BB&T from his service as the Chairman of Wesley Hall, a fourth generation family company manufacturing in the upper segment of the upholstered furniture market, which has successfully grown from around 30 employees to well over 250 employees during a time when the furniture industry has faced significant challenges.

Other Directorships: Chairman of Wesley Hall, Inc. since 1990 and Wake Forest University Board of Trustees since 2003.

BARRY J. FITZPATRICK Williamsburg, VA Director since 2003 Not independent Executive and Risk Management Committee

Mr. Fitzpatrick, 70, has served as the Chairman of the Board of Trustees of Marymount University since 2002; Chairman of Branch Bank-Virginia from 2003 to December 2006; President and Chief Executive Officer of Branch Bank-Virginia from July 2003 to February 2004; and Chairman, President and Chief Executive Officer of First Virginia Banks, Inc. from 1995 to 2003.

Mr. Fitzpatrick has extensive financial industry experience, and brings both financial services and corporate governance perspective to BB&T as the former Chairman, President and Chief Executive Officer of First Virginia Banks, Inc. (which merged with BB&T in 2003). Mr. Fitzpatrick is a member of the American Bankers Association’s Board of Directors and is a former president of the Virginia Bankers Association. These experiences provide the BB&T Board with expanded perspective regarding other financial services institutions and the relevant risk and opportunities facing the banking industry. Mr. Fitzpatrick is active in civic and community activities and contributes to BB&T his experience as a member of the Board of Trustees of the Virginia Foundation for Independent Colleges and on the Executive Advisory Board of the Virginia Coalfield Economic Development Authority.

Other Directorships: Director of First Virginia Banks, Inc. from 1995 to 2003 and Trustee of Marymount University since 1996.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee	Business Experience and Other Qualifications
J. LITTLETON GLOVER, JR. Newnan, GA New Director (2009) Independent Compensation Committee Nominating and Corporate Governance Committee

Mr. Glover, 67, has served as the President and Chief Executive Officer of Batson-Cook Development Company (commercial real estate development) since 1975; Vice President and General Counsel, Batson-Cook Company (construction) since 1974; attorney at Glover & Davis, P.A. since 1967; Director of Branch Bank from 1999 to August 2009; and Chairman of Piedmont Newnan Hospital Foundation since 2007.

Prior to his election to the BB&T Board, Mr. Glover served for over 10 years on Branch Bank’s board, providing him with a thorough understanding of BB&T’s banking organization, values and culture, as well as an understanding of the financial services industry. Mr. Glover has an extensive background in law and finance, and brings executive decision making and risk assessment skills as a result of his experience in the real estate and construction industries. Mr. Glover’s experience in real estate development is especially important as BB&T manages through the current downturn, much of which is real estate driven.

Other Directorships: Director of Glover & Davis, P.A., since 1967, Batson-Cook Development Company since 1975, Batson-Cook Company from 1974 to 2008, Branch Bank from 1999 to August 2009, ValuTeachers, Inc. since 2000, Georgia Lawyers Insurance Company from 2002 to 2009, Piedmont Newnan Hospital Foundation since 2007 and Advisory Director of Georgia Lawyers Insurance Company since 2009.

L. VINCENT HACKLEY, PHD Chapel Hill, NC Director since 1992 Independent Audit Committee

Dr. Hackley, 69, has served as President and Chief Executive Officer of Hackley & Associates of North Carolina (consultant for character, ethics and leadership development) since 1999; Chancellor (interim) of Fayetteville State University from July 2007 to July 2008; Chancellor (interim) of North Carolina Agricultural and Technical State University from June 2006 to July 2007; Consultant (since 1994) and Chairman (1994 to 2001) of Character Counts! Coalition (public service).

Dr. Hackley’s experience as a higher education CEO gives him particularly keen insight with respect to various budget and audit matters as well as the oversight, governance and management of large organizations. In addition to his professional experiences and skills, Dr. Hackley brings to BB&T experience with charitable and community-oriented organizations.

Other Directorships: Director of Tyson Foods, Inc. since 1992, Blue Cross and Blue Shield of North Carolina since 1993, AAA Carolinas’ Foundation for Traffic Safety since 1996, Southern Poverty Law Center since 2002 and NC Methodist Home for Children since July 2009.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee	Business Experience and Other Qualifications
JANE P. HELM Arden, NC Director since 1997 Independent Compensation Committee (Chair) Nominating and Corporate Governance Committee

Ms. Helm, 67, served as Vice Chancellor of Business Affairs, Appalachian State University from 1994 to 2006. Previously she was associate dean for finance and administration and treasurer at New York Law School for nine years and served Radford University in various business and administrative roles, beginning in 1980.

During her tenure in university management, Ms. Helm developed skill for managing complex capital projects and deploying limited resources. She brings her analytical, risk management and oversight skills to BB&T. Ms. Helm also has extensive finance experience having served as the functional equivalent of a chief financial officer to universities for over 28 years. Ms. Helm holds a Masters of Accountancy Degree and qualifies as an “audit committee financial expert” under SEC guidelines. She previously served as the Chair of BB&T’s Audit Committee.

JOHN P. HOWE III, M.D. Washington, D.C. Director since 2005 Independent Audit Committee (Chair)

Dr. Howe, 67, has served as President and Chief Executive Officer of Project HOPE (international health foundation) since 2001.

Through his experience as the President and Chief Executive Officer of Project HOPE (Health Opportunities for People Everywhere), Dr. Howe brings to the BB&T Board experience and guidance on how a large institution successfully executes its vision and mission in the face of meaningful obstacles. Dr. Howe also has experience in finance through his role with Project HOPE and formerly as President of the University of Texas Health Science Center at San Antonio for over 15 years. Dr. Howe qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of Maximus Federal Services, Inc. (conducts Medicare related reconsiderations as a qualified independent contractor) since January 2009, Project Hope since 2001, Trustee of the Southwest Foundation for Biomedical Research and the Southwest Research Institute since 1985, Trustee of Texas Research & Technology Foundation since 1991, Chairman of the Board of Overseers of Harvard College Committee to Visit the Medical School and School of Dental Medicine from 2003 to 2009 and Trustee of Boston University since 2007 and Vice Chairman since 2008.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee	Business Experience and Other Qualifications
KELLY S. KING Winston-Salem, NC Director since 2008 Not independent Executive and Risk Management Committee

Mr. King, 61, has served as Chairman of BB&T since January 2010; President and Chief Executive Officer of BB&T Corporation and Chairman and Chief Executive Officer of Branch Bank since January 2009; Chief Operating Officer of BB&T Corporation and Branch Bank from June 2004 to December 2008; and President of BB&T Corporation from 1996 to June 2004.

Through his 38 years of service to BB&T, including over 27 years as a member of Executive Management, Mr. King has developed a deep institutional knowledge and perspective regarding BB&T’s strengths, challenges and opportunities. His service as a director for the Federal Reserve Bank of Richmond has provided the BB&T Board with valuable insight as to monetary policy and the regulation and supervision of financial services companies and their products.

Other Directorships: Director of the Federal Reserve Bank of Richmond since 2009, The Financial Services Roundtable since January 2010 and The Clearing House since 2009.

JAMES H. MAYNARD Raleigh, NC Director since 1985 Independent Executive and Risk Management Committee (Chair) Lead Director

Mr. Maynard, 70, has served as the Chairman and Chief Executive Officer of Investors Management Corporation (holding company) since 1970; and the Chairman of Golden Corral Corporation (restaurants) since 1971.

Mr. Maynard brings strong leadership, entrepreneurial and business development skills to the BB&T Board from his experience in building a successful family restaurant chain into a stable, longstanding franchise in an extremely competitive industry. Mr. Maynard also provides governance and community-service skills and experience gained through his service on the Boards of Directors of Global TransPark Foundation, the ChildTrust Foundation, the Maynard Family Foundation and the Wake Education Partnership. Mr. Maynard qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of Investors Management Corporation since 1970; director of Golden Corral Corporation since 1971; and director of Variety Wholesalers, Inc. since 2006.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee	Business Experience and Other Qualifications
ALBERT O. MCCAULEY Fayetteville, NC Director since 1993 Independent Audit Committee

Mr. McCauley, 69, has served as President and Chief Executive Officer of McCauley & McDonald Investments, Inc. (real estate investment) since 1978; and President of McCauley Moving & Storage of Fayetteville, Inc. from 1965 to 2002.

Mr. McCauley’s experience in managing an extensive portfolio of real estate investments provides risk assessment and management skills to BB&T. Mr. McCauley’s understanding of the challenges facing commercial real estate development has proven especially valuable as BB&T works thorough the current financial downturn. Additionally, as the owner and operator of several sizable companies, Mr. McCauley has extensive experience in finance and the oversight of the preparation of financial statements and accounting matters.

Other Directorships: Director of McCauley & McDonald Investments, Inc. since 1978.

J. HOLMES MORRISON Charleston, WV Director since 2000 Independent Executive and Risk Management Committee

Mr. Morrison, 69, served as Executive Vice President of Branch Bank from 2000 to 2005; Chairman, President and Chief Executive Officer of One Valley Bancorp, Inc. from 1998 to 2000; and President and Chief Executive Officer of One Valley Bancorp, Inc. from 1991 to 1998.

Mr. Morrison brings to BB&T extensive experience in the financial services industry and risk management through his experience as the Chairman, President and Chief Executive Officer of One Valley Bancorp (which merged with BB&T in 2000). In addition, Mr. Morrison’s service on the boards of various educational and charitable foundations, including the Maier Foundation, Inc., the CAMC Foundation, the University of Charleston and The Orme School of Arizona, give him a unique perspective on the partnerships between various community and business organizations.

Other Directorships: Director of Nexeon MedSystems, Inc. (medical device development—formerly Paragon Intellectual Properties, LLC) since 2006.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee	Business Experience and Other Qualifications
NIDO R. QUBEIN High Point, NC Director since 1990 Not independent Executive and Risk Management Committee

Mr. Qubein, 61, has served as President of High Point University since 2005; Chairman of Great Harvest Bread Company since 2001; Chairman of Biz Life, Inc. (magazine publishing) since 1998; and Chairman of Creative Services, Inc. (publishing and consulting) from 1978 to 2006.

Mr. Qubein has written a dozen books on leadership, sales, communication and marketing and serves as advisor to businesses and organizations throughout the world on how to brand and position their enterprises successfully. During his 20-year tenure on the BB&T Board, Mr. Qubein has provided key leadership and made important contributions to the development and successful execution of BB&T’s strategy to be the “best of the best.” His many entrepreneurial ventures and service on more than 30 volunteer boards over the course of his career contribute governance and community service skills and experience to BB&T.

Other Directorships: Chairman of Great Harvest Bread Company since 2001; director of La-Z-Boy Incorporated since 2006.

THOMAS E. SKAINS Charlotte, NC New Director (2009) Independent Compensation Committee Nominating and Corporate Governance Committee

Mr. Skains, 53, has served as Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. since 2003; President and Chief Operating Officer of Piedmont Natural Gas Company, Inc. from 2002 to 2003; and Senior Vice President (Marketing & Supply Services) of Piedmont Natural Gas Company, Inc. from 1995 to 2002.

Mr. Skains brings extensive leadership and strategic planning experience to BB&T through his experience as the President and Chief Executive Officer and member of the Board of Directors of Piedmont Natural Gas, a publicly traded energy company. In addition, Mr. Skains has extensive community relations experience as a result of his service on the boards of the Charlotte Chamber of Commerce, the United Way of Central Carolinas and as Chairman of the Board of Trustees for Providence Day School, as well as his service as co-chair of the 2004 and 2005 American Heart Association Charlotte Metro Heart Walks and the 2006 Charlotte-Mecklenburg Arts and Science Council Annual Fund Drive.

Other Directorships: Director of Piedmont Natural Gas Company, Inc. since 2002.

Name, Residence, Length of Tenure as a Director of BB&T or BB&T Financial(1), Independence, BB&T Board Committee	Business Experience and Other Qualifications
THOMAS N. THOMPSON Owensboro, KY Director since 2008 Independent Compensation Committee Nominating and Corporate Governance Committee

Mr. Thompson, 61, has served as President of Thompson Homes, Inc. (home builder) since 1978; and a member of the Kentucky House of Representatives since 2003, including as the Chairman of the House Banking and Insurance Committee.

As a member of the Kentucky legislature, Mr. Thompson provides BB&T with a unique perspective on risk management and the regulation of the financial services industry. Mr. Thompson also brings governance and community service skills and experience to the Board of Directors, having served as a director of various educational and community organizations, including Brescia University, Leadership Owensboro, Junior Achievement of Owensboro, Inc. and Cliff Hagen Boys and Girls Club.

Other Directorships: Director of Branch Bank from October 2006 to December 2007.

STEPHEN T. WILLIAMS Winston-Salem, NC Director since 2007 Independent Audit Committee

Mr. Williams, 50, has served as President of A. T. Williams Oil Company (gas stations, convenience stores, restaurants and travel centers) since 1995; and President and Chief Executive Officer of WilcoHess LLC since 2001.

In addition to the management and oversight skills and experiences gained in serving as the top executive of A.T. Williams Oil Company, Mr. Williams has a unique perspective on the needs of customers within BB&T’s footprint through his responsibility for the daily operations of a chain of over 400 gas stations, convenience stores, restaurants and travel centers in Alabama, Georgia, Tennessee, Virginia, Pennsylvania and the Carolinas. In addition, Mr. Williams has gained experience in building ties between business and the local community through his involvement with community-oriented organizations such as the Winston-Salem Alliance. Mr. Williams also has extensive experience in finance and qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of Wake Forest University Health Sciences since 2007.

(1)	On February 28, 1995, the merger of BB&T Financial Corporation (“BB&T Financial”) into Southern National Corporation was consummated and certain directors of BB&T Financial became directors of Southern National Corporation, which is now named “BB&T Corporation.”

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE MATTERS

The Board of Directors periodically reviews the Corporation’s corporate governance policies, practices and procedures to ensure that the Corporation meets or exceeds the requirements of applicable laws, regulations and rules, including the Sarbanes-Oxley Act of 2002, the related rules of the SEC and the corporate governance listing standards of the NYSE. In this regard, the Corporation’s ultimate purpose is to create a strong, sound and profitable financial services company with long-term growth and value for its shareholders.

Director Independence

As a part of its listing standards, the NYSE has adopted certain bright-line criteria that the Corporation’s Board of Directors considers when determining director independence. Under the NYSE rules, the Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with the Corporation, including the potential for conflicts of interest, when determining director independence. To assist the Board of Directors in making determinations of independence, the NYSE rules permit the Board to adopt categorical standards relating to director independence. The Corporation’s Board of Directors has adopted such categorical standards, which, among others, incorporate the NYSE’s bright-line criteria. Under these standards, a director must satisfy each of the following in order to be found independent by the Board of Directors:

•

All loans to the director and his or her associates from the Corporation or its subsidiaries must be made in compliance with the provisions of Federal Reserve Board Regulation O and must be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and must not involve more than the normal risk of collectibility or present other unfavorable features, and none of such credits may be classified as non-accrual, restructured or potential problem loans.

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All deposit, investment, fiduciary or other relationships between the director and the Corporation or any of its subsidiaries must be conducted in the ordinary course of business on substantially the same terms and conditions as available to other nonaffiliated customers for comparable transactions with the Corporation or the subsidiary involved.

•

The Board of Directors must affirmatively determine that the director has no material relationship with the Corporation or any of its subsidiaries (directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Corporation or any of its subsidiaries).

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The director is not permitted to have been an employee of the Corporation during the preceding three years and no member of the director’s immediate family is permitted to have been an executive officer of the Corporation during the preceding three years.

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The director, including any member of the director’s immediate family, is not permitted to have received more than $120,000 per year in direct compensation from the Corporation or any of its subsidiaries during the preceding three years, other than (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service with the Corporation or any of its subsidiaries), (b) compensation received by the director for former service as an interim Chairman or CEO and (c) compensation received by an immediate family member for service as a non-executive employee of the Corporation or any of its subsidiaries.

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The director, including any member of the director’s immediate family working in a professional capacity, is not permitted to have been affiliated with or employed by a present or former internal or external auditor of the Corporation during the preceding three years.

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The director, including any member of the director’s immediate family, is not permitted to have been employed as an executive officer of another company where any of the executive officers of the Corporation or any of its subsidiaries has served on that company’s compensation committee during the preceding three years.

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The director is not permitted to have been an executive officer or employee, and no member of the director’s immediate family is permitted to have been an executive officer, of a company that has made payments to or received payments from the Corporation or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues for the preceding three years.

To assist the Board in its final determination of director independence, the Nominating and Corporate Governance Committee of the Board annually evaluates each prospective and incumbent director using the foregoing standards and such other factors that the Nominating and Corporate Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence or non-independence of each such person. As a part of the evaluation process, the Nominating and Corporate Governance Committee employs the use of a director independence matrix that, among other criteria, profiles each director’s age, occupation, other publicly held company directorships, personal and affiliate loan and non-loan transactions with the Corporation and its subsidiaries, charitable contributions, relationships considered by the Nominating and Corporate Governance Committee in accordance with the Corporation’s Related Person Transactions Policy and Procedures, and other relevant relationships, direct or indirect, that may affect the prospective or incumbent director’s independence. After duly considering all such information, including Branch Bank’s use of a construction company owned by Ms. Cablik’s son to complete construction work on certain foreclosed property, Mr. Deal’s post-retirement consulting agreement discussed below under “Compensation of Directors—Narrative to 2009 Director Compensation Table,” the employment of Mr. Glover’s step-son-in-law by an affiliate of the Corporation, Branch Bank’s engagement of a real estate development company in which Mr. Glover is the President and CEO for due diligence and brokerage services, Branch Bank’s engagement of a law firm in which Mr. Glover is a partner for legal services, and Branch Bank’s engagement of a utility company in which Mr. Skains is the Chairman, President and CEO for natural gas services, the Corporation’s Board of Directors has affirmatively determined that of the eighteen members of the Board, the following fourteen directors have no disqualifying material relationships with the Corporation or its subsidiaries and, are, therefore, independent: Messrs. Boyer, Deal, Glover, Hackley, Howe, Maynard, McCauley, Morrison, Skains, Thompson and Williams, and Mmes. Banner, Cablik and Helm. Except as previously described, no other transactions, relationships or arrangements were considered by the Board in determining that each of the foregoing directors is independent. The categorical standards referenced above, as well as other corporate governance initiatives adopted by the Corporation, are set forth in the Corporation’s Corporate Governance Guidelines and are accessible at http://www.bbt.com/bbt/about/corporategovernance/pdf/CorporateGovernanceGuidelines.pdf.

Attendance and Committees of the Board

The Board of Directors has established the following committees: the Executive and Risk Management Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE (including the specific SEC and NYSE independence requirements for audit committee members) and the Corporation’s Corporate Governance Guidelines. See “Director Independence” above. The charters of these committees are available for review on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance/boardcommittees.html and will be mailed to shareholders upon written request. Each committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants. Regularly scheduled executive sessions for only non-management directors are held for all committees. Additionally, each committee annually conducts a review and evaluation of its performance. The current charter of each committee is reviewed and reassessed annually by the applicable committee to determine its adequacy in light of any changes to applicable rules and regulations.

Pursuant to the Corporation’s Corporate Governance Guidelines, directors are expected to attend Board meetings, meetings of assigned committees, and annual meetings of shareholders. Each of the directors attended more than 75% of the Board of Directors’ meetings and assigned committee meetings held in 2009 during the period for which he or she has been a director. During 2009, the Board of Directors held eight meetings; the

Executive and Risk Management Committee held nine meetings; the Audit Committee held eight meetings; the Compensation Committee held six meetings; and the Nominating and Corporate Governance Committee held four meetings. All of the Corporation’s directors attended the Annual Meeting of Shareholders in 2009.

It also is anticipated that the committees of the Board will perform additional duties that are not specifically set out in their respective charters as may be necessary or advisable in order for BB&T to comply with certain laws, regulations or corporate governance standards, as the same may be adopted, amended or revised from time to time. A summary of the primary responsibilities of each of the committees follows:

Executive and Risk Management Committee. The Executive and Risk Management Committee generally is authorized to have and to exercise all of the powers of the Board between Board meetings, subject to restrictions imposed by the Corporation’s bylaws and by statute. The Executive and Risk Management Committee reviews the Corporation’s processes for identifying, assessing, monitoring and managing credit risk, liquidity risk, market risk, operational risk, reputational risk and business strategy risk, and periodically reviews and assesses the adequacy of the Corporation’s risk management policies and procedures. The Executive and Risk Management Committee also is responsible for reviewing and recommending approval of policies related to management of the BB&T subsidiaries’ investment portfolios, interest rate risk, loan portfolios and mortgage banking activities.

Audit Committee. The Audit Committee assists the Board in its oversight of the integrity of the Corporation’s financial statements and disclosures and other internal control processes. The Audit Committee also (a) solely selects, retains, establishes the compensation for, and oversees and evaluates the qualifications, performance and independence of, the independent registered public accounting firm, (b) oversees the Corporation’s internal audit function, (c) receives regular reports from the Corporation’s internal auditor and (d) monitors the Corporation’s compliance with legal and regulatory requirements. The Audit Committee has six members and the Board has determined that each member is financially literate, as determined in accordance with NYSE standards. The Audit Committee has engaged PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2010. See “Proposal 3—Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2010” below. See also “Audit Committee Report” below.

The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that John P. Howe III, M.D., the Chair of the Audit Committee, and Stephen T. Williams each meet the requirements of an “audit committee financial expert” as defined by the SEC, and is independent and has the requisite financial literacy and accounting or related financial management expertise required generally of an audit committee member under the applicable standards of the SEC and the NYSE. Dr. Howe has been designated by the Board as the Corporation’s “audit committee financial expert.”

Compensation Committee. As provided in its charter, the Compensation Committee is appointed by the Board to discharge the duties of the Board related to executive compensation, to review and approve the Corporation’s compensation philosophy and practices, and the compensation of the Chief Executive Officer (the “CEO”) and the highest level of BB&T’s management, who are referred to as “Executive Management.” Each of the NEOs is a member of Executive Management. The Compensation Committee also (a) oversees the Corporation’s short and long-term compensation plans and the NEO incentive compensation plans, (b) reviews and recommends action by the Board on the Corporation’s various employee benefit plans, as appropriate, and (c) oversees risk management with respect to the Corporation’s material incentive compensation arrangements. In addition, the Compensation Committee recommends to the full Board compensation for directors.

Consistent with the Corporation’s pay-for-performance compensation philosophy, compensation for Executive Management is structured to emphasize variable pay based on performance. For a discussion of the elements comprising the compensation program for the NEOs, please refer to the “Compensation Discussion and Analysis” section below. With respect to the Chief Executive Officer, the Compensation Committee periodically reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation. For members of Executive Management other than the CEO, the Compensation Committee receives recommendations from the CEO and, in its discretion, approves the compensation for these individuals. The Compensation Committee’s decision relating to each Executive Management member’s compensation (including the CEO) generally occurs on an annual basis and considers the aggregate amounts and mix of all the components of the individual’s compensation package. For additional information on BB&T’s compensation setting process, including the role of the CEO in determining compensation for other NEOs, please refer to the “Compensation Discussion and Analysis” section below.

In reviewing and recommending to the Board compensation and benefits for the directors, the Compensation Committee considers director compensation for a peer group of publicly-traded bank or financial services holding companies that the Compensation Committee has determined is an appropriate comparison group for this purpose. Retainers, meeting fees and equity compensation provided to directors generally are set so as to be comparable to the market median of such peer group. For additional information on the compensation paid to directors, please refer to the “Compensation of Directors” section below.

The Compensation Committee routinely engages an outside compensation consultant to make recommendations relating to overall compensation philosophy, the peer financial group to be used for external comparison purposes for Executive Management (including the NEOs) and director compensation, comparable base salary levels for Executive Management, short-term and long-term incentive compensation plans, appropriate performance parameters for such plans and related compensation matters. For a discussion of the role of the compensation consultant in determining executive compensation, as well as the use of competitive benchmarking and other analyses in the compensation setting process, please refer to the “Compensation Discussion and Analysis” section below.

Pursuant to its charter, the Compensation Committee is permitted to delegate to its Chair, a subcommittee of at least two members or to management such power as the Compensation Committee deems to be appropriate, except for the powers required by law or regulation to be exercised by the whole Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the composition and structure of the Board and its committees and evaluates the qualifications and independence of members of the Board on a periodic basis. The Nominating and Corporate Governance Committee considers the performance of incumbent directors in determining whether or not to nominate them for re-election. The Nominating and Corporate Governance Committee also (a) reviews qualified candidates for election as directors, as needed, (b) proposes the slate of director nominees for approval by the Board and subsequent election by shareholders, (c) recommends the composition of Board committee membership, and (d) administers the Corporation’s Related Person Transactions Policy and Procedures. With regard to corporate governance, the Nominating and Corporate Governance Committee reviews the Corporation’s Corporate Governance Guidelines and codes of ethics and recommends revisions, as needed, to the Board for approval. The Nominating and Corporate Governance Committee may periodically review and recommend director nomination procedures to the Board for adoption. See “Director Nominations” and “Other Matters—Proposals for 2011 Annual Meeting” below.

Board Leadership Structure

Chairman of the Board and Chief Executive Officer. The Board of Directors is led by the Chairman. BB&T’s bylaws provide that the Chairman will preside over each Board meeting and will perform such other duties as may be incident to the office of Chairman, such as establishing the agenda for Board meetings. The bylaws also provide that it is the responsibility of the Board of Directors to elect the Chairman. BB&T’s bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. BB&T’s Chairman and/or Chief Executive Officer is not permitted to serve as a member of any standing Board committee, other than the Executive and Risk Management Committee. BB&T’s Corporate Governance Guidelines provide that when the position of Chairman of the Board is not held by an independent director, the Board will appoint an independent Lead Director.

Kelly S. King, the Chief Executive Officer of BB&T, has served as Chairman of the Board of Directors since January 1, 2010. Mr. King succeeded John A. Allison IV as BB&T’s Chief Executive Officer on January 1, 2009, upon Mr. Allison’s retirement from BB&T. During 2009, Mr. Allison remained the Chairman of the BB&T Board of Directors. Prior to his retirement, Mr. Allison served as BB&T’s Chairman and Chief Executive Officer for nearly 20 years.

The Board believes that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of BB&T and its shareholders. The Board believes that combining the Chairman and Chief Executive Officer roles provides the following advantages to BB&T:

•	the Chief Executive Officer is the director most familiar with BB&T’s business and industry and is best situated to lead discussions on important matters affecting the business of BB&T;

•	combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy; and

•	combining the roles of Chief Executive Officer and Chairman contributes to a more efficient and effective Board, and, the Board believes it does not undermine the independence of the Board.

The Board also believes that BB&T’s strong performance under Messrs. Allison and King, especially in light of the recent financial crisis, demonstrates the effectiveness of its leadership approach. The Board evaluates its leadership structure as a part of its annual self-evaluation, which is conducted by the Lead Director.

Independent Lead Director. BB&T’s Corporate Governance Guidelines provide that when the Chairman is not independent, the Board will appoint a “Lead Director,” who is required to be an independent director. The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of BB&T. The Lead Director serves a two year term and may serve for multiple successive terms at the discretion of the Board. As enumerated in BB&T’s Corporate Governance Guidelines, several of the Lead Director’s specific responsibilities are to:

•	preside at all meetings of the Board in which the Chairman is not present;

•	suggest matters for inclusion on the Board agenda;

•

establish the agenda for, and preside over, executive sessions of the Board when the Chairman of the Board does not participate and confer with the Chairman promptly following those executive sessions to convey the substance of the discussions, subject to any limitations specified during the sessions;

•	lead the Board’s annual review and evaluation of BB&T’s executive management succession plan; and

•	lead the Board’s annual self-evaluation assessment.

The Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. In January 2006, the Board designated and appointed James H. Maynard as the Lead Director and Mr. Maynard has served as the Lead Director since that time. The Board believes that each director, irrespective of that person’s independence status, effectively represents the interests of BB&T’s shareholders.

Nonmanagement Executive Sessions. Under the Corporation’s Corporate Governance Guidelines, nonmanagement directors are required to meet in regular executive sessions of the Board of Directors at least three times per year and at such other times as they deem necessary or advisable. The Corporate Governance Guidelines also require independent directors to meet in executive session at least once a year. It is the Lead Director’s, responsibility to preside over the nonmanagement and independent director executive sessions.

Corporate Governance Guidelines

The Board of Directors has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration corporate governance best practices and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards and director independence requirements, share ownership guidelines, board responsibilities, retirement, meetings of nonmanagement directors and board compensation. The Corporate Governance Guidelines are available on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance/pdf/CorporateGovernanceGuidelines.pdf. A shareholder also may request a copy of the Corporate Governance Guidelines by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

Related Person Transactions Policy and Procedures

Pursuant to the Corporation’s Related Person Transactions Policy and Procedures, it is the Corporation’s policy to enter into or ratify Related Person Transactions, as defined below, only when the Board of Directors, acting through the Nominating and Corporate Governance Committee, determines that the Related Person Transaction in question is consistent with the best interests of the Corporation and its shareholders. Under this written policy, any Related Person Transaction shall be consummated or shall continue only if the Nominating and Corporate Governance Committee (or the Chair, acting pursuant to delegated authority) approves or ratifies the transaction.

The term “Related Person Transaction” generally means a transaction, arrangement or relationship (or any series of the same) in which the Corporation (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest. A “Related Person” generally means a director, director nominee or executive officer of the Corporation; a person who is known to be the beneficial owner of more than five percent of any class of the Corporation’s common stock; and any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner.

Codes of Ethics

The Corporation maintains the Code of Ethics for Employees, which has been approved by the Board of Directors, to ensure that each employee of the Corporation and its subsidiaries understands the basic principles that govern BB&T’s corporate conduct and the conduct of its employees generally. The Corporation similarly maintains the Code of Ethics for Directors, also approved by the Board of Directors, which governs the conduct of BB&T’s directors generally. The Board also has adopted the Code of Ethics for Senior Financial Officers, which incorporates both the Code of Ethics for Employees and the Code of Ethics for Directors. A copy of each of the Code of Ethics for Employees, the Code of Ethics for Senior Financial Officers and the Code of Ethics for Directors may be found on the Corporation’s website by choosing the appropriate link at http://www.bbt.com/bbt/about/corporategovernance/codeofethics/. A shareholder may request a copy of each of the Codes of Ethics by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston- Salem, North Carolina 27101. Any waivers or substantive amendments of the Codes of Ethics applicable to the Corporation’s directors and certain of its executive officers (including members of Executive Management) will be disclosed on the Corporation’s website.

Shareholder and Interested Party Communications with the Board

Any shareholder or other interested party desiring to contact the Board of Directors or any individual director serving on the Board (including any specific nonmanagement director or the nonmanagement directors as a group) may do so by written communication mailed to: Board of Directors (Attention: name of director(s), as applicable), care of the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce the original of such communication for his or her review.

Director Nominations

As noted above, one of the primary responsibilities of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying and reviewing qualifications of prospective directors for the Corporation. The Nominating and Corporate Governance Committee is charged with selecting individuals who demonstrate the highest personal and professional integrity, have demonstrated exceptional ability and judgment and who are expected to be the most effective in serving the long-term interests of the Corporation and its shareholders.

Director nominees are recommended to the Board of Directors annually by the Nominating and Corporate Governance Committee for election by the shareholders. The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with the Corporation’s bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, for delivery to the Chair of the Nominating and Corporate Governance Committee for consideration. When submitting a nomination to the Corporation for consideration, a shareholder must provide the following minimum information for each director nominee: full name and address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of shares of BB&T Common Stock owned, if any, and a signed statement by the nominee consenting to serve as a director if elected. Shareholder nominations for director also must be made in a timely manner and otherwise in accordance with the Corporation’s bylaws (please refer to Article II, Section 10 of the Corporation’s bylaws to determine the precise requirements for any shareholder nomination). If the Nominating and Corporate Governance Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of the Corporation’s outstanding voting stock for at least one year as of the date of such recommendation, the Corporation, as required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Nominating and Corporate Governance Committee chose to nominate the candidate, as well as certain other information.

In addition to potential director nominees submitted by shareholders, the Nominating and Corporate Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Nominating and Corporate Governance Committee using the board membership criteria described above.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the Nominating and Corporate Governance Committee, in accordance with BB&T’s Corporate Governance Guidelines, reviews the background and qualifications of the nominee. In selecting the slate of nominees to be recommended by the Nominating and Corporate Governance Committee to the Board, and in an effort to maintain a proper mix of directors that results in a highly effective governing body, the Nominating and Corporate Governance Committee also considers such factors as the diverse skills and characteristics of all director nominees; the occupational, geographic and age diversity of all director nominees; the particular skills and ability of each nominee to understand financial statements and finance matters generally; the particular skills and experience of each nominee in managing and/or assessing risk; community involvement of each nominee; and, the independence status of each nominee under the New York Stock Exchange listing standards and applicable law and regulation.

The Nominating and Corporate Governance Committee reports, in writing, its recommendations concerning each director nominee to the Board. The Board then considers the Nominating and Corporate Governance Committee’s recommendations and finally selects those director nominees to be submitted by BB&T to shareholders for approval at the next annual meeting of shareholders. The Board may, as a part of its consideration, request the Nominating and Corporate Governance Committee to provide it with such information pertaining to a director nominee as the Board deems appropriate to fully evaluate the qualifications of the nominee.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any shareholder in connection with the 2010 Annual Meeting. Any shareholder desiring to present a nominee for consideration by the Nominating and Corporate Governance Committee prior to the 2011 Annual Meeting must do so in accordance with the Corporation’s policies and bylaws. See also “Other Matters—Proposals for 2011 Annual Meeting” below.

Risk Management

BB&T historically has maintained that risk management is an enterprise-wide initiative. This broad-based approach begins with BB&T’s values and is reinforced in the actions and beliefs of the Board of Directors and Executive Management. These shared values and beliefs are adopted by leadership at all levels within BB&T, and the upholding of BB&T’s principles and core values is expected of every employee. The resulting corporate culture includes a sound risk-taking approach that fosters prudent risk management decisions and actions. It also includes the utilization of a common risk language consistent across the enterprise.

While BB&T believes that risk management is the responsibility of every employee, Executive Management is ultimately accountable to the Board of Directors and BB&T’s shareholders for risk management. The Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new activities or products. The Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities. The Board of Directors receives periodic reviews of BB&T’s risk management programs and approves risk oversight and controls based upon reporting from Executive Management.

Executive Management seeks to implement fully integrated and effective risk management throughout the organization. Executive Management has assigned a Chief Risk Officer, who is a member of Executive Management, as part of a comprehensive risk management organization at BB&T that balances BB&T’s unique community banking and financial services distribution model with strong, centralized risk management oversight and controls. Executive Management has direct oversight and involvement in risk management via reporting and regular cross-functional communications. This is primarily accomplished through a committee structure in which individual committees comprised of BB&T management personnel are assigned primary responsibility for monitoring and managing a particular type of risk associated with BB&T’s operations, including credit risk, liquidity risk, market risk, operational risk, reputational risk, compliance risk and business strategy risk. Typically, the chair of each committee will be the member of Executive Management primarily responsible for managing the committee’s assigned category of risk. The individual committee provides oversight and ensures objectivity. The committees also approve primary policies, set risk limits and tolerances, and monitor results. The Board believes that this committee structure enables Executive Management to assess all risk types with a more holistic perspective and manage and monitor the most material risks as close as reasonably possible to the level where functional decisions are made.

Stock Ownership of Directors

Pursuant to the Corporation’s Corporate Governance Guidelines, each director is expected to own at least 5,000 shares of BB&T Common Stock throughout the full term of the director’s service. The required number of shares was increased from 2,500 to 5,000 effective as of January 26, 2010 and, accordingly, these shares may be acquired over the later of (i) a period of three years beginning January 26, 2010, or (ii) a period of three years beginning with the date of the initial election of the director, as applicable. Currently, thirteen of the eighteen directors own at least 5,000 shares of BB&T Common Stock. BB&T expects that the remaining five directors will obtain the requisite share ownership within the allotted time frame. As discussed in “Compensation Discussion and Analysis—Stock Ownership”, this requirement also applies to members of Executive Management, including each of the NEOs. See the “Security Ownership” table above for a specific listing of the amount of BB&T Common Stock beneficially owned by each member of the Board of Directors.

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms of such services) to be performed for the Corporation by its independent registered public accounting firm, subject to a de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. To qualify for the de minimis exception: (a) the aggregate amount of all such non-audit services provided to the Corporation must not constitute more than 5% of the total amount of revenues paid by the Corporation to its independent registered public accounting firm during the fiscal year in which the services are provided, (b) the Corporation must not have recognized such services at the time of the engagement to be non-audit services, and (c) the non-audit services must promptly be brought to the attention of the Audit Committee and, prior to the completion of the audit, approved by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approval has been delegated by the Audit Committee. Under the terms of its charter, the Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2009, all of the non-audit services (see “Fees to Auditors” below, for a description of such services) provided by the Corporation’s independent registered public accounting firm were approved by the Audit Committee.

Policy for Accounting and Legal Complaints

The Audit Committee has adopted a policy that governs the reporting of (a) employee complaints regarding accounting, internal accounting controls or auditing matters, and (b) evidence of (i) a material violation by the Corporation or any of its officers, directors, employees or agents, of federal or state securities laws, (ii) a material breach of fiduciary duty arising under federal or state law, or (iii) a similar material violation when such evidence is obtained by an attorney authorized to appear or practice before the SEC. Any complaints regarding such matters will be reported to the Corporation’s General Counsel, who will investigate or cause to be investigated all matters reported pursuant to this policy and will maintain a record of such complaints that includes the tracking of their receipt, investigation and resolution. However, if such a complaint is raised by an attorney in the Corporation’s legal department, then the complaint will be reported to the Corporation’s General Auditor, who will assume the responsibility for investigating, recording and tracking the matter. The General Counsel (or the General Auditor, as the case may be) will periodically prepare a summary report of such complaints for the Audit Committee, which will oversee the consideration of all reported complaints covered by this policy. This policy may be found on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance/pdf/AcctLegalComplaintPolicy.pdf.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Corporation’s directors and certain of its executive officers are required to report their beneficial ownership of BB&T Common Stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established by the SEC and the Corporation is required to report in this Proxy Statement any failure to file by the established dates during 2009. To the best of the Corporation’s knowledge, all of the filing requirements were satisfied by the Corporation’s directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended. In making this statement, the Corporation has relied on the written representations of its directors and executive officers subject to Section 16 and copies of the reports that have been filed with the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is currently composed of six directors and operates under an amended charter adopted by the Board of Directors on January 26, 2010. The Board of Directors has determined, in its business judgment, that each member of the Audit Committee is independent as required by applicable securities law and is financially literate based on standards adopted by the NYSE and the Corporation’s Board of Directors. The primary duties and responsibilities of the Audit Committee are to monitor (a) the integrity of the Corporation’s financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting, (b) the Corporation’s compliance with certain legal and regulatory requirements, and (c) the independence and performance of the Corporation’s internal and external auditors. The Audit Committee also selects the Corporation’s independent registered public accounting firm. Management of the Corporation is responsible for the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and the internal auditor, and has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 114, The Auditor’s Communication With Those Charged With Governance, as currently in effect.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board, as currently in effect, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has received confirmations from management and has considered whether the provision of any non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, to be filed with the SEC.

Submitted by the Audit Committee of the Board of Directors, whose current members are:

John P. Howe III, M.D., Chair	L. Vincent Hackley
K. David Boyer, Jr.	Albert O. McCauley
Anna R. Cablik	Stephen T. Williams

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Program

BB&T’s practice is to provide total compensation that promotes both the short- and long-term financial objectives of the Corporation. Achievement of short-term objectives is rewarded through annual cash incentives, while long-term equity and performance-based incentive awards encourage management to focus on BB&T’s long-term goals. These incentives are based on financial objectives of importance to BB&T and its shareholders, including earnings growth and cash basis return on assets and return on common equity. BB&T’s compensation practices reflect BB&T’s pay-for-performance philosophy, whereby approximately 75% of the total 2009 target compensation for the Chief Executive Officer and the other Named Executive Officers (together, the “NEOs”) as set forth below under “Compensation of Executive Officers—2009 Summary Compensation Table” is variable and tied to company performance. BB&T believes that compensation programs that lead to equity ownership ensure that the interests of the NEOs are aligned with BB&T’s shareholders.

Total annual compensation is comprised of base salary, annual cash incentives, incentive stock awards and long-term incentive awards. BB&T also provides pension and other broad-based retirement benefits. The table below provides a summary of the components of BB&T’s executive compensation program. The table below also presents a relative performance bonus that was approved by the Compensation Committee of the Board of Directors on February 23, 2010 and relates to an adjustment to the annual cash incentive due to BB&T’s strong relative performance in 2009.

Compensation Element	What the Element Rewards	Purpose and Key Features	Performance- Based?
Base Salary	Scope of leadership responsibilities, years of experience, expected future performance and contributions to BB&T.

Provides a steady source of income to the executives.

Plays a relatively modest role in the overall pay package because BB&T believes executive compensation should be variable and based on performance.

Targeted at the median of the Peer Group (as defined below).

No

Annual Cash Incentive	Achievement of cash basis earnings per share (weighted at 66.7%) and cash basis return on assets (weighted at 33.3%). BB&T’s overall 2009 performance.

Payment under the Bonus Plan (as defined below) is based solely on corporate performance.

Performance goals have meaningful bearing on long-term increases in shareholder value. Earnings per share correlate with shareholder returns. Return on assets relates to fundamental risk level and financial soundness.

Performance levels (threshold, target, maximum) are established relative to BB&T’s internal business plan and BB&T’s performance relative to its Peer Group.

Yes

Compensation Element	What the Element Rewards	Purpose and Key Features	Performance- Based?

In February 2010, a relative performance bonus was approved for all employees who participated in the Bonus Plan for 2009, including each of the NEOs.

Bonus Plan performance goals were established during a time of extreme economic uncertainty.

BB&T achieved several significant accomplishments during 2009, including superior relative performance compared to its Peer Group (as defined below).

When taken with the regular payments under the Bonus Plan for 2009, the relative performance bonus payment will in the aggregate allow for Bonus Plan payments for 2009 at approximately 100% of target (i.e., 50% of the maximum).

Incentive Stock Awards (40% stock options and 60% restricted stock units)	Stock options only have value if BB&T’s stock price increases relative to the stock price on the date of the award. The value of restricted stock units is tied to BB&T’s stock price.

BB&T’s incentive stock awards align executives’ interests with those of shareholders and promote executive retention.

Stock options vest in 20% installments over five years.

Restricted stock units vest only if the executive remains employed by BB&T for five years (i.e., vesting occurs on a “cliff” basis after five years). Dividends are not paid on restricted stock units.

Incentive stock awards, together with LTIP (as defined below) awards, are generally targeted to comprise over half the compensation for NEOs.

Individual incentive stock award target opportunities are generally intended to align with the median of the Peer Group for similarly situated executives.

Yes

Long-Term Incentive Performance (LTIP) Awards	LTIP awards are paid on a sliding scale based on achievement of three-year average cash basis return on common equity.

LTIP awards are designed to measure internal (and relative) performance over three-year cycles. Each year begins a new three-year cycle.

Return on common equity, when consistently measured over three-year cycles, measures how well the executives are deploying BB&T’s financial resources to generate long-term shareholder value through earnings growth.

The midpoint of the performance scale reflects median performance levels of the Peer Group for the three-year period before the grant date. Threshold and maximum levels approximate Peer Group 25th and 75th percentile levels of performance, respectively.

Yes

By using cash basis earnings-per-share growth and cash basis return on assets for short-term awards (specifically, Bonus Plan awards) and cash basis return on common equity for long-term awards (specifically, LTIP awards), the key measures of performance that are controlled by management have been integrated into the NEOs’ compensation program.

The pie charts below show the mix of compensation elements targeted to be paid for 2009 (assuming the achievement of applicable performance metrics at target levels) to Mr. King and to the other NEOs averaged together. The 2009 target payout levels (which are expressed as a percentage of base salary) for the various compensation elements were substantially unchanged from 2008 levels because BB&T’s compensation practices reflect BB&T’s pay-for-performance philosophy, whereby approximately 75% of the total 2009 target compensation for the Chief Executive Officer and the other NEOs is variable and tied to company performance. The pie charts immediately below do not include the relative performance bonus because the relative performance bonus was not contemplated at the time the 2009 target levels were established.

The pie charts immediately below show the mix of compensation elements actually paid for 2009 to Mr. King and to the other NEOs averaged together. The pie charts below include the relative performance bonus payments.

General Compensation Philosophy, Guiding Principles and Compensation Setting Process

BB&T’s executive compensation philosophy is based on three guiding principles:

•	Compensation and reward systems are management tools to achieve business results;

•

Total compensation opportunities are established relative to organizations with which BB&T competes for talent and shareholder investments and are set at levels that enable BB&T to attract and retain executives critical to its long-term success; and

•	Total compensation is aligned with shareholder interests when it is paid based upon the achievement of financial goals that BB&T has set and attained for the performance period.

BB&T believes that compensation should be set for the NEOs in line with the performance of BB&T on both a short-term and long-term basis. It is BB&T’s practice to provide a balanced mix of cash and equity-based compensation in order to align the interests of the NEOs with that of BB&T’s shareholders and to encourage the NEOs to act as equity owners of BB&T.

BB&T operates in the highly competitive financial services industry where the attraction and retention of talented executives is critical to its future success. For this reason, BB&T has designed a total compensation program that is intended to be competitive with peer financial services institutions.

The Compensation Committee administers BB&T’s compensation program for the top level of BB&T’s management, who are referred to as “Executive Management.” Each NEO is a member of Executive Management. The Compensation Committee is composed entirely of independent, non-management directors. The Compensation Committee reviews all aspects of the compensation program for Executive Management, including summary analyses of total compensation delineating each compensation element. These are frequently referred to as “tally sheets.” The tally sheets list salaries, target and actual bonus award opportunities, target and actual annual long-term incentive award values, perquisites, severance arrangements and other retirement, health and welfare benefits. The Compensation Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive program. The Compensation Committee also approves the performance goals for all Executive Management compensation programs that use performance metrics and evaluates performance at the end of each performance period (i.e., annually and on a three-year basis). The Compensation Committee approves annual cash incentive award opportunities, stock option awards, restricted stock awards and long-term incentive award opportunities. The Compensation Committee also sets the level and components of the compensation for the Chief Executive Officer and reviews and approves the compensation for the remaining NEOs and other members of Executive Management.

In making these compensation decisions, the Compensation Committee uses several resources and tools, including the use of a compensation consultant, competitive benchmarking and other analyses, as further described below. The Chief Executive Officer also is involved in compensation determinations. The Chief Executive Officer reviews the compensation consultant’s compensation recommendations, discusses Executive Management compensation (including compensation for each of the NEOs) with the Compensation Committee and makes recommendations on base salary and the other compensation elements. BB&T believes that the Chief Executive Officer is in the best possible position to assess the performance of the other members of Executive Management, and he accordingly plays an important role in the compensation setting process. From time to time, the Chief Executive Officer also discusses his compensation package with the Compensation Committee. Decisions about individual compensation elements and total compensation, including those related to the Chief Executive Officer, are ultimately made by the Compensation Committee using its judgment, focusing primarily on the executive officer’s performance and BB&T’s overall performance. The Compensation Committee also considers the business environment in which the results were achieved.

Competitive Benchmarking and Other Analyses

The compensation structure for the NEOs emphasizes variable pay based on performance. BB&T generally benchmarks each element of compensation against the market with the objective of targeting total compensation at the market median. To achieve this goal, BB&T compares total compensation opportunities as well as each element of pay, including base salary and annual and long-term incentives, to a peer group of publicly traded bank or financial services holding companies (the “Peer Group”). BB&T’s management selects the Peer Group and an outside compensation consultant validates this selection. The Compensation Committee determines that the group so selected is an appropriate comparison group for this purpose. The Peer Group used for evaluating the NEOs’ compensation also is used for benchmarking BB&T’s performance. The peer review conducted for 2009 resulted in the designation by the Compensation Committee of the following twelve financial institutions as the Peer Group:

BB&T 2009 Peer Group(1)(2)

Institution	State	Assets (in Billions) 12/31/2009	GAAP Earnings Per Share Year ended 12/31/09	Peer Group GAAP EPS Rank	GAAP Return on Assets Year ended 12/31/09	Peer Group GAAP ROA Rank	GAAP Return on Common Equity Year ended 12/31/09	Peer Group GAAP ROCE Rank
Capital One	VA	$169.4	$0.74	5	0.19	6	1.28	6
Comerica	TX	59.3	(0.78)	7	(0.19)	7	(2.38)	7
Fifth Third	OH	113.4	0.70	6	0.44	5	5.54	3
Huntington	OH	51.6	(6.14)	12	(6.23)	13	(86.71)	13
KeyCorp	OH	93.3	(2.27)	9	(1.59)	11	(20.47)	11
M&T	NY	68.9	2.89	2	0.49	4	5.02	4
Marshall & Ilsley	WI	57.2	(2.46)	10	(1.43)	10	(17.63)	10
PNC	PA	269.9	4.40	1	0.72	1	10.00	1
Regions	AL	142.3	(1.27)	8	(0.88)	8	(8.83)	9
SunTrust	GA	174.2	(3.98)	11	(0.99)	9	(3.27)	8
U.S. Bancorp	MN	281.2	0.97	4	0.67	2	8.25	2
Zions	UT	51.1	(9.92)	13	(2.28)	12	(28.35)	12
BB&T	NC	$165.8	$1.15	3	0.56	3	4.93	5

(1)	This table presents earnings per share, return on assets and return on common equity, each calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In presenting GAAP data for the other members of the Peer Group, BB&T has relied on the institution’s publicly reported results.
(2)	BB&T’s compensation program uses cash basis earnings per share, cash basis return on assets and cash basis return on common equity, each of which are non-GAAP financial measures. BB&T does not derive cash basis data for the other members of its Peer Group. For information on how BB&T derives cash basis data from GAAP financial information, please refer to “Tax and Accounting Considerations” below.

The Peer Group was selected based upon relative size to BB&T and business mix. Because fewer companies comparable in asset size to BB&T remain independent, BB&T’s total assets currently approximate the 75th percentile of the Peer Group. This same group of companies serves as the Peer Group in the Performance Graph set forth in BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

In addition to the external Peer Group analysis, the Compensation Committee also reviews the total compensation of the Executive Management team relative to one another. The Compensation Committee believes that Mr. King’s relatively higher compensation is appropriate in light of his expanded responsibilities as the Chief Executive Officer and the leadership he has provided to BB&T during his tenure as member of Executive Management, including most recently as the Chief Operating Officer.

As part of its review of tally sheets, the Compensation Committee also reviews the value of each element of compensation that the executive officer could potentially receive under different termination scenarios (e.g., voluntary, involuntary, change-in-control). For this review, total remuneration includes all aspects of the executive officer’s total cash compensation, the value of equity awards (both vested and unvested and including, as applicable, the impact of accelerated vesting upon retirement), the value of any deferred compensation, retirement benefits, the value of welfare benefits and the value of outplacement (if applicable). The goal of the analysis is to allow the Compensation Committee to see how each element of compensation interacts with the other elements and to see potential ramifications from current compensation decisions. To date, the amount of past compensation, including amounts realized or realizable from prior equity awards, has generally not been a significant factor in the Compensation Committee’s considerations.

Compensation Consultant

The Compensation Committee engages an outside compensation consultant to conduct a comprehensive review of the competitiveness and effectiveness of BB&T’s executive compensation program relative to market practices and business goals. Typically, the comprehensive review has been conducted at least every other year. The Compensation Committee historically has retained Mercer to act in this capacity.

During the fourth quarter of 2008, Mercer conducted a comprehensive review applicable to compensation for the 2009 year. This review was conducted in accordance with the pre-established biennial comprehensive review schedule. In conducting the comprehensive review, and consistent with prior comprehensive reviews, the consultant provides the following services:

•	reviews overall compensation levels;

•	reviews BB&T’s total executive compensation program and advises the Compensation Committee of plans or practices that might be changed to improve effectiveness;

•	recommends to the Compensation Committee changes in the mix of cash versus equity compensation to be offered as well as the types of long-term incentives to be granted;

•	makes suggestions related to award target levels and the types of performance measures to be used in BB&T’s annual and long-term plans consistent with BB&T’s business strategies;

•	analyzes the relationship of BB&T’s financial performance to actual pay levels received;

•	provides market data and recommendations on Executive Management compensation;

•	prepares tally sheets summarizing each compensation element; and

•	reviews BB&T’s total compensation philosophy, Peer Group and competitive positioning for reasonableness and appropriateness.

As part of the compensation review, Mercer prepared tally sheets that included all forms of annual direct compensation (i.e., base salary, annual cash incentives, incentive stock awards and long-term incentives) as well as employee benefits, including pension and retirement benefits. In addition, the Compensation Committee requested and reviewed a full analysis of termination benefits in the event of an executive’s termination under existing employment contracts as well as in the event of a change of control.

In the “off-year” when the consultant is not conducting a comprehensive review, the Compensation Committee seeks advice from the consultant on an as-needed basis. The compensation consultant typically performs the following routine services in the year of the comprehensive review as well as in “off-years”:

•	attends Compensation Committee meetings, upon request;

•	provides tally sheets summarizing each compensation element; and

•	proactively advises the Compensation Committee on best-practices ideas for Board governance of executive compensation, as well as areas of concern and risk in BB&T’s compensation program.

In the third quarter of 2009, the individual who was principally responsible for the BB&T engagement left Mercer to start a new compensation consulting firm named Compensation Advisory Partners, LLC. Given the over twenty-year relationship with this individual (and other members of her team, who also joined Compensation Advisory Partners), the excellent client service provided and the detailed familiarity with BB&T’s compensation programs and philosophy, the Compensation Committee elected to engage Compensation Advisory Partners to act as its compensation consultant going forward. In relation to compensation payable for 2009, Compensation Advisory Partners advised the Compensation Committee on its exercise of discretion in making annual cash bonus payments (as discussed under the “Annual Cash Incentives” caption of this Compensation Discussion and Analysis section). Compensation Advisory Partners also reviewed the draft Compensation Discussion and Analysis and related tables and compensation disclosures in this Proxy Statement.

In past years and in addition to the services provided to the Compensation Committee, Mercer also regularly advised BB&T’s management on compensation issues, including those relating to the general employee population. Although it has not expressly been involved in the approval of non-executive compensation consulting services provided by Mercer to management, the Board of Directors has permitted management to continue to be advised by Mercer; accordingly, BB&T’s engagement of Mercer to act as management’s compensation consultant has not changed in light of the Compensation Committee’s engagement of Compensation Advisory Partners. Management has determined to continue Mercer’s engagement for non-executive compensation consulting services. Mercer has advised BB&T’s management on a variety of issues in recent years, including:

•	the size of the pool available for salary increases for employees;

•	the amount of additional shares needed under BB&T’s equity incentive plans for employee (and Executive Management) awards;

•	the mix of stock options and restricted stock units to be provided to eligible employees;

•	determining the appropriate compensation mix for certain job functions;

•	reviewing the draft Compensation Discussion and Analysis and related tables and compensation disclosures for the proxy statement; and

•	changes to the employment agreements of Executive Management.

The total amounts of fees paid to Mercer for services to the Compensation Committee and to Executive Management, respectively, in 2009 were approximately $107,000 and $44,000. The total amount of fees paid to Compensation Advisory Partners for services to the Compensation Committee in 2009 was approximately $52,000. Each firm was reimbursed for its reasonable travel and business expenses.

Components of Executive Compensation

After reviewing the information provided by the consultant from the most recent comprehensive review and consulting with the Chief Executive Officer and other members of Executive Management, the Compensation Committee elected to retain the basic compensation structure from 2008 for 2009, including the mix of short-term and long-term compensation for the Chief Executive Officer and each of the other NEOs.

Annual Base Salary

BB&T historically has positioned the NEO salaries at the median of the Peer Group. BB&T believes that the majority of a NEO’s compensation should be variable and based on the performance of BB&T. Accordingly, base salary plays a modest role in the overall total compensation of the NEOs. Salaries for the NEOs are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on prevailing changes in market rates for equivalent executive positions in similarly situated companies, as well as a subjective evaluation of such factors as the individual’s level of responsibility, tenure with BB&T and overall contribution to BB&T.

In its review of base salaries for 2009, the Compensation Committee considered the positioning of BB&T’s salaries for the NEOs as compared to similarly situated executives relative to the market as validated by the compensation consultant’s 2008 comprehensive review, the tenure and performance of the NEOs and the recommendations of the Chief Executive Officer on salary increases for the other NEOs. Based on that review, for 2009, the Compensation Committee approved base salaries increases of 4.08% for each of Messrs. Greene and Wilson (effective as of April 1, 2009). In connection with Mr. King’s promotion to Chief Executive Officer and Mr. Henson’s promotion to Chief Operating Officer (each, effective as of January 1, 2009), each received base salary increases of 33.78% and 9.79%, respectively, commensurate with their increased responsibilities and comparable to similarly situated executives in the Peer Group. Mr. Bible was promoted to Chief Financial Officer effective January 1, 2009; however, he did not receive a base salary increase in 2009 because he received a base salary increase of approximately 16.7% when he was promoted to Executive Management in November of 2008.

2009 Base Salary Adjustments

Name	2008 Base Salary	Increase	Percentage Increase	2009 Base Salary
Kelly S. King	$672,750	$227,250	33.78%	$900,000
Robert E. Greene	$455,400	$18,600	4.08%	$474,000
C. Leon Wilson III	$455,400	$18,600	4.08%	$474,000
Christopher L. Henson	$455,400	$44,600	9.79%	$500,000
Daryl N. Bible	$350,000	$0	0.00%	$350,000

Annual Cash Incentives

The BB&T Corporation Short-Term Incentive Plan (the “Bonus Plan”) is an annual cash incentive program that provides cash awards to the NEOs and other key employees based on the achievement of performance goals established annually by the Compensation Committee. The performance criteria applicable to the Chief Executive Officer and the other NEOs for purposes of the Bonus Plan are determined based solely on corporate performance. Under the Bonus Plan, the Compensation Committee may determine corporate performance based on a variety of factors, including earnings per share, market share, sales, stock price, return on common equity, return on average assets and/or expense management. The size of each NEO’s cash award is determined by establishing a target incentive award expressed as a percentage of the NEO’s base salary up to a maximum amount established by the Compensation Committee. The Compensation Committee also is able to exercise discretion in the payment of awards, including downward adjustments of payments, one-off discretionary awards and adjustments for large, nonrecurring corporate items (e.g., large mergers and acquisitions).

For 2009, the Compensation Committee set the target Bonus Plan award for each of the NEOs at 85% of base salary, except for Mr. King, whose target was set at 125% of base salary. The 2009 target levels were generally consistent with 2008 target levels applicable to the NEO’s position. For the Chief Executive Officer and the other NEOs, the Compensation Committee established corporate performance goals for 2009 based on cash basis earnings per share (weighted at 66.7%) and cash basis return on assets (weighted at 33.3%). The Compensation Committee believes that these two corporate performance goals have a meaningful bearing on long-term increases in shareholder value. Cash basis earnings per share growth has a strong long-term correlation with shareholder returns, which is the reason it is weighted at two-thirds. Cash basis return on assets also is correlated with long-term returns to shareholders and reflects the fundamental risk level and financial soundness of the business. Because of the manner in which the cash basis return on assets target is set by the Compensation Committee by reference to Peer Group performance, this performance metric also measures BB&T’s performance relative to its Peer Group. In prior years, the Bonus Plan performance goals were weighted at 80% and 20%, with the cash basis earnings per share goal being given the heavier weighting. The Compensation Committee believed that placing more emphasis on the cash basis return on assets performance goal in 2009 was appropriate because, in light of the economic uncertainty that was expected for 2009, the achievement of superior relative Peer Group performance (as represented by cash basis return on assets performance) was even more meaningful than in past years.

In prior years, if the cash basis earnings per share threshold goal was not achieved or exceeded, then the NEOs would not receive any payment under the Bonus Plan, regardless of BB&T’s cash basis return on assets performance. For 2009, the Compensation Committee elected to decouple the cash basis earnings per share measure and the return on assets measure, meaning that if the cash basis earnings per share threshold was not achieved or exceeded, the executives could still receive a payment based solely on BB&T’s cash basis return on assets performance. In making this decision, the Compensation Committee judged that in the overall context of the financial crisis, meaningful shareholder value would be delivered if only the cash basis return on assets target is met. In addition, as discussed below in this subsection, the Compensation Committee set the cash basis return on assets performance goals such that there would be no payout if the actual cash basis return on assets performance fell short of the target (i.e., the typical payout range from a threshold level up to target was eliminated). At the time of setting the 2009 Bonus Plan performance goals, the Compensation Committee acknowledged that, in light of the prevailing economic uncertainty, in order to provide Bonus Plan payments that fairly compensated the Corporation’s employees, the Committee may need to adjust the final Bonus Plan payments at the conclusion of 2009, depending on BB&T’s overall relative performance.

For 2009, the Compensation Committee set the cash basis earnings per share target at $1.88 per share (with a threshold goal of $1.66 per share and a maximum goal of $2.59 per share). Historically, the cash basis earnings per share threshold for a given year was set at BB&T’s actual cash basis earnings per share for the prior year and the target and maximum levels were established based on BB&T’s internal business plan forecast. For 2008, BB&T achieved cash basis earnings per share of $2.60, which in a typical year, would indicate that $2.60 would serve as the cash basis earnings per share threshold for 2009. The Compensation Committee determined that the historical model for setting performance metrics was unrealistic in light of the economic difficulties expected at the time the performance measures were established (February 2009) and BB&T’s internal 2009 forecast, which projected a slightly negative growth rate and increased charge-offs in BB&T’s loan portfolio. Instead, the Compensation Committee opted to set a cash basis earnings per share target of $1.88 that, if achieved, would have likely permitted BB&T to maintain its quarterly common stock dividend of $.47 per share (or $1.88 per share on an annualized basis). This target level was lower than would have been established under the historical practice of setting target payouts in accordance with BB&T’s business plan forecast, however, in light of the prevailing economic uncertainty (which cast doubt on the feasibility of the internal forecast), the Committee believed that establishing target performance based on preserving the dividend would most directly encourage the achievement of a concrete and meaningful corporate goal for 2009. The threshold level of $1.66 was established based on the consensus earnings projections as reported by First Call at the time. The Committee believed that it would be appropriate to begin payments under the Bonus Plan (for cash basis earnings per share performance) only if BB&T met or achieved analysts’ consensus earnings estimates for 2009. The maximum level of $2.59 was set in accordance with BB&T’s traditional practice of establishing maximum cash basis earnings per share payments relative to the internal business plan forecast.

The 2009 cash basis return on assets target was set by the Compensation Committee at 0.001%. Historically, the cash basis return on assets target was set at the median of the Peer Group’s actual cash basis return on assets for the prior year. This practice would have resulted in the 2009 cash basis return on assets target being a negative rate of return. The Compensation Committee believed that paying a cash bonus for anything less than positive cash basis return on assets was inconsistent with BB&T’s compensation philosophy. Accordingly, the Committee set the target as a positive rate of return on assets and provided that return on assets performance that was flat or negative would not yield a payout. Consistent with prior years, the 2009 cash basis return on assets maximum of 0.32% was established at approximately the 75th percentile of the Peer Group’s actual cash basis return on assets performance for 2008. Despite the expected economic challenges, the Compensation Committee believed that the 2009 cash basis return on assets structure was appropriate, as it would encourage the NEOs to focus on BB&T’s fundamental risk level and financial soundness and would only reward positive results.

BB&T achieved cash basis earnings per share of $1.42 in 2009, which fell below the threshold goal of $1.66, and achieved cash basis return on assets of 0.71%, which exceeded the maximum goal, entitling participants to 200% of the return on assets target (the cash basis return on assets made up 33.3% of the aggregate Bonus Plan target). In the aggregate, BB&T’s 2009 corporate performance yields 2009 Bonus Plan payments approximating 66.6% of targeted cash bonuses under the pre-established performance goals.

The Compensation Committee typically meets in February of every year to, among other things, approve the compensation program for the coming year and to certify payments under the compensation program for the most recently completed year. Consistent with its past practice, on February 23, 2010, the Compensation Committee met to consider the payments under the 2009 Bonus Plan, including adjustments to the final awards. Accordingly, at its meeting on February 23, 2010, the Compensation Committee reviewed BB&T’s overall relative performance for 2009. Several of BB&T’s more notable 2009 accomplishments were:

•	Successful exit from the Troubled Asset Relief Program (“TARP”):

•	BB&T was one of two regional banks with favorable results from the Supervisory Capital Assessment Process, or so-called bank “stress test”.

•	BB&T was among the first group of 10 financial institutions to repay the government’s TARP investment.

•	BB&T retired the TARP warrants in July to fully withdraw from TARP.

•	Colonial Bank transaction:

•

BB&T acquired a significant portion of the assets of Colonial Bank from the FDIC (as receiver for Colonial Bank) in August 2009, adding approximately $22.7 billion in assets and approximately $19.2 billion in customer deposits.

•	The Colonial transaction was the largest FDIC assisted transaction of 2009 (out of approximately 140) and the sixth largest FDIC assisted transaction of all time.

•	The Colonial transaction expanded BB&T’s banking network, specifically in Florida, Alabama and Texas.

•	Exceptional Firm-wide Risk Management:

•	BB&T generated positive earnings throughout the financial crisis (no quarters with a loss).

•	BB&T consistently maintained a strong capital position.

•	BB&T achieved superior credit performance relative to its Peer Group.

The Compensation Committee also evaluated what it considered to be the most disappointing and difficult event of 2009, which was the decision to reduce the quarterly common stock dividend by 68% (from $0.47 to $0.15 per quarter). Executive Management and the entire Board of Directors are in agreement that the dividend reduction was extremely difficult and disappointing, but ultimately was prudent and in the best long-term interests of BB&T’s shareholders. In addition to the actual dividend reduction, the Compensation Committee considered the following with respect to the dividend:

•	Dividends are core to BB&T:

•	BB&T was the last large bank to reduce its dividend.

•	The dividend reduction saved approximately $725 million of capital annually (based on the shares outstanding at the time of the decision).

•	BB&T continues to pay dividends at a higher rate than other Peer Group banks.

•	Repaying TARP allows BB&T to revisit the dividend amount as soon as appropriate (subject to regulatory approval).

•	Executive Management and the Board understand the importance of the dividend to all shareholders.

The Compensation Committee also considered that Executive Management did not receive any payment under the 2008 Bonus Plan despite BB&T’s outstanding relative performance in 2008. For the year ended December 31, 2008, BB&T was in the top quartile of its 2008 Peer Group based on each of earnings per share performance, cash basis return on assets performance and cash basis return on common equity performance. (Please refer to the Peer Group table that appears on page 34 of the proxy statement for the annual meeting of shareholders that occurred on April 28, 2009.) Additionally, BB&T has not provided any extraordinary salary increases or special stock or cash awards to members of Executive Management.

In light of the foregoing, the Compensation Committee elected to exercise discretion under the Bonus Plan and make a relative performance bonus payment in the amount of 33.4% of the Bonus Plan target, which when taken with the regular payments under the Bonus Plan pursuant to the pre-established performance goals for 2009 (in the amount of 66.6% of the Bonus Plan target), will allow for payments at 100% of the target payout under the Bonus Plan. The aggregate amount of payments to be provided under the 2009 Bonus Plan is only 50% of the maximum amount that could have been awarded to the plan participants, including each of the NEOs. The relative performance bonus was approved for the approximately 2,000 employees who participated in the Bonus Plan for 2009, including each of the NEOs.

Payments to the NEOs under the Bonus Plan with respect to the regular payments under the Bonus Plan pursuant to the performance goals for 2009 are reflected in column (g) of the 2009 Summary Compensation Table included under the “Compensation of Executive Officers” section below. Payments to the NEOs for the relative performance bonus are reflected in column (d) of the 2009 Summary Compensation Table.

2009 Bonus Plan Payments

Name	Targeted 2009 Bonus Plan Payments, Assuming Achievement of Performance Metrics at Target	Maximum 2009 Bonus Plan Payments, Assuming Achievement of Performance Metrics at Maximum	Regular 2009 Bonus Plan Payments	Relative Performance Bonus for 2009	Total 2009 Bonus Plan Payment
Kelly S. King	$1,125,000	$2,250,000	$749,250	$375,750	$1,125,000
Robert E. Greene	$398,947	$797,894	$265,699	$133,248	$398,947
C. Leon Wilson III	$398,947	$797,894	$265,699	$133,248	$398,947
Christopher L. Henson	$425,000	$850,000	$283,050	$141,950	$425,000
Daryl N. Bible	$297,500	$595,000	$198,135	$99,365	$297,500

Incentive Stock Awards

BB&T places great importance on equity as a form of compensation, and stock ownership is a key objective of the compensation program. The Compensation Committee and BB&T’s Chief Executive Officer are strong advocates of providing equity opportunities to the members of Executive Management, including the NEOs, and encourage these executives to be owners of BB&T Common Stock. As of February 24, 2010, members of Executive Management, including the NEOs, collectively owned approximately 548,927 shares of BB&T’s Common Stock. The proportion of compensation provided to the NEOs through equity compensation and long-term incentives is the largest element of the executives’ compensation. Historically, incentive stock awards have constituted a significant portion of the NEOs’ compensation.

For 2009, incentive stock awards were made under the shareholder-approved BB&T Corporation Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Plan”). The 2004 Stock Plan allows for equity-based awards to selected participants, including the NEOs as determined by the Compensation Committee and the Board of Directors. Awards that may be granted by the Compensation Committee to the NEOs include incentive stock options and nonqualified stock options; stock appreciation rights; restricted stock awards and restricted stock units; performance shares and performance units; and phantom stock awards.

For 2009, the Compensation Committee approved a target incentive stock award for each NEO that was composed of stock options and restricted stock units. Approximately 40% of each award was made in the form of stock options and the other 60% consisted of restricted stock units, with the aggregate target award levels expressed as a percentage of base salary. Prior to 2008, the Compensation Committee provided incentive stock awards that were half stock options and half performance-based restricted stock units. Since 2008, incentive stock awards have been more heavily weighted towards restricted stock units because those awards, in the aggregate, use fewer shares against the number of shares authorized for issuance under the 2004 Stock Plan than stock option awards. As described below in the more detailed discussion of the restricted stock unit awards, consistent with prior years, the NEOs received restricted stock unit awards in 2009 that will cliff vest on the fifth anniversary of the award. However, these awards are not subject to the additional performance requirements that were elements of the NEOs’ prior restricted stock unit awards.

Considering recommendations made by the compensation consultant in the most recent comprehensive review and generally consistent with 2008 target levels applicable to the NEO’s position, the Compensation Committee set the 2009 target opportunity for each NEO’s incentive stock award at 140% of base salary, except for Mr. King, whose target opportunity was set at 245% of base salary. These target levels are generally intended to provide an incentive stock award opportunity that is on par with the median of the Peer Group for similarly situated executives. The Compensation Committee uses the Black-Scholes model to estimate the present value of BB&T stock options, based on a set of assumptions, and determines the value of restricted stock units based on the price of BB&T’s Common Stock on the grant date. The number of options or restricted stock units granted is determined by dividing the target amount of compensation to be delivered through the award by the estimated value of each option or restricted stock unit, as applicable. Using this methodology, the NEOs received the following grants of stock options and restricted stock units in 2009:

2009 Incentive Stock Awards

Name	Non-Qualified Stock Options (#)(1)	Black-Scholes Value of Stock Options ($)(2)	Restricted Stock Units (#)	Delivered Value of Restricted Stock Units ($)(2)
Kelly S. King	340,540	$881,999	78,376	$1,322,987
Robert E. Greene	101,481	$262,836	23,356	$394,249
C. Leon Wilson III	101,481	$262,836	23,356	$394,249
Christopher L. Henson	108,108	$280,000	24,881	$419,991
Daryl N. Bible	75,675	$195,998	17,417	$293,999

(1)	The option exercise price for the 2009 awards was $16.88 per share, which was the closing price on the date of the grant. For additional detail, please refer to “2009 Outstanding Equity Awards at Fiscal Year-End.”
(2)	The table reports the value the Compensation Committee seeks to deliver in making the award (as the Committee calculates the value in the award process). In the case of both stock options and restricted stock units, the number of options or units granted is determined by dividing the target amount of compensation by the estimated value of the equity award. For stock options, the award is valued based on the Black-Scholes value of the options. For restricted stock units, the number of units awarded depends on the closing price of BB&T’s Common Stock ($16.88) on the grant date. In accordance with SEC rules, the value of the awards reported in the 2009 Summary Compensation Table is the fair value of the awards on the grant date. For stock options, the grant date fair value is the same as the values used by the Compensation Committee to determine target compensation. For restricted stock units, the grant date fair value is calculated by discounting the closing price of BB&T’s Common Stock on the grant date by the present value of the dividends that are expected to be forgone during the five-year vesting period. For the grant date fair value of the awards and a discussion of how BB&T computes the fair value, please refer to columns (e) and (f) of the 2009 Summary Compensation Table included under the “Compensation of Executive Officers” section below.

Stock Options. Stock options historically have been an important part of BB&T’s equity program. The Compensation Committee believes that stock options are inherently performance-based and effectively align the interests of the recipients with those of the shareholders because stock options only have value if BB&T’s stock price increases relative to its stock price on the date of the award. As in prior years, BB&T’s 2009 stock option awards vest 20% per year on each of the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price for each stock option grant in 2009, including each award to the NEOs, was the market closing price on the date of grant. The Peer Group analysis indicates that the majority of BB&T’s peers use a three- or four-year ratable vesting period; however, the Compensation Committee believes that the five-year ratable vesting period combined with a ten-year term is appropriate for BB&T since these features tend to encourage executives to focus on the long-term maximization of shareholder value and the longer vesting period acts as a retention tool. For employees who are retirement eligible (including each of the NEOs other than Mr. Bible and Mr. Henson), however, the accounting principles generally require that the compensation expense for all equity awards be fully recognized in the year of the award since grants would vest immediately if the NEO retired. Mr. Wilson became retirement eligible in January 2010, and BB&T will be required to fully recognize the compensation expense of any equity awards granted to Mr. Wilson after January 2010 in the year in which such awards are granted.

Restricted Stock Units. In 2006, BB&T introduced the use of restricted stock awards for the NEOs. BB&T’s restricted stock awards are granted as units, with each unit relating to a contingent share of BB&T Common Stock that is not earned or issued until specific conditions are met. Restricted stock units vest only if the NEO remains employed by BB&T for five years (i.e., vesting occurs on a “cliff” basis after five years). No dividends are paid on the shares underlying the restricted stock units until the shares are issued. The value of restricted stock unit awards is inherently tied to the market price of BB&T’s Common Stock. The Compensation Committee believes that the relatively long cliff vesting schedule aligns the NEOs’ interests with those of loyal, long-time shareholders. The Compensation Committee also believes that the five-year cliff vesting requirement promotes the retention of these highly valued executives and is therefore in the best interests of the shareholders. The Compensation Committee believes that the strong retentive features of restricted stock units are further enhanced in a volatile stock market, which the financial services industry has experienced in recent times.

From 2006 through 2008, the restricted stock unit awards to NEOs were structured such that the units would vest only if (a) a three-year corporate performance threshold was met (the achievement of three-year average cash basis return on common equity threshold) and (b) the executive remained employed by BB&T for two years after the three-year performance period (i.e., vesting occurs, if at all, on a “cliff” basis after five years). For the 2009 restricted stock unit awards to the NEOs, the Compensation Committee elected to retain the five-year cliff vesting feature, but eliminate the additional performance element.

Historically, the restricted stock unit awards to the general employee population were subject only to five-year cliff vesting (and not the additional performance restrictions) and the 2009 vesting change will bring the NEOs awards in line with other employees who receive restricted stock unit awards. A cliff vesting schedule (absent additional performance restrictions) also is more consistent with the award practices of the Peer Group. Also, as a participant in the Capital Purchase Program of TARP during 2009, BB&T lost its ability to claim a tax deduction for the performance-based restricted stock unit awards to the NEOs. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect before enactment of the Emergency Economic Stabilization Act of 2008 (“EESA”) and TARP, BB&T could deduct annual compensation in excess of $1 million paid to its senior executive officers only to the extent the compensation qualified under the Code as being “performance-based.” EESA amended Section 162(m) for participants in TARP’s Capital Purchase Program to reduce the annual compensation tax deductibility cap to $500,000 and eliminate the exception for performance-based compensation. As previously disclosed, BB&T’s compensation philosophy and policies are intended to comply to the extent possible with Code Section 162(m) and the Compensation Committee generally intends that performance-based compensation will be deductible, although BB&T retains the flexibility to pay non-deductible compensation if it is in the Corporation’s best interests. Because the ability to claim a 162(m) deduction for the NEOs’ restricted stock unit awards was restricted at the time of the award and the other factors discussed above, the Compensation Committee elected to subject the 2009 awards only to five-year cliff vesting (and not the additional performance restrictions).

In 2007 and consistent with the prior practice described above, the Compensation Committee set the 2007-2009 performance-based restricted stock award goal as a three-year average (2007-2009) cash basis return on common equity of 18.94%. For the 2007-2009 performance cycle, BB&T attained a three-year average cash basis return on common equity of 19.25%. Because the performance goal was achieved, the restricted stock units will vest 100% on February 20, 2012 if the NEO is still employed by BB&T.

2007-2009 Performance-Based Restricted Stock Units Earned

Name	Performance- Based Restricted Stock Units (#)(1)
Kelly S. King	15,304
Robert E. Greene	6,881
C. Leon Wilson III	6,881
Christopher L. Henson	6,345
Daryl N. Bible(2)	N/A

(1)	Restricted stock units will vest 100% on February 20, 2012 if the NEO is still employed by BB&T.
(2)	Mr. Bible was not employed by BB&T at the time the 2007-2009 performance-based restricted stock units were awarded.

Equity Award Timing Policy. Generally, the timing of BB&T’s regular annual equity awards is determined months in advance of the actual grants in order to coincide with a regular meeting of the Board of Directors and the Compensation Committee. The grant date is established when the grants and all key terms are approved by the Board of Directors or the Compensation Committee, as the case may be. As discussed above, the exercise price for each stock option grant in 2009 was the market closing price on the date of grant. In addition, the 2004 Stock Plan includes a prohibition on repricings or replacements of awards under the plan, absent shareholder approval. Newly hired employees who are not executive officers may receive equity incentive awards upon the approval of the Chief Executive Officer, acting upon authority delegated to him by the Compensation Committee and the Board of Directors. For 2009, restricted stock unit awards and/or stock options for new hires were valued as of the 30th day after the employment hire date. The Chief Executive Officer also is authorized by the Compensation Committee and the Board of Directors to make special equity awards to employees for retention purposes, such as in the event that a highly valued employee is being recruited by a competitor.

Long-Term Incentive Performance (“LTIP”) Awards

Long-term performance units are awarded to members of Executive Management, which includes each of the NEOs, under the 2004 Stock Plan. Performance units are performance-based awards payable, in the Compensation Committee’s discretion, in the form of shares of BB&T Common Stock, cash or a combination of both. Since 1996, all awards have been paid to the NEOs in cash. The rationale for paying cash has been, in part, to provide the NEOs with additional cash to facilitate the exercise of stock options and the retention of the option shares, as opposed to conducting a “cashless” exercise where a number of shares are immediately sold on the open market to generate proceeds equal to the exercise price of the stock options.

The objective of LTIP awards is to motivate and reward financial performance over a three-year period. While options are generally held until the latter part of their ten-year term, and the cash-based Bonus Plan measures one-year performance, the LTIP awards were designed to measure internal (and relative) performance over three-year cycles. Each year begins a new three-year cycle. At the beginning of each three-year cycle, the Compensation Committee, after considering information from the compensation consultant’s most recent comprehensive review, determines the performance measures and payout range.

The Compensation Committee, based on the compensation consultant’s most recent comprehensive review, annually develops the goals, the size of awards and the performance scale for each grant of performance units. This process has three components: (a) a performance scale with an associated payout percentage that may range from 0-200%; (b) a target percentage of the NEO’s salary that represents the value of the award that may be paid to an individual NEO based on actual performance compared to the range of results established in the performance scale; and (c) the average salary of the NEO over the applicable valuation period. The performance scale set by the Compensation Committee is generally based on average cash basis return on common equity for a three-year period. The midpoint of the performance scale is typically established to reflect median performance levels of the Peer Group. Based on an analysis of historical performance, threshold and maximum levels are established to approximate Peer Group quartile levels of performance (i.e., top quartile performance would generate maximum awards and below median performance would generate awards below target levels, potentially down to zero). The Compensation Committee believes that cash basis return on common equity, when measured over a three-year period and relative to Peer Group performance, measures how effectively the financial resources of BB&T have been used to generate long-term shareholder value through earnings growth. As noted above, by using cash basis earnings per share growth and cash basis return on assets for short-term awards and cash basis return on common equity for long-term awards, the key performance measures that may be affected by management are integrated into the NEOs’ compensation program. The actual value of the LTIP award is calculated by taking the product of the applicable target percentage for each NEO multiplied by the average salary of the NEO over the three-year valuation period multiplied by the payout percentage, as follows:

Applicable Target % for each NEO x 3-Year Average Salary x Payout %

In 2007, the Compensation Committee set the 2007-2009 LTIP unit cycle and provided that the performance criteria would be average cash basis return on common equity for the three-year performance cycle, with a threshold goal of 18.94%, a target goal of 20.65% and a maximum goal of 29.27%. The threshold, target and maximum goals were based, respectively, on the 25th, median and 75th percentile levels of the Peer Group’s average cash basis return on common equity for the three-year period ending December 31, 2006. For the 2007-2009 performance cycle, BB&T attained a cash basis return on common equity of 19.25%, which entitled the participants to receive an award of 41.67% of their target payout. The applicable target percentage as set by the Compensation Committee for each NEO for the 2007-2009 performance unit cycle was as follows: Mr. King—90% of average base salary; Mr. Greene—60% of average base salary; Mr. Wilson—60% of average base salary; and Mr. Henson—60% of average base salary. Mr. Bible was not employed by BB&T at the time of the inception of the 2007-2009 LTIP. The 2007-2009 LTIP unit awards paid for 2009 to the NEOs are reflected in column (g) of the 2009 Summary Compensation Table included under the “Compensation of Executive Officers” section below.

2007-2009 LTIP Cycle Payments

Name	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Actual LTIP Payment, Based on 2007-2009 Performance ($)(1)
Kelly S. King	$150,696	$602,784	$1,205,568	$276,343
Robert E. Greene	$67,927	$271,706	$543,412	$112,917
C. Leon Wilson III	$67,927	$271,706	$543,412	$112,917
Christopher L. Henson	$66,237	$264,946	$529,892	$112,655
Daryl N. Bible(2)	N/A	N/A	N/A	N/A

(1)	Under the approved formula, the actual payment is based on average salary over the three-year performance cycle. When the threshold, target and maximum payments were established in 2007, such payments were based on each executive’s base salary for 2007 with assumptions made for increases in base salary for subsequent years in the performance cycle. Actual payments are based on the actual salaries paid during the performance cycle.
(2)	Mr. Bible was not employed by BB&T at the time of the inception of the 2007-2009 LTIP.

For 2009, the Compensation Committee established the 2009-2011 LTIP cycle and provided that the performance criteria would be average cash basis return on common equity for the three-year performance cycle, with a threshold goal of 4.57%, a target goal of 12.54% and a maximum goal of 17.49%. The threshold, target and maximum goals were based, respectively, on the 25th, median and 75th percentile levels of the Peer Group’s average cash basis return on common equity for the three-year period ending December 31, 2008. The Compensation Committee approved each NEO’s individual target payouts at 60% of average base salary, except for Mr. King, whose target payout was set at 105% of average base salary. The estimated target, threshold and maximum payments under the 2009-2011 LTIP unit awards are reflected in the 2009 Grants of Plan-Based Awards Table included under the “Compensation of Executive Officers” section below.

TARP Incentive Reductions

On June 10, 2009, the U.S. Department of the Treasury issued an interim final rule on standards for compensation and corporate governance for TARP participants (the “Rule”). Among other things, the Rule clarified that certain executive compensation and corporate governance standards imposed by TARP did not become effective until June 15, 2009.

On June 17, 2009, BB&T exited TARP by repurchasing the preferred stock sold to the U.S. Department of the Treasury under the Capital Purchase Program in November 2008. To comply with its TARP obligations, BB&T was prohibited from paying or accruing bonuses or other incentive awards for its “senior executive officers” (which includes Messrs. King, Greene, Wilson and Henson) attributable to the two days between the effective time of the Rule and BB&T’s exit from TARP. Accordingly, BB&T reduced the 2009 Bonus Plan payments, the 2007-2009 LTIP payments and the 2007-2009 performance-based restricted stock units for the covered NEOs on a pro-rated basis over the applicable service period. Because BB&T was only subject to this requirement for two days, these pro-rata reductions are immaterial (the aggregate cash reductions are approximately $14,000 for all covered NEOs). The TARP related incentive payment reductions are set forth in footnote 3 to the 2009 Summary Compensation Table and footnote 8 to the 2009 Outstanding Equity Awards at Fiscal Year-End table, each of which appears in the section entitled “Compensation of Executive Officers.”

Recent Development. The TARP incentive reductions discussed above were approved by the Compensation Committee at a meeting held on February 23, 2010. The U.S. Department of the Treasury subsequently issued interpretive guidance relative to the compensation and corporate governance standards established by the Rule (the “FAQs”). The FAQs clarify that, for the purposes of the Rule, a participating institution is considered to have exited TARP on the day it received all necessary approvals to exit rather than on the day of actual repayment. While BB&T’s actual TARP repayment occurred on June 17, 2009, BB&T received approval for this action in advance of the effective date of the Rule. Accordingly, BB&T believes that the TARP incentive reductions were not required. BB&T and the Compensation Committee will consider what actions, if any, are appropriate or necessary in light of this new guidance.

Employment Agreements

BB&T uses employment agreements to secure the services of key talent within the highly competitive financial services industry. Generally, the employment agreements are entered into with high performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the executives relative to the needs of BB&T and its shareholders. All the NEOs have entered into employment agreements with BB&T. Each employment agreement includes provisions (a) prohibiting the executive from competing against BB&T (or working for a competitor) if the executive leaves BB&T, (b) providing for payments if the executive is terminated by BB&T for other than “just cause” or if the executive voluntarily terminates his employment with BB&T for “good reason,” and (c) providing for payments if the executive is terminated for any reason following a “change of control,” other than a termination for “just cause.” These arrangements define compensation and benefits payable to the NEOs in certain termination and certain merger and acquisition scenarios, giving them some certainty regarding their individual outcomes under these circumstances. BB&T believes these arrangements appropriately minimize the distraction of the NEOs in the event of certain merger and acquisition scenarios, allowing them to remain neutral and focused on maximizing shareholder value. In addition, the noncompetition provisions protect BB&T from a competitive disadvantage if one of the NEOs were to leave the Corporation to work for a competitor. The Compensation Committee approves Executive Management’s initial employment agreements and then reviews the agreements on an as-needed basis, based on market trends or on changes in BB&T’s business environment.

The employment agreements with each member of Executive Management (which includes the NEOs) have a thirty-six-month term that automatically extends monthly by an additional month, absent contrary notice by either party. Information provided by the compensation consultant from the 2006 comprehensive review, which was re-confirmed in 2008, showed that providing three-year contract terms is a common practice within the financial services industry. The Compensation Committee believes that a three-year term provides appropriate incentives for retention and protections against unjustified terminations, while bringing BB&T’s practices in line with other financial services companies. The employment agreements with the NEOs provide that any bonus or incentive compensation paid to the executive while BB&T is subject to TARP (which BB&T is no longer subject to) will be subject to recovery by BB&T if the payments were based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate. The employment agreements also provide for reductions in payments to the extent necessary to avoid exceeding the limits established by Section 280G of the Code. Payments in excess of these limits are often referred to as “excess parachute payments” and exceeding the 280G limits generally triggers an excise tax on the payments.

The employment agreements for each of the NEOs are described in greater detail under “Compensation of Executive Officers—Narrative to 2009 Summary Compensation Table” and “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control.” For a description of the material terms of the employment agreements for the NEOs, including the definitions of the terms “just cause,” “good reason” and “change of control,” and the potential values of severance and change of control compensation under such agreements, see “Compensation of Executive Officers—Narrative to 2009 Summary Compensation Table” and “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control” below.

Pension Plan

The NEOs participate in the BB&T Corporation Pension Plan, a tax-qualified defined benefit retirement plan for eligible employees, on the same basis as other similarly situated employees. The Pension Plan provides retirement benefits based on length of service and salary level leading up to retirement with benefits increasing substantially as a participant approaches retirement. BB&T believes the retirement benefits provided by the Pension Plan are meaningful in their own right. Moreover, BB&T also views the Pension Plan as an important retention tool for the NEOs and other highly compensated employees in the later stages of their careers because the Pension Plan benefits could not easily be replicated upon the employee’s departure from the Corporation prior to retirement. The NEOs also participate in the BB&T Corporation Non-Qualified Defined Benefit Plan, which is an unfunded excess benefit plan maintained for the purpose of providing deferred compensation to certain highly compensated employees, including the NEOs (other than Mr. Greene). The primary purpose of the BB&T Corporation Non-Qualified Defined Benefit Plan is to supplement the benefits payable to participants under the Pension Plan to the extent that such benefits are curtailed by application of certain limitations in the Code. Without this supplemental plan, the retirement benefits earned by the NEOs would be severely reduced and the Compensation Committee believes that this supplemental plan, as used in conjunction with the Pension Plan, assures that BB&T will receive the executive retention benefits of the Pension Plan.

Mr. Greene is the only NEO who participates in the BB&T Corporation Target Pension Plan, a supplemental executive retirement plan, which is more fully described in “Compensation of Executive Officers—Narrative to 2009 Pension Benefits Table” below. The Target Pension Plan is a plan that was made available only to former employees of Southern National Corporation prior to the merger of equals with BB&T in 1995, and Mr. Greene is the only NEO who is a former employee of Southern National Corporation. Supplemental executive retirement plans are frequently used by companies as a recruitment device to attract executives who forfeit meaningful retirement benefits when they change employers. Since BB&T has a strong, long-standing preference to promote from within, BB&T does not typically provide its employees, including the NEOs, with supplemental executive retirement plans.

Perquisites Practices

BB&T provides the NEOs with perquisites and other personal benefits that BB&T believes are reasonable and consistent with BB&T’s overall compensation program to better enable BB&T to attract and retain superior employees for key positions. In 2009, BB&T provided the NEOs with perquisites related to (i) the maintenance of a residential security system (previously installed by BB&T), (ii) cash benefit adjustments pursuant to an election to opt out of BB&T group term life insurance coverage, and (iii) the reimbursement of moving-related expenses. The residential security system benefit is provided for the protection of the NEOs and to reduce the risk to BB&T from the loss of a key executive. BB&T has encouraged members of senior management (including the NEOs) to opt out of the Corporation’s group term life insurance coverage and to have the portion of the group term life insurance premium that would have been paid by BB&T applied to a policy owned by the individual and provided through BB&T Insurance Services, Inc., a wholly-owned subsidiary of BB&T. This benefit encourages members of senior management, including the NEOs, to purchase life insurance from a BB&T-owned company at no additional cost to BB&T. This process reduces the group insurance cost for BB&T. Mr. Bible’s relocation package is comparable to the relocation expenses provided to other senior officers of BB&T. BB&T does not provide Executive Management, including the NEOs, with perquisites such as personal club memberships, vacation houses or apartments or personal travel on corporate aircraft.

Other Employee Benefits

During 2009, BB&T maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible employees of BB&T. These plans consist of the following:

•	the BB&T Corporation 401(k) Savings Plan, which in 2009 permitted employees to contribute up to 50% of their compensation, with BB&T matching up to 6% of their contribution;

•

the BB&T Corporation Non-Qualified Defined Contribution Plan, which is designed to supplement the benefits under the BB&T Corporation 401(k) Savings Plan to the extent such benefits are curtailed by the application of certain limits imposed by the Code (during 2009, eligible participants in the Non-Qualified Defined Contribution Plan were permitted to defer up to 50% of their cash compensation with certain participants eligible to receive a matching contribution up to 6% of their contribution);

•	a health care plan that provides medical and dental coverage for all eligible employees; and

•	certain other welfare benefits (such as sick leave, vacation, etc.).

Benefits for the NEOs are determined by the same criteria applicable to all BB&T employees. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with BB&T. These benefits help BB&T to be competitive in attracting and retaining employees. Benefits also help to keep employees focused without distractions related to paying for health care, adequate savings for retirement and similar issues. The Compensation Committee concluded that these employee benefit plans are consistent with plans provided by the Peer Group to their named executive officers and with industry standards.

BB&T also provides disability insurance for the benefit of its employees (including each of the NEOs) which, in the event of disability, pays the employee 50% of their monthly compensation, subject to a cap of $35,000 per month. Under this program, employees may select heightened disability coverage with a benefit that pays 60% of their monthly compensation, however, employees are required to pay the additional premium (over that already paid by BB&T to receive the standard 50% coverage) to receive this heightened level of coverage. If a member of Executive Management, including the NEOs, were to become disabled and the insurance benefit was limited due to the monthly cap, BB&T would provide supplemental payments to the member of Executive Management to bring the monthly payment up to the selected coverage level. BB&T has never provided any supplemental payments in connection with this arrangement.

Executive Management Changes

Effective January 1, 2009, Daryl N. Bible succeeded Christopher L. Henson as Chief Financial Officer of BB&T. Mr. Henson became the Chief Operating Officer of BB&T to fill the position previously occupied by Kelly S. King, who became the Chief Executive Officer. Effective January 1, 2010, Mr. King succeeded John Allison as Chairman of the Board. Mr. Allison continues to serve as a member of the Board of Directors and has been re-nominated to serve for a one-year term that will expire at the Annual Meeting of Shareholders in 2011.

Stock Ownership

The Compensation Committee and BB&T’s Chief Executive Officer generally believe that members of Executive Management, including the NEOs, should accumulate meaningful equity stakes over time to further align their economic interests with the interests of shareholders, thereby promoting BB&T’s objective of increasing shareholder value. The long-term incentives used by BB&T also facilitate the acquisition of shares of BB&T Common Stock by the NEOs.

Pursuant to the Corporation’s Corporate Governance Guidelines, each member of Executive Management, including each NEO, is expected to own at least 5,000 shares of BB&T Common Stock throughout the full term of the officer’s service as a member of Executive Management. The required number of shares was increased from 2,500 to 5,000, effective as of January 26, 2010 and, accordingly, these shares may be acquired over the later of (i) a period of three years beginning January 26, 2010, or (ii) a period of three years beginning with the date of the initial election of the officer to Executive Management, as applicable. Currently, each of the NEOs except for Mr. Bible owns the requisite number of shares and BB&T expects that he will obtain the requisite share ownership within the allotted time frame. As discussed in “Corporate Governance Matters—Stock Ownership of Directors,” this requirement also applies to members of the Board of Directors. See the “Security Ownership” table above for a specific listing of the amount of BB&T Common Stock beneficially owned by each NEO.

Consistent with BB&T’s compensation philosophy of rewarding the NEOs based on the long-term success of BB&T, BB&T’s Code of Ethics and Insider Trading Policy prohibit all employees, including the NEOs, from speculative trading in BB&T Common Stock (including prohibitions on buying call options and selling put options for BB&T Common Stock) and place limitations on a NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of BB&T Common Stock.

Tax and Accounting Considerations

Tax Considerations

Section 162(m) of the Code and related regulations generally impose a $1 million cap on the deductibility of compensation paid to certain executive officers by a public corporation, unless an exception applies. One important exception is for qualified “performance-based compensation.” BB&T’s compensation philosophy and policies are intended to comply to the extent possible with Code Section 162(m). In typical years, when establishing and administering BB&T’s compensation programs, the Compensation Committee generally intends that performance-based compensation will be deductible under Code Section 162(m). However, BB&T retains the flexibility to pay compensation that is not eligible for such treatment if it is in the best interest of the Corporation to do so. However, the EESA, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), reduced the $1 million deduction cap to $500,000; extended coverage to the chief executive officer, the chief financial officer, and the three most highly compensated employees other than the chief executive officer and the chief financial officer; and removed the performance-based compensation exception. The $500,000 deduction limitation applies to compensation earned during a period when a TARP obligation is outstanding, regardless of when the compensation is paid. Because BB&T exited TARP during 2009, the $500,000 deduction limit for 2009 should only apply to NEO compensation for the portion of the taxable year in which a TARP obligation was considered to be outstanding. Thus, the $500,000 deduction limitation for 2009 should generally be pro rated based on the number of applicable days.

Accounting Considerations

BB&T is required to recognize the expense of all share-based awards (such as stock options and restricted stock units) in its income statement over the award’s minimum required service period. For each year presented, the restricted stock unit awards were less costly to BB&T relative to the expense for the stock option awards. This cost treatment contributed to the Compensation Committee’s decision to introduce restricted stock unit awards and to continue to use these awards. For the 2009 incentive stock awards, the Compensation Committee used the closing price of BB&T’s Common Stock on the grant date to determine the number of restricted stock unit awards.

As described above, BB&T’s executive compensation program establishes incentives based on financial objectives management believes are important to BB&T and its shareholders, including cash basis earnings per share, cash basis return on assets and cash basis return on common equity. These financial measures are determined by methods other than in accordance with GAAP. BB&T derives each of these non-GAAP performance metrics from its cash basis net income, which is a non-GAAP financial measure. Cash basis earnings per share, cash basis return on assets and cash basis return on common equity are each calculated in the same manner as their GAAP counterparts, except that cash basis net income is substituted for GAAP net income in each calculation. Cash basis net income is computed by adjusting net income as determined in accordance with GAAP to exclude certain non-cash gains and charges (such as amortization of intangibles and purchase accounting mark-to-market adjustments) and certain significant gains, losses or expenses that are unusual in nature and that are not likely to recur regularly or in predictable amounts (such as expenses and gains related to the consummation of mergers or acquisitions, costs related to integration of merged entities and restructuring charges). For the year ended December 31, 2009, BB&T’s cash basis net income available to common shareholders was computed by adjusting BB&T’s GAAP net income available to common shareholders of $729 million to exclude: (a) $55 million in connection with the amortization of intangibles and purchase accounting mark-to-market adjustments, (b) $24 million in connection with merger-related and restructuring charges, (c) a $17 million gain for the sale of the payroll processing business, (d) $47 million for accelerated amortization on preferred stock, (e) $16 million for a litigation reserve accrual, (f) $42 million for an FDIC special assessment, and (g) $10 million in other income tax adjustments. As a result of these non-GAAP adjustments, for 2009 BB&T computed cash basis net income available to common shareholders to be $906 million. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Conclusion

BB&T and the Compensation Committee review all elements of BB&T’s compensation program for the NEOs, including a tally sheet for each NEO delineating each element of the NEO’s compensation. When making a decision regarding any element of a NEO’s compensation, the Compensation Committee takes into consideration all other elements of the NEO’s compensation. In designing the various elements of the total compensation program, BB&T has taken great care to select elements that are performance-based and to use a variety of performance metrics that, on the whole, will encourage the achievement of short and long-term shareholder value. BB&T believes the total compensation for each NEO is reasonable and the components of BB&T’s compensation program for the NEOs are consistent with market standards and with comparable programs of the Peer Group. The compensation program for the NEOs is based on the financial performance of BB&T compared to both market medians and Peer Group performance and appropriately links executive performance to the annual financial and operational results of BB&T and the long-term financial interests of the shareholders. BB&T further believes that the foregoing compensation philosophy is consistent with BB&T’s corporate culture and objectives and has served and will continue to serve as a reasonable basis for administering the total compensation program of BB&T, both for the NEOs and all BB&T employees, for the foreseeable future.

COMPENSATION OF EXECUTIVE OFFICERS

2009 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus(2)(3) ($)	Stock Awards(4)(5) ($)	Option Awards(6)(7) ($)	Non-Equity Incentive Plan Compensation(3)(8) ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings(9) ($)	All Other Compensation(10) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kelly S. King	2009	$900,000	$373,691	$582,334	$881,999	$1,020,983	$1,275,235	$111,676	$5,145,917
Chief Executive Officer	2008	$667,063	$0	$572,577	$560,332	$861,663	$1,345,407	$136,177	$4,143,218
	2007	$643,500	$0	$529,518	$675,673	$1,546,559	$916,565	$131,428	$4,443,242

Robert E. Greene	2009	$469,350	$132,518	$173,535	$262,836	$376,954	$984,031	$61,391	$2,460,615
Senior Executive Vice President	2008	$451,550	$0	$258,385	$252,868	$386,488	$733,107	$80,200	$2,162,597
	2007	$434,000	$0	$238,083	$303,800	$699,828	$461,068	$83,046	$2,219,824

C. Leon Wilson III	2009	$469,350	$132,518	$173,535	$262,836	$376,954	$482,881	$52,600	$1,950,674
Senior Executive Vice President	2008	$451,550	$0	$258,385	$252,868	$386,488	$590,539	$70,715	$2,010,544

Christopher L. Henson	2009	$500,000	$141,172	$184,866	$280,000	$393,948	$243,494	$51,010	$1,794,490
Senior Executive Vice President and Chief Operating Officer	2008	$451,550	$0	$258,385	$252,868	$336,537	$290,792	$61,999	$1,652,131
	2007	$400,200	$0	$219,537	$280,137	$566,366	$92,656	$36,918	$1,595,814

Daryl N. Bible	2009	$350,000	$99,365	$129,408	$195,998	$198,135	$25,398	$73,309	$1,071,614
Senior Executive Vice President and Chief Financial Officer

(1)	In accordance with SEC regulations, the listed positions are those held as of December 31, 2009. For a discussion of changes to the Executive Management team that occurred during 2009 and January 2010, please refer to “Compensation Discussion and Analysis—Executive Management Changes.” In accordance with SEC regulations, information for Messrs. Wilson and Bible is only presented for 2008-2009 and 2009, respectively, because Messrs. Wilson and Bible were not deemed named executive officers for prior periods.
(2)	In accordance with SEC regulations, the amounts shown in column (d) reflect the relative performance bonus, as described in the Compensation Discussion and Analysis. Please also refer to footnote 3 regarding the TARP incentive reductions that were applicable for 2009.
(3)	As discussed under “Compensation Discussion and Analysis—TARP Incentive Reductions,” BB&T was prohibited from paying or accruing bonuses or other incentive awards for its “senior executive officers” (which includes the named executive officers listed in the proxy statement for the Annual Meeting of Shareholders that occurred on April 28, 2009 and who remained employees of BB&T during 2009; namely Messrs. King, Greene, Wilson and Henson) for the two days between the effective time of the U.S. Department of the Treasury’s interim final rule on TARP standards for compensation and corporate governance and BB&T’s exit from TARP. To comply with this obligation, BB&T has made a pro rata reduction to the each of the 2009 regular Bonus Plan and the 2009 relative performance bonus payments (in the amount of 2/365) and the 2007-2009 LTIP payment (in the amount of 2/1095). These reductions are reflected in the amounts shown for 2009 in columns (d) and (g). The table below provides detail on the reductions. For these purposes, Mr. Bible was deemed not to be a “senior executive officer.”

	Regular Bonus Plan Payments			Relative Performance Bonus			2007-2009 LTIP
Name	Original 2009 Bonus Plan	TARP Reduction	Total 2009 Bonus Plan	Original Relative Performance Bonus	TARP Reduction	Total Relative Performance Bonus	Original 2007-2009 LTIP	TARP Reduction	Total 2007-2009 LTIP
Kelly S. King	$749,250	$4,105	$745,145	$375,750	$2,059	373,691	$276,343	$505	$275,838
Robert E. Greene	$265,699	$1,456	$264,243	$133,248	$730	132,518	$112,917	$206	$112,711
C. Leon Wilson III	$265,699	$1,456	$264,243	$133,248	$730	132,518	$112,917	$206	$112,711
Christopher L. Henson	$283,050	$1,551	$281,499	$141,950	$778	141,172	$112,655	$206	$112,449
Daryl N. Bible	$198,135	$0	$198,135	$99,365	$0	99,365	n/a	$0	n/a

(4)	The grant date fair value for each restricted stock unit award listed in column (e) is $7.43 for 2009, $23.36 for 2008, and $34.60 for 2007. The amounts in column (e) reflect the dollar amount of fair value of the restricted stock unit grants received in each year. The assumptions used in the calculation of these amounts for awards granted in 2009, 2008 and 2007 are included in Note 11 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(5)	The grant date fair value of stock awards with the corresponding number of restricted stock units in 2009 are as follows: Mr. King—$582,334 for 78,376 units; Mr. Greene—$173,535 for 23,356 units; Mr. Wilson—$173,535 for 23,356 units; Mr. Henson—$184,866 for 24,881 units; and Mr. Bible—$129,408 for 17,417 units. The grant date fair value of stock awards with the corresponding number of restricted stock units in 2008 are as follows: Mr. King—$572,577 for 24,511 units; Mr. Greene—$258,385 for 11,061 units; Mr. Wilson—$258,385 for 11,061 units; and Mr. Henson—$258,385 for 11,061 units. The grant date fair value of stock awards with the corresponding number of restricted stock units in 2007 are as follows: Mr. King—$529,518 for 15,304 units; and Mr. Greene—$238,083 for 6,881 units; and Mr. Henson—$219,537 for 6,345 units.
(6)	The grant date fair value for each stock option award listed in column (f) is as follows: 2009—$2.59; 2008—$3.45; and 2007—$5.35. The amounts in column (f) reflect the dollar amount of the fair value of the stock option grants received in each year. The assumptions used in the calculation of these amounts for awards granted in 2009, 2008 and 2007 are included in Note 11 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(7)	The grant date fair value of option awards to the NEOs with the corresponding number of stock options in 2009 are as follows: Mr. King—$881,999 for 340,540 options; Mr. Greene—$262,836 for 101,481 options; Mr. Wilson—$262,836 for 101,481 options; Mr. Henson—$280,000 for 108,108 options; and Mr. Bible—$195,998 for 75,675 options. The grant date fair value of option awards to the NEOs with the corresponding number of stock options in 2008 are as follows: Mr. King—$560,332 for 162,415 options; Mr. Greene—$252,868 for 73,295 options; Mr. Wilson—$252,868 for 73,295 options; and Mr. Henson—$252,868 for 73,295 options. The grant date fair value of option awards to the NEOs with the corresponding number of stock options in 2007 are as follows: Mr. King—$675,673 for 126,294 options; Mr. Greene—$303,780 for 56,785 options; and Mr. Henson—$280,137 for 52,362 options.
(8)	Column (g) contains compensation paid to the NEOs under the Bonus Plan and the LTIP. Bonus Plan and LTIP payments occur when specific performance measures are achieved, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant. The detail relating to “Non-Equity Incentive Plan Compensation” found in column (g) to the 2009 Summary Compensation Table follows. Please also refer to footnote 3 regarding the TARP incentive reductions that were applicable for 2009.

Name	2009 Information		2008 Information		2007 Information
	2009 Bonus Plan	2007-2009 LTIP	2008 Bonus Plan	2006-2008 LTIP	2007 Bonus Plan	2005-2007 LTIP
Kelly S. King	$749,250	$276,343	$0	$861,663	$444,659	$1,101,900
Robert E. Greene	$265,699	$112,917	$0	$386,488	$203,928	$495,900
C. Leon Wilson III	$265,699	$112,917	$0	$386,488	n/a	n/a
Christopher L. Henson	$283,050	$112,655	$0	$336,537	$188,046	$378,320
Daryl N. Bible	$198,135	n/a	n/a	n/a	n/a	n/a

Mr. Bible was not a member of Executive Management in February 2007 when the 2007-2009 LTIP performance cycle was established so he was not entitled to an LTIP award payment for this period. In accordance with SEC rules, information for Mr. Wilson is only presented for 2008 and 2009 because he was not deemed a named executive officer for 2007. Information for Mr. Bible is only presented for 2009 because he was not deemed a named executive office for prior periods.
(9)	The amounts listed in column (h) are attributable to changes in the present value of the BB&T Corporation Pension Plan, the BB&T Corporation Non-Qualified Defined Benefit Plan and the BB&T Corporation Target Pension Plan, as applicable, for each of the NEOs. In accordance with SEC rules, no amounts reported in column (h) were attributable to above-market or preferential earnings on deferred compensation. For more on the NEO’s pension benefits and deferred compensation arrangements, please refer to “2009 Pension Benefits” and “2009 Non-Qualified Deferred Compensation” and the accompanying narratives below.
(10)	The detail relating to “All Other Compensation” for 2009 found in column (i) to the 2009 Summary Compensation Table is set forth in the Narrative to 2009 Summary Compensation Table, which follows.

Narrative to 2009 Summary Compensation Table

The following narrative focuses on NEO compensation for 2009. For a discussion that centers on compensation for 2008, please refer to the proxy statement for the annual meeting of shareholders that occurred on April 28, 2009. For a discussion that centers on compensation for 2007, please refer to the proxy statement for the annual meeting of shareholders that occurred on April 22, 2008. Copies of prior years’ proxy statements are available for review on the SEC’s website at www.sec.gov and will be mailed to shareholders upon written request.

All Other Compensation. The detail relating to the “All Other Compensation” for 2009 found in column (i) to the 2009 Summary Compensation Table is as follows:

Detail for All Other Compensation

Name	401(k) Match	NQDC Match	Benefit Adjustment	Bonus	Home Security	Life Insurance Premium	Relocation	Disability Reimbursement
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Kelly S. King	$14,700	$91,138	$2,298	$0	$3,540	$0	$0	$0
Robert E. Greene	$14,700	$37,211	$0	$9,338	$119	$23	$0	$0
C. Leon Wilson III	$14,700	$36,650	$0	$0	$242	$0	$0	$1,008
Christopher L. Henson	$14,700	$35,492	$0	$0	$818	$0	$0	$0
Daryl N. Bible	$14,700	$11,573	$0	$0	$286	$0	$46,750	$0

All Other Compensation consists of:

(a)	BB&T’s matching contribution under the BB&T Corporation 401(k) Savings Plan on behalf of the applicable NEO.
(b)	BB&T’s contribution to the BB&T Corporation Non-Qualified Defined Contribution Plan on behalf of the applicable NEO.
(c)	Cash benefit adjustment pursuant to election to opt out of BB&T group life insurance coverage for the applicable NEO.
(d)	A payment, adjusted for taxes, equal to that portion of the annual premium due on Mr. Greene’s whole life insurance policy for which BB&T is responsible under the terms of the Southern National Corporation Senior Officers Insurance Program Agreement assumed by BB&T in 1995.
(e)	Home security system annual maintenance costs for the applicable NEO.
(f)	$23 premium paid on endorsement split dollar life insurance policy that BB&T assumed in 1995.
(g)	Expenses associated with Mr. Bible’s relocation to Winston-Salem, NC.
(h)	BB&T provides disability insurance for the benefit of its employees (including each of the NEOs) which, in the event of disability, pays the employee 50% of their monthly compensation, subject to a cap of $35,000 per month. Under this program, employees may select heightened disability coverage with a benefit that pays 60% of their monthly compensation, however, employees are required to pay the additional premium (over that already paid by BB&T to receive the standard 50% coverage) to receive this heightened level of coverage. BB&T also offers a wellness program. Wellness program participants may receive a credit for a portion of the disability premium (whether paid by them or on their behalf), depending on their participation level in the wellness program and the disability coverage selected.

Compensation Program. For a discussion and analysis of the Corporation’s compensation program, including a discussion of each element of compensation provided to the NEOs for 2009, please refer to the “Compensation Discussion and Analysis” section above. As indicated in the 2009 Summary Compensation Table, salary and non-performance based bonuses (as determined in accordance with SEC rules) as a percentage of total annual compensation (as set forth in column (j) of the 2009 Summary Compensation Table) for each of the NEOs in 2009 were as follows: Mr. King—24.8%; Mr. Greene—24.5%; Mr. Wilson—30.9%; Mr. Henson—35.7%; and Mr. Bible—41.9%.

Change in Pension Value and Non-Qualified Deferred Earnings. For information regarding the formula for calculation of the pension values, see the discussion included in the “Narrative to 2009 Pension Benefits Table” below. Eligible employees are permitted to defer a percentage (up to 50% in 2009) of their cash compensation under the Non-Qualified Defined Contribution Plan. All cash compensation is eligible for deferral unless otherwise limited by Code Section 409A. Plan participants may choose deemed investments in the Non-Qualified Defined Contribution Plan that are identical to the investments offered in the tax-qualified plan with the exception that no contributions may be used to purchase BB&T Common Stock. Participants make an election upon entering the plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines.

401(k) Plan. The BB&T Corporation 401(k) Savings Plan is maintained to provide a means for substantially all employees of the Corporation and its subsidiaries to defer a percentage (up to 50% in 2009) of their cash compensation on a pre-tax basis. This Plan provides for the Corporation to match the employee’s contribution up to 6% of the employee’s compensation. The Corporation’s contributions to each of the NEOs during 2009 under the 401(k) Savings Plan are included under the “All Other Compensation” column in the 2009 Summary Compensation Table above. In accordance with SEC rules, since the 401(k) Savings Plan is a tax-qualified plan, it is not included in the 2009 Non-Qualified Deferred Compensation table below.

Employment Agreements. The Corporation and its wholly owned subsidiary, Branch Bank, have entered into Employment Agreements with each member of Executive Management, including each NEO. At December 31, 2009, there were ten members of Executive Management.

The Employment Agreements for all members of Executive Management (which includes the NEOs) provide a thirty-six month term that is automatically extended monthly for an additional month, absent contrary notice by either party. The term of any Employment Agreement may not be extended beyond the month in which such NEO reaches age 65. The Employment Agreements provide that the NEOs are guaranteed minimum annual salaries equal to their current annual base salaries and continued participation in incentive compensation plans that the Corporation or Branch Bank may from time to time extend to its similarly situated officers. During the term of the Employment Agreements, each NEO is entitled to participate in and receive, on the same basis as other similarly situated officers of the Corporation and Branch Bank, employee pension and welfare benefits and other benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that the Corporation or Branch Bank may from time to time extend to its officers.

The Employment Agreements for the NEOs provide that under certain circumstances upon leaving the employment of the Corporation and Branch Bank, the executive may not compete in the banking business, directly or indirectly, against the Corporation, Branch Bank and their affiliates. This prohibition generally precludes the NEO from working for a competitor with a banking presence that overlaps Branch Bank’s banking footprint. Additionally, the Employment Agreements for the NEOs prohibit the executive from soliciting or assisting in the solicitation of any depositors or customers of the Corporation or its affiliates or inducing any employees to terminate their employment with the Corporation or its affiliates. These noncompetition and nonsolicitation provisions generally will be effective until the first year anniversary of the NEO’s termination. These noncompetition provisions generally are not effective if the NEO terminates employment after a “Change of Control.” For a discussion of the potential payments that would be provided to each of the NEOs under their respective Employment Agreements in the event of such NEO’s termination, including in connection with a Change of Control of the Corporation, and a discussion of the terms “Just Cause” and “Change of Control,” please refer to the “Potential Payments Upon Termination or Change of Control” section below.

2009 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Kelly S. King
Stock Options	2/24/2009								340,540	$16.88	$881,999
Restricted Stock Units	2/24/2009							78,376			$582,334
Bonus Plan	2/24/2009	$374,625	$1,125,000	$2,250,000
2009-2011 LTIP(1)	2/24/2009	$244,220	$976,878	$1,953,756

Robert E. Greene
Stock Options	2/24/2009								101,481	$16.88	$262,836
Restricted Stock Units	2/24/2009							23,356			$173,535
Bonus Plan	2/24/2009	$132,849	$398,947	$797,894
2009-2011 LTIP(1)	2/24/2009	$73,266	$293,064	$586,128

C. Leon Wilson III
Stock Options	2/24/2009								101,481	$16.88	$262,836
Restricted Stock Units	2/24/2009							23,356			$173,535
Bonus Plan	2/24/2009	$132,849	$398,947	$797,894
2009-2011 LTIP(1)	2/24/2009	$73,266	$293,064	$586,128

Christopher L. Henson
Stock Options	2/24/2009								108,108	$16.88	$280,000
Restricted Stock Units	2/24/2009							24,881			$184,866
Bonus Plan	2/24/2009	$141,525	$425,000	$850,000
2009-2011 LTIP(1)	2/24/2009	$77,530	$310,120	$620,240

Daryl N. Bible
Stock Options	2/24/2009								75,675	$16.88	$195,998
Restricted Stock Units	2/24/2009							17,417			$129,408
Bonus Plan	2/24/2009	$99,068	$297,500	$595,000
2009-2011 LTIP(1)	2/24/2009	$54,271	$217,084	$434,168

(1)	LTIP awards are a component of the 2004 Stock Plan. The 2004 Stock Plan is an equity incentive plan. LTIP awards may be paid in the form of cash or stock at the discretion of the Compensation Committee. However, since 1996, awards have been paid only in the form of cash. For that reason, LTIP awards are disclosed under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of this table, and not the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns.
(2)	With respect to grants under each of the Bonus Plan and the 2009-2011 LTIP awards, the amounts shown in column (c) reflect the minimum payment level, which is 33.3% of the target amount shown in column (d) with respect to the Bonus Plan and is 25% of the target amount shown in column (d) with respect to the LTIP. The amount shown in column (e) is 200% of such target amount. When the threshold, target and maximum payments were established in 2009, such payments were based on each executive’s base salary for 2009 with assumptions made for increases in base salary for subsequent years in the performance cycle. The actual payment will be based on the actual average salary over the three-year performance cycle. For a discussion of the target opportunities established under each performance cycle, please refer to the “Compensation Discussion and Analysis” section above.
(3)	The amount shown in column (i) reflects the restricted stock units granted in 2009, which will result in the issuance of the number of shares of BB&T Common Stock indicated five years from the date of grant if the NEO remains employed by BB&T for the entire five-year service period.
(4)	In accordance with the 2004 Stock Plan, the option exercise price is the closing price of BB&T Common Stock on the date of grant.

Narrative to 2009 Grants of Plan-Based Awards Table

For a discussion of the awards presented in the 2009 Grants of Plan-Based Awards table and the material terms of the awards, please refer to the “Compensation Discussion and Analysis—Components of Executive Compensation” section above.

2009 Outstanding Equity Awards at Fiscal Year-End

Name	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Kelly S. King	47,252				$23.9375	2/22/2010	20,975	(7)	$532,136
	65,682				$36.5900	2/27/2011	15,276	(8)	$387,552
	66,858				$36.8400	2/26/2012				24,511	(9)	$621,844
	94,761				$32.6600	2/25/2013	78,376	(10)	$1,988,399
	87,727				$36.6800	2/24/2014
	100,000	25,000	(1)		$38.6400	2/22/2015
	69,774	46,516	(2)		$39.7300	2/21/2016
	50,517	75,777	(3)		$44.1500	2/20/2017
	32,483	129,932	(4)		$34.2900	2/26/2018
		340,540	(5)		$16.8800	2/24/2019

Robert E. Greene	39,409				$36.5900	2/27/2011	9,322	(7)	$236,499
	40,115				$36.8400	2/26/2012	6,868	(8)	$174,241
	51,555				$32.6600	2/25/2013				11,061	(9)	$280,618
	47,727				$36.6800	2/24/2014	23,356	(10)	$592,542
	45,652	11,413	(1)		$38.6400	2/22/2015
	31,010	20,674	(2)		$39.7300	2/21/2016
	22,714	34,071	(3)		$44.1500	2/20/2017
	14,659	58,636	(4)		$34.2900	2/26/2018
		101,481	(5)		$16.8800	2/24/2019

C. Leon Wilson III	16,449				$23.9375	2/22/2010	9,322	(7)	$236,499
	12,046				$36.5900	2/27/2011	6,868	(8)	$174,241
	13,100				$36.8400	2/26/2012				11,061	(9)	$280,618
	43,791				$32.6600	2/25/2013	23,356	(10)	$592,542
	41,363				$36.6800	2/24/2014
	44,202	11,051	(1)		$38.6400	2/22/2015
	31,010	20,674	(2)		$39.7300	2/21/2016
	22,714	34,071	(3)		$44.1500	2/20/2017
	14,659	58,636	(4)		$34.2900	2/26/2018
		101,481	(5)		$16.8800	2/24/2019

Christopher L. Henson	4,884				$23.9375	2/22/2010	6,292	(7)	$159,628
	4,926				$36.5900	2/27/2011	6,333	(8)	$160,668
	5,255				$36.8400	2/26/2012				11,061	(9)	$280,618
	9,688				$32.6600	2/25/2013	24,881	(10)	$631,231
	8,938				$36.6800	2/24/2014
	31,014	7,754	(1)		$38.6400	2/22/2015
	20,932	13,955	(2)		$39.7300	2/21/2016
	20,944	31,418	(3)		$44.1500	2/20/2017
	14,659	58,636	(4)		$34.2900	2/26/2018
		108,108	(5)		$16.8800	2/24/2019

Daryl N. Bible	20,380	81,522	(6)		$36.2200	1/31/2018	10,353	(11)	$262,656
	8,858	35,435	(4)		$34.2900	2/26/2018	6,684	(12)	$169,573
		75,675	(5)		$16.8800	2/24/2019	17,417	(10)	$441,869

(1)	Stock options vest at the rate of 20%/year, with vesting dates of 2/22/06, 2/22/07, 2/22/08, 2/22/09 and 2/22/10.
(2)	Stock options vest at the rate of 20%/year, with vesting dates of 2/21/07, 2/21/08, 2/21/09, 2/21/10 and 2/21/11.
(3)	Stock options vest at the rate of 20%/year, with vesting dates of 2/20/08, 2/20/09, 2/20/10, 2/20/11 and 2/20/12.
(4)	Stock options vest at the rate of 20%/year, with vesting dates of 2/26/09, 2/26/10, 2/26/11, 2/26/12 and 2/26/13.
(5)	Stock options vest at the rate of 20%/year, with vesting dates of 2/24/10, 2/24/11, 2/24/12, 2/24/13 and 2/24/14.
(6)	Stock options vest at the rate of 20%/year, with vesting dates of 1/31/09, 1/31/10, 1/31/11, 1/31/12 and 1/31/13.
(7)	A minimum average cash basis return on equity target of 19.95% during the period from January 1, 2006 through December 31, 2008 was met; the shares will vest 100% on 2/21/11. Market value as of 12/31/09 was $25.37 per share.
(8)	A minimum average cash basis return on equity target of 18.94% during the period from January 1, 2007 through December 31, 2009 was met; the shares will vest 100% on 2/20/12. Market value as of 12/31/09 was $25.37 per share. As discussed under “Compensation Discussion and Analysis—TARP Incentive Reductions,” BB&T is prohibited from paying or accruing bonuses or other incentive awards for its “senior executive officers” (which includes the named executive officers listed in the proxy statement for the Annual Meeting of Shareholders that occurred on April 28, 2009 and who remained employees of BB&T during 2009; namely Messrs. King, Greene, Wilson and Henson) for the two days between the effective time of the U.S. Department of the Treasury’s interim final rule on TARP standards for compensation and corporate governance and BB&T’s exit from TARP. To comply with this obligation, BB&T has made a pro rata reduction to the 2007-2009 performance-based restricted stock unit awards (in the amount of 2/1095). The table below provides detail on this reduction. For these purposes, Mr. Bible was deemed not to be a “senior executive officer” and he was not employed by BB&T at the time the 2007-2009 performance-based restricted stock units were awarded.

Name	Original 2007-2009 Performance- Based RSUs(#)	TARP Reduction(#)	Total 2007-2009 Performance-Based RSU(#)s
Kelly S. King	15,304	28	15,276
Robert E. Greene	6,881	13	6,868
C. Leon Wilson III	6,881	13	6,868
Christopher L. Henson	6,345	12	6,333
Daryl N. Bible	n/a	0	n/a
(9)	Vesting for performance-based restricted stock units is subject to a minimum average cash basis return on equity target of 16.26% during the period from January 1, 2008 through December 31, 2010; if the performance target is met, then shares will vest 100% on 2/26/13. Market value as of 12/31/09 was $25.37 per share.
(10)	Restricted stock units vest 100% on 2/24/14. Market value as of 12/31/09 was $25.37 per share.
(11)	Restricted stock units vest 100% on 1/31/13. Market value as of 12/31/09 was $25.37 per share.
(12)	Restricted stock units vest 100% on 2/26/13. Market value as of 12/31/09 was $25.37 per share.

Option Exercises and Stock Vested in 2009

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Kelly S. King	0	N/A	0	N/A
Robert E. Greene	0	N/A	0	N/A
C. Leon Wilson III	0	N/A	0	N/A
Christopher L. Henson	0	N/A	0	N/A
Daryl N. Bible	0	N/A	0	N/A

2009 Pension Benefits(1)

Name	Plan Name(2)	Number of Years Credited Service(3)(#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Kelly S. King	Q	35	$854,969	0
	NQ	35	$7,337,728	0

Robert E. Greene	Q	35	$799,388	0
	SERP	35	$4,409,119	0

C. Leon Wilson III	Q	33	$548,157	0
	NQ	33	$2,173,081	0

Christopher L. Henson	Q	25	$285,493	0
	NQ	25	$646,975	0

Daryl N. Bible	Q	2	$24,191	0
	NQ	2	$23,285	0

(1)	The 2009 Pension Benefits table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, determined using the measurement date, interest rate and mortality rate assumptions consistent with those used in BB&T’s financial statements. For these purposes, the credited years of service and present value of accumulated benefits were measured as of December 31, 2009.
(2)	Q = BB&T Corporation Pension Plan
NQ = BB&T Corporation Non-Qualified Defined Benefit Plan
SERP = BB&T Corporation Target Pension Plan
(3)	Each plan limits the years of credited service to a maximum of thirty-five years.

Narrative to 2009 Pension Benefits Table

The Corporation maintains the BB&T Corporation Pension Plan (the “Pension Plan”), the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Non-Qualified Defined Benefit Plan”), and the BB&T Corporation Target Pension Plan (the “Target Pension Plan”). For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of these plans, as set forth in the table above, please refer to Note 14 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included with the Annual Report on Form 10-K for the year ended December 31, 2009. A discussion of each of these plans is set forth below.

Tax-Qualified Defined Benefit Plan. The Corporation maintains the Pension Plan, a tax-qualified defined benefit retirement plan for eligible employees. Substantially all employees of the Corporation and its subsidiaries who have attained age 21 are eligible to participate in the Pension Plan after completing one year of service. Contributions to the Pension Plan are computed on an actuarial basis. A participant’s normal annual retirement benefit under the Pension Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation, plus .5% of the participant’s final average compensation in excess of Social Security covered compensation multiplied by the number of years of creditable service completed with the Corporation and certain of its subsidiaries up to a maximum of thirty-five years. A participant’s final average compensation is his or her average annual compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years that produce the highest average.

Non-Qualified Defined Benefit Plan. The Non-Qualified Defined Benefit Plan is designed to provide special supplemental retirement benefits to participants under the tax-qualified Pension Plan. The Non-Qualified Defined Benefit Plan is an unfunded, excess benefit plan maintained for the purpose of providing deferred compensation to certain highly compensated employees, including the NEOs (other than Mr. Greene). The primary purpose of this Plan is to supplement the benefits payable to participants under the Pension Plan to the extent that such benefits are curtailed by application of certain limitations contained in the Code. Benefits payable under this Plan are included in the table above.

Target Pension Plan. The Corporation also maintains the Target Pension Plan, which became effective January 1, 1989. The Target Pension Plan covers certain management employees of the Corporation and participating subsidiaries as designated by its administrative committee; however, only legacy employees of Southern National Corporation are eligible to participate. Under the Target Pension Plan, participants who retire either at or after age 55 with fifteen years of service under the Pension Plan, or at or after age 65, receive monthly retirement benefits equal to the greater of: (1) the difference between 55% of “final average monthly earnings” less the participant’s projected monthly benefits under the Pension Plan and 50% of the participant’s projected monthly “Social Security Benefit” as defined in the Target Pension Plan; or (ii) the difference between the monthly benefit the participant would have received under the Pension Plan, but for certain limitations imposed by the Code and the participant’s monthly benefit under the Pension Plan payable at the time the Target Pension Plan benefit commences. Benefits are payable in the form of a joint and 75% survivor annuity for married participants and a ten-year certain and life annuity for unmarried participants, and are reduced if payment commences prior to age 65. Mr. Greene is the only NEO who is a legacy employee of Southern National Corporation and accordingly is the only NEO who participates in the Target Pension Plan.

Early Retirement. Mr. King, Mr. Greene and Mr. Wilson (Mr. Wilson became retirement eligible in January 2010) have met the requirements for early retirement under the Corporation’s pension plans; Mr. Henson and Mr. Bible currently are not eligible for early retirement. Employees with at least 10 years of service who have attained age 55 are eligible to retire and begin receiving a reduced pension immediately. If an employee chooses to begin pension payments prior to normal retirement age, the payments are reduced based on a plan-specified reduction schedule.

2009 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
Kelly S. King	$91,138	$91,138	$59,150	$0	$4,311,653
Robert E. Greene	$113,276	$37,211	$21,535	$0	$2,058,995
C. Leon Wilson III	$36,650	$36,650	$297,841	$0	$1,263,486
Christopher L. Henson	$67,154	$35,492	$104,907	$0	$493,365
Daryl N. Bible	$40,488	$11,573	$11,320	$0	$63,380

(1)	In accordance with SEC rules, no amounts reported in columns (b), (c) or (d) were reported as compensation in the 2009 Summary Compensation Table because such amounts do not represent above-market or preferential earnings on compensation.
(2)	No amounts previously reported in the aggregate balance at last fiscal year end column (column (f)) were reported as compensation to the NEOs in previous years.

Narrative to 2009 Non-Qualified Deferred Compensation Table

Non-Qualified Defined Contribution Plan. The Corporation maintains the BB&T Corporation Non-Qualified Defined Contribution Plan (the “Non-Qualified Defined Contribution Plan”). This Plan is an unfunded, excess benefit plan that provides deferred compensation to certain highly compensated employees, including the NEOs. The purpose of this Plan is to supplement the benefits under the tax-qualified BB&T 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code (e.g., Code Section 402(g) and Code Section 415 limitations). During 2009, eligible employees were permitted to defer up to 50% of their cash compensation in the Non-Qualified Defined Contribution Plan with certain participants eligible to receive a matching contribution up to 6% of their contribution. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may choose deemed investments in the Non-Qualified Defined Contribution Plan that are identical to the investments offered in the tax-qualified plan with the exception that no contributions may be used to purchase BB&T Common Stock. Participants make an election upon entering this Plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines. This Plan is intended to provide participants in the Corporation’s incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans.

Potential Payments Upon Termination or Change of Control

The potential payments to the NEOs in the event of their termination or a change of control are discussed below. The following information generally is required to be presented as of December 31, 2009. As discussed in the “Compensation Discussion and Analysis,” BB&T has entered into Employment Agreements with each of the ten members of Executive Management, including each of the NEOs. In 2008, BB&T amended its Employment Agreements with each of the NEOs, among other things, to (a) limit the officer’s compensation so as not to exceed the amount allowable under applicable rules and regulations, and (b) provide that any bonus or incentive compensation paid to the executive will be subject to recovery by BB&T if the payments were based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate. These provisions are only applicable to the extent BB&T is subject to TARP. Several of the important provisions of these Employment Agreements are discussed in the “Compensation Discussion and Analysis” and the “Narrative to 2009 Summary Compensation Table,” both above, including the noncompetition and nonsolicitation conditions, which generally are a prerequisite to receiving termination payments under the Employment Agreements.

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits and awards under the Corporation’s compensation programs, including stock-based plans and retirement and other broad-based employee benefit plans. Many of these benefits and awards are fully vested, and each of the NEOs would receive all of their vested benefits and awards if their employment with the Corporation ends for any reason. Additionally, as of December 31, 2009, each of Messrs. King and Greene are over 55 years of age, have more than 10 years of service with the Corporation and are “retirement eligible” and, therefore, upon the end of their employment with the Corporation each would be entitled to accelerated vesting of all outstanding unvested equity awards, pro rata LTIP payments through their date of termination, and the full balance of their respective retirement accounts. Mr. Wilson became retirement eligible in January 2010; therefore assuming that Mr. Wilson’s employment ended on December 31, 2009 (which is the “as of” date that the tables below are required to be presented), he would not be entitled the benefits associated with being “retirement eligible.” To the extent that the vesting of any performance-based awards was accelerated in accordance with a NEO qualifying as “retirement eligible,” payments under the awards would remain subject to the Corporation’s actual performance and Code Section 409A’s six-month waiting period. Any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility and years of service) would be forfeited upon termination.

The following table describes the value of the vested benefits and awards that each of the NEOs would be entitled to receive following their employment with the Corporation, assuming that their employment ended on December 31, 2009.

Vested and Accrued Benefits Payable Upon Termination on 12/31/09

Name	Cash or Severance Payment	Vested Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)	Value of Pro Rata LTIP Payments (3)(5)	Welfare Benefits	Outplacement Benefits	Total
Kelly S. King	n/a	$10,425,188	$2,891,185	$3,529,931	$1,060,957	n/a	n/a	$17,907,261
Robert E. Greene	n/a	$6,532,072	$861,574	$1,283,900	$390,761	n/a	n/a	$9,068,307
C. Leon Wilson III	n/a	$3,704,420	$—	$—	$—	n/a	n/a	$3,704,420
Christopher L. Henson	n/a	$1,357,177	$—	$—	$—	n/a	n/a	$1,357,177
Daryl N. Bible	n/a	$33,128	$—	$—	$—	n/a	n/a	$33,128

(1)	Amounts for all the NEOs include estimated accrued employer contributions to the NEOs’ 401(k) Plan balances and Non-Qualified Defined Contribution Plan balances. Mr. King is fully vested in both the qualified pension plan and the Non-Qualified Defined Benefit Plan, and his amount reflects such balances. Mr. Greene is fully vested in the Target Pension Plan and his amount reflects such balance. Messrs. Wilson and Henson are partially vested in the Non-Qualified Defined Benefit Plan and their amounts reflect such balances.

(2)	A portion of the unvested stock options that are subject to acceleration have an exercise price that is less than $25.37, which was the closing price of BB&T’s Common Stock on December 31, 2009, the last business day of 2009.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. King and Greene were retirement eligible as of December 31, 2009; therefore, the vesting of their unvested stock options and restricted stock units would be accelerated and they would receive pro rata LTIP payments through their date of termination. Because Messrs. Wilson, Henson and Bible were not retirement eligible as of December 31, 2009, their unvested stock options, restricted stock units and LTIP payments are not considered “accrued and vested benefits.”
(4)	The projected payment of shares of common stock underlying performance-based restricted stock unit awards is subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, subject to Code Section 409A’s six-month waiting period. Accordingly, the NEOs may in fact receive all or none of the underlying shares at the end of the applicable performance period. In presenting the value of the outstanding performance-based restricted stock unit awards, it is assumed that the Corporation’s performance criteria would be met and that the underlying shares would be paid accordingly. Each restricted stock unit is valued at $25.37, which was the closing price of BB&T’s Common Stock on December 31, 2009, the last business day of 2009. Termination for “Just Cause” does not trigger an acceleration event for restricted stock unit awards; therefore, there is no incremental value for the acceleration of restricted units if the NEO is terminated for “Just Cause.”
(5)	For Messrs. King and Greene, the value presented includes the actual payments for the 2007-2009 LTIP cycle, as disclosed in column (g) of the 2009 Summary Compensation Table, and projected pro rata payments for the two other LTIP cycles that have not been completed. The projected pro rata LTIP payments are subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, and the payments being prorated through the NEO’s date of termination. For example, the pro rata LTIP payment for the 2009-2011 LTIP cycle would be pro rated by one-third to account for the NEO’s service through December 31, 2009 and no service during 2010 and 2011. In presenting the potential pro rata LTIP payments for three-year LTIP cycles that have not been completed, it is assumed that the Corporation’s performance criteria are met at the target level and that the LTIP payments are correspondingly made on a pro rata basis. Termination for “Just Cause” does not trigger the payment of LTIP awards; therefore, there is no incremental value for an LTIP payment award if the NEO is terminated for “Just Cause.”

Termination for Just Cause. The Corporation and Branch Bank have the right under the Employment Agreements to terminate the NEO’s employment at any time for “Just Cause” (which is generally defined as dishonesty, commission of a felony or willful disobedience). If the Corporation or Branch Bank terminates a NEO’s employment for “Just Cause,” the NEO will not have the right to receive any compensation or other benefits under the Employment Agreement for any period after such termination other than compensation that is earned but unpaid, unreimbursed expenses, and accrued and vested benefits.

Termination for Other than Just Cause. If a NEO’s employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the officer will be entitled to receive monthly payments of cash compensation (including salary, bonuses and deferred compensation) equal to one-twelfth of the highest annual amount of such compensation over the past three years (“Three-Year Term Termination Compensation”), and the officer will also receive employee welfare benefits, including health care, and outplacement services, for the full three-year term (or until age 65 if that is a shorter period).

In addition, if any of the NEOs’ employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s). The receipt by any of the NEOs of payments and other benefits under his Employment Agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable Employment Agreement, which are described above under the heading “Narrative to 2009 Summary Compensation Table—Employment Agreements.” The severance payments for a termination other than for “Just Cause” are further described in the table below.

Voluntary Termination for Good Reason. The NEOs have the right to terminate their employment voluntarily at any time for “Good Reason,” which is generally defined in the Employment Agreements to include a reduction in the NEO’s status, duties, salary or benefits. If a NEO voluntarily terminates his employment for “Good Reason,” he will be entitled to receive the “Three-Year Term Termination Compensation,” employee welfare benefits, including health care and outplacement services for the full three-year term (or until age 65 if that is a shorter period), and accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans. The receipt by any of the NEOs of payments and other benefits under his Employment Agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable Employment Agreement, which are described above under the heading “Narrative to 2009 Summary Compensation Table—Employment Agreements.” The severance payments for this type of termination are further described in the table immediately below.

Incremental Payments Upon Involuntary Termination for Other Than “Just Cause” or

Voluntary Termination for “Good Reason” Occurring on 12/31/09

Name	Cash or Severance Payment	Incremental Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)	Value of Pro Rata LTIP Payments (3)(5)	Welfare Benefits(6)	Outplacement Benefits	Total
Kelly S. King	$6,647,757	n/a	$—	$—	$—	$14,919	$20,000	$6,682,676
Robert E. Greene	$3,587,459	n/a	$—	$—	$—	$14,919	$20,000	$3,622,378
C. Leon Wilson III	$3,439,133	n/a	$861,574	$1,283,900	$390,761	$19,839	$20,000	$6,015,207
Christopher L. Henson	$3,053,748	n/a	$917,837	$1,232,145	$402,759	$19,839	$20,000	$5,646,328
Daryl N. Bible	$1,313,625	n/a	$642,481	$874,098	$70,000	$16,395	$20,000	$2,936,599

(1)	Pursuant to the terms of their respective Employment Agreements, none of the NEOs would be entitled to any additional payments for pension and supplemental retirement benefits.
(2)	A portion of the unvested stock options that are subject to acceleration have an exercise price that is less than $25.37, which was the closing price of BB&T’s Common Stock on December 31, 2009, the last business day of 2009.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. King and Greene were retirement eligible as of December 31, 2009; therefore, the vesting of their unvested stock options and restricted stock units will be accelerated and they will receive pro rata LTIP payments through their date of termination. Accordingly, there is no incremental value to these NEOs in connection with an involuntary termination other than for “Just Cause” or a voluntary termination for “Good Reason.”
(4)	In the event of an involuntary termination other than for “Just Cause” or a voluntary termination for “Good Reason,” the service period for the restricted stock unit awards would be waived. The projected payment of shares of common stock underlying any performance-based restricted stock unit awards remains subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, subject to Code Section 409A’s six-month waiting period. Each restricted stock unit is valued at $25.37, which was the closing price of BB&T’s Common Stock on December 31, 2009, the last business day of 2009.
(5)	The value presented includes the actual payment for the 2007-2009 LTIP cycle, as disclosed in column (g) of the 2009 Summary Compensation Table, and projected pro rata payments for the two other LTIP cycles that have not been completed. The projected pro rata LTIP payments are subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, and the payments being pro rated through the NEO’s date of termination. For example, the pro rata LTIP payment for the 2009-2011 LTIP cycle would be pro rated by one-third to account for the NEO’s service through December 31, 2009 and no service during 2010 and 2011. In presenting the potential pro rata LTIP payments for three-year LTIP cycles that have not been completed, it is assumed that the Corporation’s performance criteria would be met at the target level and the LTIP payments correspondingly would be made on a pro rata basis.
(6)	Amounts include life and medical benefits to be paid under the applicable Employment Agreement.

Change of Control. The Employment Agreements provide that if the NEO’s employment is terminated for any reason (other than for “Just Cause” or on account of the death of the NEO) within twelve months after a “Change of Control” (as defined below) of the Corporation or Branch Bank, the NEO will be entitled to receive the termination compensation and the other benefits described above under “Voluntary Termination for Good Reason.” However, in the event of a termination in connection with a Change of Control, the NEO generally will not be required to comply with the noncompetition and nonsolicitation provisions of the applicable Employment Agreement, which are described above under the heading “Narrative to 2009 Summary Compensation Table—Employment Agreements.”

A “Change of Control” is deemed to have occurred under the Employment Agreements if: (i) any person or group acquires 20% or more of the voting securities of the Corporation or Branch Bank, (ii) during any two-year period persons who were directors of the Corporation at the beginning of the two-year period cease to constitute at least two-thirds of the Corporation’s Board, (iii) the shareholders of the Corporation approve any merger, share exchange or consolidation of the Corporation with another company that would result in less than 60% of the voting securities outstanding after the merger, share exchange or consolidation being held by persons who were shareholders of the Corporation immediately prior to the merger, share exchange or consolidation, (iv) the shareholders of the Corporation approve a plan of complete liquidation or an agreement for the sale or disposition of substantially all of the Corporation’s assets or (v) any other event occurs that the Corporation’s Board of Directors determines should constitute a Change of Control. In addition, the Corporation’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the applicable individual will not be entitled to terminate his or her Employment Agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists. The severance payments in the event of a “Change of Control” termination are further described in the table below.

Incremental Payments Upon Involuntary Termination for a “Change of Control”

Occurring on 12/31/09

Name	Cash or Severance Payment	Incremental Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)	Value of Pro-Rata LTIP Payments (3)(5)	Welfare Benefits (6)	Outplacement Benefits	Reduction per Employment Agreement(7)	Total
Kelly S. King	$6,647,757	$—	$—	$—	$—	$14,919	$20,000	$867,164	$5,815,512
Robert E. Greene	$3,587,459	$—	$—	$—	$—	$14,919	$20,000	$136,096	$3,486,282
C. Leon Wilson III	$3,439,133	$—	$861,574	$1,283,900	$549,030	$19,839	$20,000	$3,219,553	$2,953,923
Christopher L. Henson	$3,053,748	$—	$917,837	$1,232,145	$560,660	$19,839	$20,000	$4,272,286	$1,531,943
Daryl N. Bible	$1,313,625	$—	$642,481	$874,098	$70,000	$16,395	$20,000	$1,613,149	$1,323,450

(1)	Pursuant to the terms of their respective Employment Agreements, none of the NEOs would be entitled to any additional payments for pension and supplemental retirement benefits.
(2)	A portion of the unvested stock options that are subject to acceleration have an exercise price that is less than $25.37, which was the closing price of BB&T’s Common Stock on December 31, 2009, the last business day of 2009. Amounts do not reflect the value of stock options as determined under provisions of Code Section 280G, as amended.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. King and Greene were retirement eligible as of December 31, 2009; therefore, the vesting of their unvested stock options and restricted stock units will be accelerated and they will receive pro rata LTIP payments through their date of termination, regardless of the type of termination. Accordingly, there is no incremental value to these NEOs in the event of a termination in connection with a “Change of Control.”
(4)	In the event of a “Change of Control,” any unvested restricted stock unit awards (including performance-based restricted stock unit awards) would vest and the underlying shares of BB&T Common Stock would become immediately payable.
(5)	The value presented includes the target payment for the 2007-2009 LTIP cycle and projected pro rata payments for the two other LTIP cycles that have not been completed. In the event of a termination in connection with a “Change of Control,” the NEO’s LTIP payment for the three-year LTIP cycles that have not been completed equals 100% of such NEO’s target for the applicable LTIP performance cycle, with the Corporation’s performance target deemed attained as of the date of the Change of Control, and such payment being prorated through the date of the Change of Control. For example, the pro rata LTIP payment for the 2009-2011 LTIP cycle would be pro rated by one-third to account for the NEO’s service through December 31, 2009 and no service during 2010 and 2011. Because the LTIP performance targets are deemed to be attained as of December 31, 2009 and the payments that are related to LTIP cycles that have not been completed and would not be subject to the Corporation’s actual performance.
(6)	Amounts include life and medical benefits to be paid under the applicable Employment Agreement.
(7)	Pursuant to the terms of each NEO’s Employment Agreement in effect as of December 31, 2009, the amount reflects the reduction to the NEO’s incremental payment so that such payment is not deemed an “excess parachute payment” under Code Section 280G, as amended.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of nonmanagement directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board of Directors, which include the applicable NYSE standards. The Compensation Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive plan, fixing the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other members of Executive Management.

The Compensation Discussion and Analysis section of this Proxy Statement is management’s report on the Corporation’s compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

As required by the EESA, the compensation committee certifies that: (1) it has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of BB&T; (2) it has reviewed with senior risk officers the company’s employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to BB&T; and (3) it has reviewed the company’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of BB&T to enhance the compensation of any employee.

Submitted by the Compensation Committee of the Board of Directors, whose current members are:

Jane P. Helm, Chair	J. Littleton Glover, Jr.
Jennifer S. Banner	Thomas E. Skains
Ronald E. Deal	Thomas N. Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors who constituted the Compensation Committee during some or all of 2009 were Jennifer S. Banner, Nelle R. Chilton, Ronald E. Deal, Tom D. Efird, J. Littleton Glover, Jr., Jane P. Helm, Thomas E. Skains and Thomas N. Thompson. Ms. Chilton and Mr. Efird retired from the Board effective December 31, 2009 per BB&T’s Director Retirement Policy. None of the individuals who served as a member of the Compensation Committee during 2009 were at any time officers or employees of the Corporation or any of its subsidiaries or had any relationship with the Corporation requiring disclosure under SEC regulations.

COMPENSATION OF DIRECTORS

In 2009, each non-management director of the Corporation received a $54,500 annual retainer, $50,000 in equity awards granted under the terms of the 2004 Stock Plan (see “Narrative to 2009 Director Compensation Table-Narrative to 2009 Director Compensation,” below), and $1,500 for each board and assigned committee meeting attended by the director. A fee of $50,000 was paid to John A. Allison IV, as the non-executive Chairman of the Board of Directors. An annual chair’s fee of $10,000, $5,000 and $2,500, respectively, was paid to the Chair of the Audit Committee, the Chair of the Compensation Committee and the Chair of the Nominating and Corporate Governance Committee for such service during 2009. A director who is an employee of the Corporation or its subsidiaries is not eligible to receive any retainer or fees for service on the Board of Directors.

2009 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)(3) ($)	Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
John A. Allison IV	$130,000	$13,203	$20,000	N/A	N/A	$518	$163,721
Jennifer S. Banner	$81,500	$13,203	$20,000	N/A	N/A	$—	$114,703
K. David Boyer, Jr.	$12,083	N/A	N/A	N/A	N/A	$4,950	$17,033
Anna R. Cablik	$78,500	$13,203	$20,000	N/A	N/A	$—	$111,703
Nelle R. Chilton(6)	$81,000	$13,203	$20,000	N/A	N/A	$5,252	$119,455
Ronald E. Deal	$81,500	$13,203	$20,000	N/A	N/A	$—	$114,703
Tom D. Efird(6)	$86,500	$13,203	$20,000	N/A	N/A	$—	$119,703
Barry J. Fitzpatrick	$77,000	$13,203	$20,000	N/A	N/A	$—	$110,203
J. Littleton Glover, Jr.	$25,667	N/A	N/A	N/A	N/A	$12,125	$37,792
L. Vincent Hackley	$78,500	$13,203	$20,000	N/A	N/A	$395	$112,098
Jane P. Helm	$81,500	$13,203	$20,000	N/A	N/A	$—	$114,703
John P. Howe III	$87,000	$13,203	$20,000	N/A	N/A	$—	$120,203
James H. Maynard	$80,000	$13,203	$20,000	N/A	N/A	$—	$113,203
Albert O. McCauley	$78,500	$13,203	$20,000	N/A	N/A	$861	$112,564
J. Holmes Morrison	$80,000	$13,203	$20,000	N/A	N/A	$4,377	$117,580
Nido R. Qubein	$80,000	$13,203	$20,000	N/A	N/A	$875	$114,078
Thomas E. Skains	$40,750	N/A	N/A	N/A	N/A	$—	$40,750
Thomas N. Thompson	$78,500	$13,203	$20,000	N/A	N/A	$250	$111,953
Stephen T. Williams	$78,500	$13,203	$20,000	N/A	N/A	$—	$111,703

(1)	Kelly S. King is not included in this table because during 2009 he was an employee of the Corporation and therefore received no compensation for his service as a director. The compensation received by Mr. King as an employee of the Corporation is shown in the 2009 Summary Compensation Table above.
(2)	In February 2009, each director received 1,777 restricted stock units with a grant date fair value of $7.43 for each restricted stock unit and 7,722 stock options with a grant date fair value of $2.59 for each stock option. The amounts in columns (c) and (d) reflect the grant date fair value for restricted stock units and stock option awards for the fiscal year ended December 31, 2009. The assumptions used in the calculation of these amounts for awards granted in 2009 are included in Note 11 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	The outstanding options and restricted stock units for each director as of December 31, 2009 were as follows:

Name	Options	RSUs
John A. Allison IV	1,926,572	71,157
Jennifer S. Banner	27,513	2,817
K. David Boyer, Jr.	0	0
Anna R. Cablik	25,793	2,817
Nelle R. Chilton	41,688	0
Ronald E. Deal	55,695	2,817
Tom D. Efird	33,121	0
Barry J. Fitzpatrick	7,722	1,777
J. Littleton Glover, Jr.	0	0
L. Vincent Hackley	55,773	2,817
Jane P. Helm	35,708	2,817
John P. Howe III	27,513	2,817
James H. Maynard	56,046	2,817
Albert O. McCauley	57,797	2,817
J.Holmes Morrison	109,558	2,817
Nido R. Qubein	55,986	2,817
Thomas E. Skains	0	0
Thomas N. Thompson	13,519	2,477
Stephen T. Williams	13,519	2,477

The outstanding options and restricted stock units consist of options that were granted to directors in 2005, 2006, 2007, 2008 and 2009, as well as unexercised options that were received prior to 2005 as a result of a director deferring all or a portion of his or her fees into the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan (the “Directors’ Plan”). The outstanding options for Mr. Morrison consist of options granted to him while he was an employee of Branch Bank (through July 2005) and the annual grants to directors in 2006, 2007, 2008 and 2009. The outstanding options and restricted stock units for Mr. Allison consist of options and restricted stock units granted to him while he was an employee of Branch Bank (through December 2008) and the annual grants to directors in 2009.
(4)	No amounts are recorded in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column because (i) directors do not have a “Directors’” pension plan, (ii) directors do not participate in BB&T’s Pension Plan, and (iii) the earnings on the Directors’ Plan were not above-market.
(5)	All other compensation consists of:

(a)	Home security annual maintenance costs for Mr. Allison.
(b)	Payment to Mr. Boyer of $4,950 for fees paid to serve as a local advisory board member for Washington, D.C.
(c)	Payment to Ms. Chilton of $5,252 for fees paid to serve as a local advisory board member for Charleston, WV.
(d)	Payment to Mr. Glover of $12,000 for fees paid to serve on the Branch Banking and Trust Company Board of Directors and $125 for fees paid to serve as a local advisory board member for Newnan, GA.
(e)	Payment to Dr. Hackley of $395 for fees paid to serve as a local advisory board member for Chapel Hill, NC.
(f)	Payment to Mr. McCauley of $861 for fees paid to serve as a local advisory board member for Fayetteville, NC.
(g)	Payments to Mr. Morrison of $4,377 for fees paid to serve as a local advisory board member for Charleston, WV.
(h)	Payment to Mr. Qubein of $375 for fees paid to serve as a local advisory board member for High Point, NC, and a $500 payment to the Nido Qubein Associates Scholarship Fund.
(i)	Payment to Mr. Thompson of $250 for fees paid to serve as a local advisory board member for Owensboro, KY.

(6)	Ms. Chilton and Mr. Efird retired from the Board effective December 31, 2009 per BB&T’s Director Retirement Policy.

Narrative to 2009 Director Compensation Table

State/Local Advisory Board Service. During 2009, and in conjunction with service on the Corporation’s Board, eight directors served as members of state and/or local advisory boards of Branch Bank and received compensatory fees for such service, as described in footnote (5) to the 2009 Director Compensation Table above.

Non-Employee Directors’ Deferred Compensation Plan. The Corporation maintains the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan, which was originally adopted in 1997 (the “Directors’ Plan”). Prior to January 1, 2005, the Directors’ Plan consisted of two sub-plans, the Deferred Compensation Sub-Plan and the Stock Option Sub-Plan, which permitted participating directors to defer payment of all or a portion of their annual directors’ compensation by investing such compensation in a deferred savings account and/or in nonqualified options to acquire BB&T Common Stock. Based on shareholder approval of the 2004 Stock Plan and the recommendation of the Compensation Committee, the Board of Directors amended the Directors’ Plan in February 2005 to terminate future investments under the Stock Option Sub-Plan effective as of January 1, 2005. Under the Deferred Compensation Sub-Plan, non-employee directors may elect to defer 50% or 100% of retainer fees, meeting fees or both into a deferred savings account. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments at the election of the director) upon termination of the director’s service on the Board (except for hardship withdrawals in limited circumstances). During 2009, eleven non-employee directors of the Corporation participated in the Deferred Compensation Sub-Plan.

Under the Stock Option Sub-Plan in effect prior to January 1, 2005, non-employee directors were permitted to make an election to defer, prior to the start of the year in which fees were to be earned, 50% or 100% of their retainer fees, meeting fees, or both, and apply that percentage toward the purchase of options to acquire BB&T Common Stock. Options were granted on July 1 of each year with respect to deferred retainer fees for the calendar year and deferred meeting fees earned in the first six months of the year. Options were granted on December 31 of each year for deferred meeting fees earned in the second half of the year. The option exercise price was equal to 75% of the average market value of BB&T Common Stock on the date of purchase. “Average market value” was defined as the average of the closing price of BB&T Common Stock as reported by the NYSE for the period of thirty consecutive trading days prior to the date of purchase. Options granted under the Stock Option Sub-Plan prior to January 1, 2005 may be exercised during the period beginning on a date six months after the date of grant and ending on the date ten years from the date of grant. In addition, all outstanding options acquired under the Stock Option Sub-Plan become fully exercisable in the event of a change of control of the Corporation. Options purchased under the Stock Option Sub-Plan are non-transferable except in the case of transfers by gift to immediate family members or related entities with the approval of the Compensation Committee or its designee. On December 31, 2009, eight non-employee directors of the Corporation held, in the aggregate and subject to the Stock Option Sub-Plan, options to acquire 171,710 shares of BB&T Common Stock at an average weighted exercise price of $26.04 per share.

Director Equity Awards. The Corporation maintains the 2004 Stock Plan, which provides for the grant of equity-based awards, including stock options and restricted stock units, to directors of the Corporation (as well as to eligible employees of the Corporation, including the NEOs). Historically, the Board of Directors has provided equity awards to its non-management members as a way of further aligning the interests of the Board with those of the shareholders. For non-employee directors serving during 2009, the Board approved $50,000 in the value of equity-based compensation paid to directors under the 2004 Stock Plan, with 60% of the compensation issued in the form of restricted stock units and 40% issued in the form of nonqualified stock options. The calculation for compensation to be delivered to the Board is the same as for employees of the Corporation, including the NEOs. For more detail on how these amounts are calculated, please see “Compensation Discussion and Analysis—Components of Executive Compensation—Incentive Stock Awards.”

BB&T’s 2009 stock option and restricted stock unit awards made to members of the Board of Directors vest 20% per year on each of the first five anniversaries of the date of grant. The exercise price for each stock option grant in 2009, including each award to non-employee members of the Board, was the market closing price on the date of grant. The option term for such option is ten years. Each restricted stock unit relates to a contingent share of BB&T Common Stock that is not earned or issued until the vesting criteria are met.

If a non-employee director’s board service is terminated due to retirement, disability or death, all options and restricted stock units granted to the director become fully vested (and exercisable, in the case of options) as of the date of retirement, disability or death. All such options may be exercised in whole or in part over the remaining term of each such option, and all such restricted stock units would be issuable as shares of BB&T Common Stock. If board service is terminated for any other reason, then all vested options on the date of termination would be exercisable by the former director for a period of thirty days after the date of termination, and all unvested options and restricted stock units outstanding as of the date of termination would be forfeited.

In the event of a change of control of the Corporation, all outstanding, unvested options granted to non-employee directors would become fully vested and exercisable pursuant to the terms of each such option. Similarly, upon a change of control of the Corporation, all unvested restricted stock units would become fully vested and a corresponding number of shares of BB&T Common Stock would be issuable to each director holding such restricted stock units.

Consulting Agreements. Mr. Deal and Mr. Qubein have executed consulting agreements with the Corporation to provide business development consulting services for a period of ten years following their retirement. They will receive a sum equal to the annual retainer paid to the Corporation’s directors in effect at the time they begin such service. Such directors have agreed not to serve as directors of, or advisers to, businesses that compete with the Corporation and its subsidiaries during the time they serve as consultants to the Corporation. Payments made to Mr. Deal under his consulting agreement will not begin until he retires from the Board of Directors. Code Section 409A may limit the ability of a non-employee director who provides consulting services to receive payments, such as restricted stock unit awards, on account of retirement.

Deferred Compensation Arrangement. Mr. Fitzpatrick, a director of the Corporation, receives payment from the Corporation pursuant to a deferred compensation arrangement that Mr. Fitzpatrick had previously entered into with First Virginia, which merged into the Corporation in 2003. As a result of that merger, the Corporation became responsible for the payment of the deferred compensation due Mr. Fitzpatrick by First Virginia. Under the terms of the deferred compensation arrangement, Mr. Fitzpatrick, as a former key employee of First Virginia, is entitled to receive fifteen annual payments of $98,913, with the first annual payment having been made in February 2005.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Loans to Executive Officers and Directors

A number of the Corporation’s directors, members of Executive Management, including the NEOs, and their affiliates are customers of the Corporation’s bank subsidiaries. All extensions of credit made to them are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and do not involve more than normal risk of collectibility or present other features unfavorable to the lenders. None of such credits are past due or are classified as non-accrual, restructured or potential problem loans.

Mr. Allison’s Prior Compensatory and Retirement Arrangements

John A. Allison IV, BB&T’s Chief Executive Officer prior to Mr. King, retired from the Corporation effective December 31, 2008. Upon retirement, Mr. Allison became eligible to receive the full balance of his retirement and pension accounts. In accordance with BB&T’s compensation policies, upon retirement Mr. Allison became entitled to accelerated vesting of all outstanding unvested equity awards and pro rata payments of prior LTIP awards through his date of termination. Payments under any outstanding performance-based awards remain subject to BB&T’s actual performance for the applicable performance period. In accordance with the foregoing, Mr. Allison has received LTIP award and performance-based restricted stock units for the 2007-2009 performance cycle as set forth in the table below. For additional information on the 2007-2009 LTIP and performance-based restricted stock unit awards, please refer to the Compensation Discussion and Analysis section.

Name	2007-2009 Performance Based Restricted Stock Units Earned (#)(1)	LTIP Payment, Based on 2007-2009 Performance ($)(2)
John A. Allison IV	26,782	$285,700

(1)	Due to Mr. Allison’s retirement, the additional two-year vesting period has been accelerated and the restricted stock units are 100% vested and will be issued as shares of BB&T Common Stock.
(2)	Mr. Allison’s LTIP payment was pro rated by 2/3 because he served two of the three years of the performance cycle.

Agreement on behalf of Mr. Morrison

In connection with the merger of One Valley Bancorp, Inc. into the Corporation in 2000, the Corporation agreed in the merger agreement that J. Holmes Morrison, a director, would be named to the Corporation’s Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be appointed to serve on the Executive and Risk Management Committee during such tenure.

Transactions with Affiliates

The Corporation has entered into a consulting services contract with Creative Services, Inc., an international management consulting firm owned by the children of Nido R. Qubein, a director of the Corporation, under which Creative Services, Inc. advises management by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $385,340 under this contract in 2009. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. Creative Services, Inc. will continue to provide consulting services to the Corporation in 2010 under the terms of its existing contract with the Corporation.

See also “Consulting Agreements” above.

PROPOSAL 2—APPROVAL OF AMENDMENTS TO THE CORPORATION’S ARTICLES OF INCORPORATION

The Board of Directors proposes that the shareholders approve an amendment to BB&T’s Articles of Incorporation, as amended (the “Articles”), to increase the number of authorized shares of Common Stock from 1,000,000,000 shares to 2,000,000,000 shares. The amendment would delete the number “1,000,000,000” in the first sentence and in clause (a) of Article IV of the Articles and substitute the number “2,000,000,000” in lieu thereof.

On February 24, 2010, BB&T had 691,504,957 shares of Common Stock outstanding. Additionally, approximately 237,000,000 shares of Common Stock are reserved for issuance for general corporate purposes, including in connection with BB&T’s stock option and other stock-based plans, future acquisitions and various of BB&T’s capital securities transactions.

The Board of Directors approved the amendment to the Articles of Incorporation on February 23, 2010, subject to shareholder approval. The additional authorized shares of BB&T Common Stock would be available for future issuance by BB&T and would give BB&T flexibility in its corporate planning and in responding to future business developments, including possible financings and acquisition transactions, stock splits or dividends, issuances under BB&T’s stock-based plans and other general corporate purposes. The Board of Directors of BB&T has authorized the issuance of Common Stock for such purposes in the past. Although BB&T has no present plans to issue additional shares of BB&T Common Stock, except as noted above, the Board believes that the availability of such shares will allow BB&T to act promptly in the event opportunities requiring the issuance of additional shares arise.

Under some circumstances, issuance of additional shares of Common Stock can dilute the voting rights, equity and earnings per share of existing shareholders. This increase in authorized but unissued shares of Common Stock can be used by the Board of Directors in the exercise of its fiduciary duties, to make a change in control of the Corporation more difficult. The Board of Directors has no present intention of issuing any common stock as an anti-takeover measure, but instead intends to issue Common Stock for the reasons discussed above. The Board of Directors believes that an increase in the number of authorized shares is advisable to give BB&T additional flexibility and to carry out its business strategy.

Authorized shares of Common Stock may be issued by the Board of Directors from time to time without further shareholder approval, except in situations where shareholder approval is required by state law or the rules of the New York Stock Exchange. Shareholders of BB&T have no preemptive right to acquire additional shares of Common Stock.

A majority of votes cast at the Annual Meeting is required to approve this proposal. Abstentions will not be included in determining the number of votes cast.

THE BB&T BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION AS SET FORTH IN PROPOSAL 2.

PROPOSAL 3—RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee of the Board of Directors has engaged the firm of PricewaterhouseCoopers LLP as its independent registered public accounting firm to examine the financial statements of the Corporation and certain of its subsidiaries for the year 2010, and to report on the consolidated balance sheets, statements of income and other related statements of the Corporation and its subsidiaries. The Corporation’s shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP for 2010. PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for the Corporation since March 19, 2002. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the shareholders. If shareholders do not ratify the decision of the Audit Committee to reappoint PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2010, the Audit Committee will reconsider its decision.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS BB&T’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

FEES TO AUDITORS

The following table shows the aggregate fees billed to the Corporation for professional services by PricewaterhouseCoopers LLP for fiscal years 2009 and 2008:

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$6,510,000	$5,642,000
Audit-Related Fees	2,209,000	1,227,000
Tax Fees	399,000	315,000
All Other Fees	260,000	3,000

Total	$9,378,000	$7,187,000

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of the Corporation’s consolidated financial statements for fiscal years 2009 and 2008, for the reviews of the financial statements included in the Corporation’s quarterly reports on Form 10-Q during fiscal years 2009 and 2008, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for other attest engagements under professional auditing standards, accounting and reporting consultations, internal control-related matters and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Of these amounts, there were no fees related to tax compliance services for review of federal and state tax returns for 2009 or 2008.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” The fees shown in this category for 2009 were for services rendered in connection with the centralization of BB&T’s financial reporting group and research software licensing and for 2008 were for research software licensing.

The Audit Committee considered the compatibility of the non-audit-related services performed by, and fees paid to, PricewaterhouseCoopers LLP in 2009 and the proposed non-audit-related services and fees for 2010 and determined that such services and fees are compatible with the independence of PricewaterhouseCoopers LLP. During 2009 and 2008, PricewaterhouseCoopers LLP did not use any leased personnel in connection with the audit.

PROPOSAL 4—SHAREHOLDER PROPOSAL REQUESTING REPORTS WITH RESPECT TO BB&T’S POLITICAL CONTRIBUTIONS AND RELATED POLICIES AND PROCEDURES

The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, Burlington, MA 01803-0990, beneficial owner of 3,200 shares of BB&T Common Stock, has submitted the following proposal. The Board of Directors recommends a vote “AGAINST” this proposal.

Resolved, that the shareholders of BB&T (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of BB&T, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

BB&T contributed at least $125,000 in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml).

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Statement of the Board of Directors in Opposition to the Shareholder Proposal

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPONENT’S PROPOSAL IS NOT IN THE BEST INTERESTS OF BB&T AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

As a financial holding company whose subsidiaries provide a complete range of financial services including banking, lending, insurance, trust and wealth management solutions, BB&T is extensively regulated under federal and state laws and regulations. Changes in the current regulatory environment for financial institutions may substantially impact the manner in which the Corporation and its subsidiaries operate and create value for shareholders. For this reason, the Board of Directors believes that active participation in the legislative process is in the best interests of the Corporation and its shareholders.

BB&T periodically participates in policy debates on issues to support the Corporation’s positions and, where permitted by law and deemed appropriate by management, contributes to candidates for public office and related organizations. However, it is BB&T’s policy not to use corporate funds to make contributions to political candidates, parties or committees. Instead, the Corporation sponsors political actions committees, known as PACs, which allow employees to pool their financial resources to support federal and state candidates who support effective legislation important to BB&T and its shareholders. All contributions to the PAC are voluntary, and any employee who contributes to the PAC may request a contribution by the PAC for a candidate or committee. Decisions regarding political contributions are ultimately subject to the oversight of the board of trustees for each PAC based on the best interests of BB&T.

As required by law, all BB&T PAC contributions are reported on a periodic basis to the Federal Election Commission and appropriate state election authorities. In addition, BB&T is required to comply with federal and state laws and regulations regarding the disclosure of certain lobbying activities. All such disclosures of BB&T’s political activities are publicly available, with certain information posted online by the Federal Election Commission. The Board of Directors believes that in light of BB&T’s policy prohibiting the use of corporate funds for political contributions and the fact that BB&T already provides all legally required disclosures regarding political contributions, this proposal is duplicative and unwarranted, and would cause the Corporation to expend unnecessary time and resources without providing any additional benefit to shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” PROPOSAL 4.

PROPOSAL 5—SHAREHOLDER PROPOSAL RELATING TO INDEPENDENCE OF THE CHAIRMAN OF THE BOARD OF DIRECTORS

The AFSCME Employees Pension Plan, 1625 L Street, NW, Washington, D.C. 20036-5687, beneficial owner of 3,877 shares of BB&T Common Stock, has submitted the following proposal. The Board of Directors recommends a vote “AGAINST” this proposal.

RESOLVED, that pursuant to Article IX section 4 of the Bylaws, the shareholders of BB&T Corporation (“BB&T”) amend the Bylaws to add the following text between the third and fourth sentences of Article V section 5:

“The Chairman shall be a director who is independent from the corporation. A director is not independent if he or she:

(a) in the last five years has (i) been employed by the corporation; (ii) received any compensation from the corporation, other than director or committee fees; (iii) been employed by, served as a director of or had a five percent or greater equity interest in an entity that makes payments to or receives payments from the corporation and either: (A) such payments account for one percent or more of the entity’s or the corporation’s consolidated gross revenues in any 12-month period in the last five years; or (B) if the entity is a debtor or creditor of the corporation, the amount owed exceeds one percent of the corporation’s or entity’s assets; (iv) been an employee or director of a foundation, university or other non-profit organization that receives donations from the corporation, or the director has been a direct beneficiary of any donations to such an organization; or (v) been an executive officer of another company where any of the corporation’s present executive officers serves or served on that other company’s compensation committee; or

(b) is the parent, child, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law of, or someone who shares a home with, a person described in any of the subsections in (a) above.

If the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of this Bylaw within 60 days of such determination. Compliance with this Bylaw shall be excused if no director who qualifies as independent is elected by the shareholders or if no director who is independent is willing to serve as Chairman. This Bylaw shall apply prospectively.”

The shareholders further amend the Bylaws to add “Except as provided in Article V section 5” at the beginning of the last sentence of Article V section 1, which provides that “Any two or more offices may be held by the same person.”

SUPPORTING STATEMENT

BB&T’s former CEO, John Allison IV, serves as chairman of BB&T’s board of directors. As Intel chairman Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?” Also, in our view, these roles require different skills and temperaments.

We urge shareholders to vote for this proposal.

Statement of the Board of Directors in Opposition to the Shareholder Proposal

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPONENT’S PROPOSAL IS NOT IN THE BEST INTERESTS OF BB&T AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

BB&T has long been committed to the highest standards of corporate governance, including Board independence. Fourteen of the eighteen director nominees are independent under the rules of the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines, and the Corporation’s Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors. The Board of Directors regularly monitors developments in the area of corporate governance “best practices” and periodically reviews and refines the Corporation’s Corporate Governance Guidelines in order to promote an environment within BB&T that is conducive to sound corporate governance.

The Board believes that the Chairman’s ability to preside over the normal Board meeting business sessions does not limit its ability to have open exchanges of views, and to address any issues the Board chooses, independently of the Chairman. In addition, much of the work of the Board is conducted through its committees, none of which is chaired by the Chairman of the Board. BB&T’s Corporate Governance Guidelines require non-management directors to meet in executive session at least three times a year and require independent directors to meet in executive session at least once a year, each without the presence of management, and all Board members have complete access to management and outside advisors.

Additionally, in January 2006, in order to more effectively manage corporate governance, the Board designated and appointed an independent “Lead Director,” who presides over executive sessions of the Board when the Chairman of the Board does not participate. The Lead Director must be an independent director under BB&T’s director independence standards, which include the requirements of the New York Stock Exchange. The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of BB&T. The Lead Director serves a two year term and may serve for multiple successive terms at the discretion of the Board. As enumerated in BB&T’s Corporate Governance Guidelines, several of the Lead Director’s specific responsibilities are to:

•	preside at all meetings of the Board in which the Chairman is not present;

•	suggest matters for inclusion on the Board agenda;

•

establish the agenda for, and preside over, executive sessions of the Board when the Chairman of the Board does not participate and confer with the Chairman promptly following those executive sessions to convey the substance of the discussions, subject to any limitations specified during the sessions;

•	lead the Board’s annual review and evaluation of BB&T’s executive management succession plan; and

•	lead the Board’s annual self-evaluation assessment.

The Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. The Board’s effective committee structure and full Board operations, including the role of the independent Lead Director, facilitate the non-management directors’ execution of their fiduciary responsibilities to provide proper oversight of management and the business and affairs of BB&T. As a result, the Board believes that mandating an independent Chairman, as the proponent suggests, is wholly unnecessary in achieving effective independent oversight.

The Board has adopted a flexible policy in BB&T’s Corporate Governance Guidelines regarding the issue of whether the position of Chairman should be filled by an independent director. It is the responsibility of the Board to elect its Chairman. The Board believes that the unified position of Chairman and Chief Executive Officer generally is in the best interests of BB&T and serves to provide open and timely communication between the Board and management. At this time, the Board believes there are a number of important advantages to combining the positions of Chairman and Chief Executive Officer. The Chief Executive Officer is the director most familiar with BB&T’s business and industry and is best situated to lead discussions on important matters affecting BB&T. Combining the Chairman and Chief Executive Officer positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy. A majority of BB&T’s peers and a majority of the S&P 500 companies currently do not have an independent Chairman. BB&T has combined the positions of Chairman and Chief Executive Officer for over 20 years and during that time BB&T has performed consistently well relative to the performance of its Peer Group. The Board appointed Kelly King, BB&T’s Chief Executive Officer, to serve as Chairman of the Board effective January 1, 2010 because it believes that Mr. King’s experience and leadership make him uniquely qualified to lead BB&T, especially during the current economic turbulence. Mr. King has served as a member of BB&T’s Executive Management for over 27 years, providing him with a deep institutional knowledge and perspective regarding BB&T’s strengths, challenges and opportunities.

The Board believes that the flexible policy regarding the selection of a Chairman allows the Board to select the style of leadership best able to meet the Corporation’s and shareholders’ needs based on the qualifications of individuals available and the circumstances existing at the time. The adoption of a bylaws amendment mandating an independent Chairman of the Board would rigidly limit the Board’s ability to select the director best suited to serve as Chairman based on then relevant, BB&T-specific facts, circumstances and criteria. The Board believes the proposed amendment would impose an unnecessary and potentially harmful restriction on the Board that is not in the best interests of BB&T or its shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” PROPOSAL 5.

PROPOSAL 6—SHAREHOLDER PROPOSAL REQUESTING A REPORT ON BB&T’S OVERDRAFT POLICIES AND PRACTICES

Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Bethesda, MD 20814, beneficial owner of at least $2,000 in market value of BB&T Common Stock, the Benedictine Sisters of St. Scholastica Monastery, 1301 South Albert Pike, Fort Smith, Arkansas, 72913-3489, beneficial owner of at least $2,000 in market value of BB&T Common Stock, the Benedictine Sisters of Mount St. Scholastica, 801 S. 8th Street, Atchison, KS 66002, beneficial owner of at least $2,000 in market value of BB&T Common Stock, and the Benedictine Sisters of Virginia, 9535 Linton Hall Road, Bristow, VA 20136-1217, beneficial owner of at least $2,000 in market value of BB&T Common Stock, have submitted the following proposal. The Board of Directors recommends a vote “AGAINST” this proposal.

WHEREAS:

Overdraft fees are often charged when banks choose to pay a customer’s debit card, check, ATM or other electronic transaction, even though the customer’s account lacks sufficient funds to cover the charges.

According to consumer protection organizations, financial institutions are engaged in abusive practices that maximize banking overdraft fee revenue, charging exorbitant fees that bear no relationship to the cost of covering an overdraft and they automatically enroll customers in the most expensive overdraft option available without their consent.

Overdraft fees are not generally included in discussions of predatory lending, but a new report by the Center for Responsible Lending (CRL), states that over 50 million Americans overdrew their checking account at least once over a 12-month period, with 27 million accountholders incurring five or more overdraft or non-sufficient funds (NSF) fees.

A new survey by the Consumer Federation of America (CFA), states the nation’s largest banks have increased the fee per overdraft occurrence and are more frequently charging additional fees if a customer’s account remains overdrawn for several days.

Overdraft fees are most typically triggered by debit card transactions and ATM withdrawals that could easily be denied for no fee. The FDIC found that nearly three-quarters of its banks’ service charge income was the result of overdraft and NSF fees.

Abusive overdraft charges target vulnerable customers: low-income, single, non-white, and renters; who repeatedly overdraw their account.

CRL has also found that approximately 80 percent of consumers would rather have their debit card transaction denied than have it covered for a fee, whether the transaction is for $5 or $40.

Based on FDIC data, banks and credit unions collected nearly $24 billion in overdraft fees in 2008. Overdraft fee income for banks and credit unions rose 35 percent from 2006 to 2008.

In response to the harm to consumers caused by abusive overdraft programs, Senator Dodd and Congresswoman Maloney each have introduced legislation that would curb overdraft fees, signaling a growing discontent with the practice.

Resolved:

That the shareholders request the Board of Directors to complete a report to shareholders, prepared at reasonable cost and omitting proprietary information by November 2010, evaluating overdraft policies and practices and the impacts these practices have on borrowers.

Supporting Statement:

In 2009, regulators approved credit card reforms that will limit banks’ ability to raise fees and interest rates and require greater disclosure about costs. Banks also will have to give customers the choice to opt into over-the-limit fees for credit cards. However, credit card laws do not address debit cards and other banking transactions. It is increasingly important that banks take proactive actions to address abusive overdraft charges that target vulnerable customers; especially in light of pending legislation.

Statement of the Board of Directors in Opposition to the Shareholder Proposal

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPONENT’S PROPOSAL IS NOT IN THE BEST INTERESTS OF BB&T AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

BB&T is an organization committed to its vision, mission and core values. In fact, BB&T’s mission is, in part, to help its clients achieve economic success and financial security. The proposal falsely implies that BB&T engages in certain “predatory” or “abusive” practices. In fact, BB&T was listed among the top 100 “Best Corporate Citizens” by Corporate Responsibility Officer magazine in 2007 and is consistently recognized by Fortune Magazine as one of America’s “Most Admired Companies.” Contrary to what the proposal suggests, we consider our business practices to be among the best in the industry. BB&T recognizes that in order to create superior long-term economic rewards for its shareholders, BB&T must provide excellent service to its clients, as clients are BB&T’s source of revenues.

BB&T already discloses in its SEC filings information regarding the sources of BB&T’s noninterest revenue, including service changes (such as overdraft fees on deposit accounts). Additionally, all Branch Bank locations provide clear and transparent disclosures that are designed to provide consumers with the most pertinent information regarding BB&T’s overdraft protection products. The Board believes that these disclosures provide an effective means for BB&T’s clients and shareholders to evaluate the Corporation’s overdraft policies and practices.

The Board has considered this proposal and believes that its adoption is unnecessary because BB&T does not engage in overdraft fee policies and practices that are “predatory” or “abusive.” Adoption of the proposal would not be in the best interests of BB&T’s shareholders because the report requested would be costly and is unnecessary in light of the comprehensive rules and regulations to which BB&T must adhere in its credit card and debit card operations.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” PROPOSAL 6.

OTHER MATTERS

Proposals for 2011 Annual Meeting

Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2011 Annual Meeting of Shareholders must present such proposal to the Corporation at its principal office in Winston-Salem, North Carolina by November 8, 2010 for the proposal to be considered for inclusion in the Corporation’s proxy statement.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder even if the proposal is not to be included in the Corporation’s proxy statement, BB&T’s bylaws, as amended effective October 23, 2007, provide that the shareholder must give timely notice in writing to the Secretary of the Corporation at least sixty days, but no more than ninety days, in advance of the first anniversary of the notice date of the Corporation’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than thirty days or delayed by more than sixty days from the first anniversary date of the prior year’s annual meeting. A proxy may confer discretionary authority to vote on any matter at an annual meeting if the Corporation does not receive proper notice of the matter within the time frame described above.

As to each matter, the notice must contain (in addition to any information required by applicable law): (i) the name and address of the shareholder who intends to present the proposal and the beneficial owner, if any, on whose behalf the proposal is made, (ii) the number of shares of each class of capital stock of the Corporation owned by the shareholder and such beneficial owner, (iii) a description of the business proposed to be introduced to the shareholders, (iv) any material interest, direct or indirect, which the shareholder or beneficial owner may have in the business described in the notice and (v) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable SEC proxy rules. See also “Corporate Governance Matters—Director Nominations” above.

Other Business

The Board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Kelly S. King

Chairman and Chief Executive Officer

Dated: March 8, 2010

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.	Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

1.	To elect eighteen nominees, namely: John A. Allison IV, Jennifer S. Banner, K. David Boyer, Jr., Anna R. Cablik, Ronald E. Deal, Barry J. Fitzpatrick, J. Littleton Glover, Jr., L. Vincent Hackley, PhD, Jane P. Helm, John P. Howe III, M.D., Kelly S. King, James H. Maynard, Albert O. McCauley, J. Holmes Morrison, Nido R. Qubein, Thomas E. Skains, Thomas N. Thompson and Stephen T. Williams.	☐	☐	☐

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name here: Nominee exception (s)

		FOR	AGAINST	ABSTAIN

2.	To approve an amendment to the Corporation’s articles of incorporation to increase the number of authorized shares of the Corporation’s common stock, par value $5.00 per share.	☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as BB&T’s independent registered public accounting firm for 2010.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSALS 4, 5 AND 6.

4.	To vote on a shareholder proposal requesting reports with respect to BB&T’s political contributions and related policies and procedures.	☐	☐	☐

5.	To vote on a shareholder proposal regarding an amendment to the Corporation’s bylaws to require an independent chair of the Board of Directors.	☐	☐	☐

6.	To vote on a shareholder proposal requesting a report on BB&T’s overdraft policies and practices.	☐	☐	☐

The undersigned acknowledges receipt of the Notice of the BB&T Annual Meeting and Proxy Statement.

Date , 2010

Signature(s)

Signature(s)

Title or Authority

Please insert date of signing. Sign exactly as name appears at left. Where stock is issued in two or more names, all should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal.

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PLEASE DETACH HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

BB&T	VOTE BY INTERNET OR TELEPHONE 24 Hours a Day—7 Days a Week Save your Company Money—It’s Fast and Convenient

Your telephone or Internet vote authorizes the named attorneys-in-fact to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card. Telephone and Internet voting facilities will close at 11:59 p.m. Eastern Daylight Time on April 26, 2010.

TELEPHONE		INTERNET		MAIL
1-800-830-3542		https://www.2voteproxy.com		PROXY TABULATOR PO BOX 859232 BRAINTREE, MA 02185-9919

•Use any touch-tone telephone •Have your proxy form in hand •Follow the simple recorded instructions	OR	•Go to the website address listed above •Have your proxy form in hand •Follow the simple instructions	OR	•Mark, sign and date the proxy card •Detach the proxy card below •Return the proxy card in the postage-paid envelope provided

CALL TOLL-FREE TO VOTE: 1-800-830-3542

BB&T CORPORATION

ANNUAL MEETING APRIL 27, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BB&T CORPORATION

The undersigned shareholder of BB&T Corporation, a North Carolina corporation (“BB&T”), appoints Kelly S. King, Christopher L. Henson and Frances B. Jones, or any of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of BB&T that the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at Embassy Suites, 460 North Cherry Street, Winston-Salem, North Carolina 27101, on Tuesday, April 27, 2010 at 11:00 a.m. Eastern Daylight Time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED:

•	“FOR” THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1,

•	“FOR” PROPOSALS 2 AND 3, AND

•	“AGAINST” PROPOSALS 4, 5 AND 6.

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED ATTORNEYS-IN-FACT.

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Letter to Shareholders

Notice of Annual Meeting of Shareholders to be Held April 27, 2010

General Information

Security Ownership

Proposal 1—Election of Directors

Corporate Governance Matters

Section 16 Beneficial Ownership Reporting Compliance

Audit Committee Report

Compensation Discussion and Analysis

Compensation of Executive Officers

Compensation Committee Report on Executive Compensation

Compensation Committee Interlocks and Insider Participation

Compensation of Directors

Transactions with Executive Officers and Directors

Proposal 2—Approval of Amendments to the Corporation’s Articles of Incorporation

Proposal 3—Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2010

Proposal 4—Shareholder Proposal Requesting Reports with Respect to BB&T’s Political Contributions and Related Policies and Procedures

Proposal 5—Shareholder Proposal Relating to Independence of the Chairman of the Board of Directors

Proposal 6—Shareholder Proposal Requesting a Report on BB&T’s Overdraft Policies and Practices

Other Matters